UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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APPLICA INCORPORATED
3633 Flamingo Road
Miramar, Florida 33027
December 4, 2006
Dear Fellow Shareholder:
     The board of directors of Applica Incorporated has unanimously approved a merger agreement providing for the merger of Applica with an indirect subsidiary of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., which are two affiliated private investment funds. If the merger is completed, you will receive $6.00 in cash, without interest, for each share of our common stock that you own, and Applica will become an indirect wholly owned subsidiary of the Harbinger funds.
     You will be asked, at a special meeting of the Applica shareholders, to consider and vote on a proposal to adopt the merger agreement. After careful consideration, our board of directors approved the merger agreement and the merger and unanimously declared that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable for, fair to and in the best interest of Applica shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
     The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:
11:00 a.m., Eastern Standard Time, on December 28, 2006
3633 Flamingo Road, Miramar, Florida 33027
     The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information from documents we have filed with the Securities and Exchange Commission.
     Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the merger.
     Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
     Thank you in advance for your cooperation and continued support.

By Order of the Board of Directors,
/s/ Harry D. Schulman
Harry D. Schulman
Chairman of the Board, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
This proxy statement is dated December 4, 2006 and is first being mailed to shareholders on or about December 6, 2006.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF APPLICA INCORPORATED
TO BE HELD DECEMBER 28, 2006

To Our Shareholders:
     A special meeting of the shareholders of Applica Incorporated will be held on December 28, 2006 beginning at 11:00 a.m., Eastern Standard Time, at our executive offices located at 3633 Flamingo Road, Miramar, Florida 33027, for the following purposes:
     1. Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 19, 2006, between Applica and APN Holding Company, Inc. and APN Mergersub, Inc. (which are subsidiaries of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., and which we refer to, along with such funds, as Harbinger), pursuant to which, upon the merger becoming effective, each outstanding share of Applica common stock, par value $0.10 per share (other than shares owned by Applica or Harbinger), will be converted into the right to receive $6.00 in cash, without interest;
     2. Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient shares present or represented at the meeting to constitute a quorum or insufficient votes at the time of the meeting to adopt the merger agreement; and
     3. Other Matters. To transact such other business as may properly come before the special meeting or any adjournment thereof.
     Only holders of our common stock at the close of business on November 27, 2006 are entitled to notice of the special meeting and to vote at the special meeting, except that shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote at the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.
     The accompanying proxy statement provides you with information about the proposed merger and the special meeting.
     Your vote is very important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are eligible to vote on the record date for the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided to ensure that your shares will be represented at the meeting in the event you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement.
     If you fail to vote by proxy or in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the merger. If you are a shareholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.
     You have no dissenters’ rights of appraisal or other rights to demand fair value for your shares by reason of the merger. Accordingly, it is very important that you vote because even if you do not vote, if the merger is approved at the special meeting, you will cease to have any rights with respect to your shares other than the right to receive $6.00 in cash, without interest, for each share of Applica common stock that you own.
     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

By Order of the Board of Directors,
/s/ Harry D. Schulman
Harry D. Schulman
Chairman of the Board, President and Chief Executive Officer

ANNEXES:
Annex A — Agreement and Plan of Merger dated October 19, 2006
Annex B — Opinion of Banc of America Securities LLC
Annex C1 — Equity Funding Letter, dated October 19, 2006 (Harbinger Capital Partners Master Fund I, Ltd.)
Annex C2 — Equity Funding Letter, dated October 19, 2006 (Harbinger Capital Partners Special Situations Fund, L.P.)
* * * * *
     Windmere®, LitterMaid®, Belson ® and Applica® are registered trademarks of Applica. Black & Decker® is a trademark of The Black & Decker Corporation. All other trademarks that may appear in this proxy statement are the property of their respective owners.

SUMMARY
     The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Unless the context indicates otherwise, references to:
•	“Applica,” “we,” “our,” “ours,” and “us” refer to Applica Incorporated and its subsidiaries;

•	“Buyer” refer to APN Holding Company, Inc.;

•	“Merger Co” refer to APN Mergersub, Inc.;

•	“Harbinger Funds” refer to Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P.; and

•	“Harbinger” refer to the Harbinger Funds, Buyer and Merger Co, collectively.
The Parties to the Merger Agreement (page 15)
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
(954) 883-1000
     We are a Florida corporation and market and distribute a broad range of branded and private-label small household appliances. We market and distribute kitchen products, home products, pest control products, pet care products and personal care products. We market products under licensed brand names, such as Black & Decker®, and our own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®. Our customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean.
APN Mergersub, Inc.
APN Holding Company, Inc.
Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022
(212) 521-6970
     APN Mergersub, Inc., a Florida corporation, and APN Holding Company, Inc., a Delaware corporation, were formed by the Harbinger Funds for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and have de minimis assets and no operations. The Harbinger Funds are two affiliated investment funds that have committed to provide, at the effective time of the merger, an aggregate amount of up to $275 million of equity financing for the completion of the merger, including the approximately $93 million required to pay the merger consideration. The investment team responsible for the Harbinger Funds is located in New York City and manages in excess of $4 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans and notes in a predominantly long-only strategy.

The Special Meeting
     Time, Place and Date (page 16)
     The special meeting will be held on December 28, 2006, beginning at 11:00 a.m., Eastern Standard Time, at our executive offices located at 3633 Flamingo Road, Miramar, Florida 33027.
     Purpose of the Meeting (page 16)
     You will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 19, 2006, between Applica and Buyer and Merger Co (which are subsidiaries of the Harbinger Funds), pursuant to which, upon the merger becoming effective, each outstanding share of Applica common stock, par value $0.10 per share, (other than shares owned by Applica or Harbinger) will be converted into the right to receive $6.00 in cash, without interest.
     The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.
     Record Date, Voting and Quorum (page 16)
     All shareholders of record at the close of business on November 27, 2006, the record date for the special meeting, will be entitled to vote at the special meeting, except that shares of our common stock that are beneficially owned by Harbinger will not be eligible or entitled to vote at the special meeting. See “The Florida Control Share Act and Harbinger’s Share Ownership” on page 59 for an explanation as to why Harbinger is not entitled to vote at the special meeting. Those shareholders entitled to vote at the special meeting, will have one vote for each share of Applica common stock that they owned at the close of business on the record date.
     The holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.
     As of the record date, 25,001,100 shares of common stock were outstanding. As of the record date, Harbinger beneficially owned an aggregate of 9,830,800 shares of our common stock, representing approximately 39.3% of the outstanding shares of our common stock. Thus, the number of shares entitled to vote at the special meeting is 15,170,300 and the presence of the holders of common stock representing at least 7,585,151 votes will be required to establish a quorum.
     Required Vote (page 16)
     Under Florida law, the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to adopt the merger agreement. Thus, the affirmative vote of holders of common stock representing at least 7,585,151 votes will be required to approve the merger. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the merger.
     Shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote on the merger at the special meeting.
     Share Ownership of Directors and Executive Officers (page 62)
     As of the record date, our directors and executive officers held and were entitled to vote, in the aggregate, 2,753,985 shares of our common stock representing approximately 18.2% of the outstanding shares entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote all of their shares “FOR” the adoption of the merger agreement, and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The Florida Control Share Act and Harbinger’s Share Ownership (page 59)
     As of the record date, Harbinger beneficially owned an aggregate of 9,830,800 shares of our common stock, representing approximately 39.3% of the outstanding shares of our common stock. Under Florida law, Harbinger is not entitled to vote at the special meeting because its shares were purchased in various control share acquisitions. Accordingly, these shares presently have no voting rights.
     Voting and Proxies (page 17)
     Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail, or may vote in person at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as voting against the merger.
     Revocability of the Proxy (page 17)
     You can revoke or change your vote at any time before we vote your proxy at the special meeting by:
•	delivering a written notice to the corporate secretary of Applica before the special meeting that states that you revoke your proxy;

•	delivering a signed and dated new proxy card(s) before the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the special meeting and voting in person.
     Simply attending the special meeting will not revoke your proxy. If your shares are held in “street name” by your broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the special meeting.
Purposes and Effects of the Merger
     The principal purposes of the merger are to enable Harbinger to acquire all of the outstanding shares of our common stock that it does not currently own and to provide you the opportunity to receive a cash payment for your shares at a premium over the market prices at which the common stock traded before the public announcement of the merger agreement (and a premium over the market prices at which shares of our common stock traded prior to the public announcement of the execution of the initial merger agreement with NACCO Industries, Inc. and HB-PS Holding Company, Inc.). If the merger agreement is adopted by our shareholders, the other conditions to closing are satisfied and the merger is consummated, each share of our common stock will be converted into the right to receive $6.00 in cash, without interest.
     Following completion of the merger, we will become an indirect wholly-owned subsidiary of the Harbinger Funds and our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended.
Anticipated Closing of the Merger
     We are working to complete the merger as soon as possible. The merger will be closed after all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by our shareholders and the absence of legal prohibitions to the merger. We currently expect the merger to be completed shortly following the special meeting of shareholders, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed.

Recommendation of our Board of Directors (page 31)
     After careful consideration, our board of directors approved the merger agreement and the merger and unanimously declared that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable for, fair to and in the best interest of Applica shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
     In evaluating the merger, the board consulted with our management and legal and financial advisors and considered a variety of business, financial and other factors more fully described in this proxy statement.
Opinion of Our Financial Advisor (page 33 and Annex B)
     In connection with the merger, our financial advisor, Banc of America Securities LLC, delivered to the board a written opinion, dated October 19, 2006, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock, other than Harbinger and its affiliates, pursuant to the merger agreement. The full text of the written opinion of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. You are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to the board to assist the board in its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how shareholders should vote or act in connection with the merger.
Merger Agreement (page 45 and Annex A)
     A copy of the merger agreement is attached as Annex A to this proxy statement and a summary of the merger agreement is provided beginning on page 45 of this proxy statement. We encourage you to carefully read the merger agreement as it is the legal document that contains all of the terms of and conditions to the merger.
Interest of Our Directors and Executive Officers in the Merger (page 37)
     Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including:
•	our directors and executive officers will receive cash consideration for their vested and unvested in-the-money stock options in connection with the merger;

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers;

•	one of our executive officers holds $110,000 in principal amount of our 10% notes, which will be repaid in connection with the merger;

•	one of our directors is a principal of Mast Capital Management, LLC, which made a $20 million secured term loan to Applica in October 2005, and this loan will be repaid in connection with the merger;

•	while no agreements, arrangements or understandings have been entered into as of the date of this proxy statement, members of our management may enter into employment agreements with the surviving corporation; and
•	each of our executive officers is a party to an employment agreement which provides for severance arrangements in the event of termination after a change in control of Applica and each is also subject to our executive change of control severance plan.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.
Material United States Federal Income Tax Consequences of the Merger (page 41)
     For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our shareholders. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by such shareholder pursuant to the merger and such shareholder’s adjusted tax basis in the shares surrendered. That gain or loss will be capital gain or loss in the case of shares of our common stock that the shareholder holds as capital assets and will be long-term capital gain or loss if such shareholder has a holding period in those shares of more than one year at the time of the merger. Shareholders are urged to consult their own tax advisers as to the particular tax consequences of the merger to them.
Regulatory Approvals Required (page 43)
     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that certain merger and acquisition transactions that meet certain reporting thresholds may not be consummated until after both parties file separate pre-merger notification forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and observe the statutory waiting period. We and Harbinger filed pre-merger notification forms with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on November 2, 2006. On November 14, 2006, the Federal Trade Commission, on behalf of itself and the Antitrust Division of the Department of Justice, granted early termination of the statutory waiting period with respect to the merger.
     Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of articles of merger in Florida at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Procedure for Receiving Merger Consideration (page 46)
     As soon as practicable, but in any event no later than five business days following the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Applica shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
No Solicitation of Transactions (page 52)
     The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Applica. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board may respond to an unsolicited bona fide written offer for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.
Conditions to Closing the Merger (page 54)
     Before we can complete the merger, a number of conditions must be satisfied or waived, including:
•	our shareholders must adopt the merger agreement and all additional filings shall have been made and, if applicable, finalized;

•	no preliminary or permanent injunction or other order shall have been issued that would make completion of the merger unlawful;

•	consummation of the transactions contemplated by the merger agreement shall not be prohibited or made illegal by any law;

•	all applicable waiting periods under the Hart-Scott-Rodino Act shall have terminated or expired;

•	all other authorizations of or filings with any governmental entity required in connection with the consummation of the transactions contemplated by the merger agreement shall have been made or obtained, except where the failure to make or obtain such authorizations or filings would not, individually or in the aggregate, have a “material adverse effect” (as defined in the merger agreement) on either Buyer or Applica;

•	each party must have performed in all material respects all covenants required to be performed by it under the merger agreement;

•	the representations and warranties of Buyer and Applica (which shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of the merger agreement and shall be true and correct as of the closing of the merger with the same effect as though made as of the closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a “material adverse effect” (as defined in the merger agreement) on Buyer or Applica, as applicable; in addition Applica’s representations and warranties related to its capitalization shall have been true and correct in all material respects on the date of the merger agreement and shall be true and correct in all material respects as of the closing of the merger with the same effect as though made as of the closing;

•	each of the parties will have delivered closing certificates with respect to the satisfaction of the conditions relating to its representations, warranties and covenants;

•	the absence of any event, circumstance, change or effect since the date of the merger agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Applica and its subsidiaries, taken as a whole (except for changes in general economic conditions, general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Applica and its subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Applica and its subsidiaries, taken as a whole);

•	no action shall be pending, or threatened in writing, which Buyer’s board of directors determines, following the receipt of advice from its outside counsel, presents a reasonable likelihood of the occurrence of a “material adverse effect” (as defined in the merger agreement) on Applica or a material adverse effect on the business, financial condition or results of operations of the surviving corporation and its subsidiaries, taken as a whole; and

•	certain third-party consents must have been received in accordance with the terms and conditions of the merger agreement.
Termination of the Merger Agreement (page 55)
     Buyer and Applica may mutually agree to terminate the merger agreement at any time, including after the special meeting of our shareholders. In addition, the merger agreement may be terminated:
•	by us (provided we are not then in material breach of any covenant or in breach of any representation or warranty or other agreement) if:

•	Buyer or Merger Co breaches any of their respective representations, warranties, covenants or agreements under the merger agreement or any such representation and warranty has become untrue, in either case such that certain conditions to closing are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Buyer of notice of such breach; or

•	we represent to Buyer in writing that we have a bona fide good faith belief that the Harbinger Funds will not have sufficient cash on hand or capital commitments to satisfy their respective obligations on the anticipated closing of the merger agreement, and we request from Buyer evidence reasonably satisfactory to us that the Harbinger Funds will have sufficient cash on hand or capital commitments to satisfy their respective obligations on the anticipated closing of the merger agreement, and within 30 calendar days following Buyer’s receipt of such request, we do not receive from Buyer evidence reasonably satisfactory to us that the Harbinger Funds will have sufficient cash on hand or capital commitments to satisfy their respective obligations on the anticipated closing of the merger;
•	by Buyer (provided neither Buyer nor Merger Co is then in material breach of any covenant or in breach of any representation or warranty or other agreement) if there has been a breach by us of any of our representations, warranties, covenants or agreements under the merger agreement or any such representation and warranty has become untrue, in either case such that certain conditions to closing are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by us of notice of such breach;

•	by either Buyer or Applica if any order preventing or prohibiting consummation of the transactions contemplated by the merger agreement has become final and non-appealable;

•	by either Buyer or Applica if the merger is not completed by May 1, 2007;

•	by either Buyer or Applica if our shareholders do not approve the merger at the special meeting;

•	by Buyer if our board modifies, withdraws or fails to confirm its recommendation that our shareholders vote in favor of adopting the merger agreement within four business days after Buyer’s request to do so;

•	by Applica if its board authorizes it, subject to complying with the terms of the merger agreement, to enter into a written agreement with respect to a competing transaction proposal regarding a transaction that, if consummated, would result in a transaction more favorable to our shareholders than the merger, provided that Applica shall have, among other things:
•	not solicited, initiated or encouraged a competing transaction;

•	requested the return or destruction of all confidential information provided by or on behalf of Applica to all persons who have had discussions or negotiations or who have entered into confidentiality agreements with Applica pertaining to a competing transaction; and

•	promptly notified Buyer of Applica’s or any of its officers’, directors’ or representatives’ receipt of any inquiry or proposal relating to, a competing transaction;

•	given Buyer and Merger Co at least four business days prior written notice of its intention to terminate the merger agreement, attaching a description of all material terms and conditions of such competing transaction;

•	engaged in good faith negotiations with Buyer and Merger Co during the above mentioned four business day notice period with respect to such changes as Buyer and Merger Co may propose to the terms of the merger and the merger agreement;

•	had its board determine in good faith, after the board has consulted with its legal and financial advisors, that Buyer and Merger Co have not made a definitive, binding offer which is at least as favorable to our shareholders as the competing transaction; and

•	paid a termination fee in the amount of $4.0 million plus up to $2.0 million of reasonable, documented, third party, out of pocket expenses.
Termination Fees and Expenses (page 56)
     Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Harbinger a termination fee equal to $4.0 million, plus up to $2.0 million of reasonable documented, third party, out-of-pocket expenses.
     In addition, under certain limited circumstances, in connection with the termination of the merger agreement as a result of the inability to obtain necessary approvals under the Hart-Scott-Rodino Act, Harbinger will be required to pay us a termination fee equal to $75.0 million.
NACCO Litigation (page 60)
     On November 13, 2006, NACCO Industries, Inc. filed a lawsuit against us, Harbinger and certain entities and individuals affiliated with Harbinger in the Delaware Chancery Court. The complaint alleges a number of contract and tort claims against us and Harbinger relating to the termination of the merger agreement between us, NACCO and a NACCO subsidiary. We and Harbinger believe the claims are without merit and intend to vigorously defend the lawsuit.
Market Price of Our Common Stock (page 61)
     Our common stock is listed on the NYSE under the trading symbol “APN”. The closing price of our common stock on the NYSE as of September 13, 2006, the last trading day prior to the public announcement of the Harbinger offer, was $4.53 per share. The closing price of our common stock on the NYSE as of July 24, 2006, the day of the public announcement of the execution of the merger agreement with NACCO Industries, Inc. and HB-PS Holding Company, Inc., was $3.96 per share. The closing price of our common stock on the NYSE as of February 27, 2006, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Applica, was $1.90 per share.
Appraisal Rights (page 43)
     Under the Florida Business Corporation Act, shareholders of a Florida corporation are generally entitled to appraisal rights, and to obtain payment of the fair value of their shares in the event of certain corporate actions, including mergers. Certain exemptions under Florida law exist that deny or make unavailable the rights of shareholders to seek appraisal rights. One such exemption exists if a merging Florida corporation’s shares of stock are listed on the NYSE and the shareholder is to receive cash for their shares in the merging corporation at the effective time of the merger. This exemption is not applicable and appraisal rights are available under Florida law if any of the shares of the Florida corporation are being acquired by a person, or an affiliate of a person, who is, or at any time during the one year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights (i.e., the merger), was, the beneficial owner of 20% or more of the voting power of the corporation.
     Our shareholders have no dissenters’ rights of appraisal or other rights to demand fair value for their shares by reason of the merger for the following reasons:
•	our common stock is listed on the NYSE;

•	our shareholders will receive cash at the effective time of the merger as consideration for their shares; and

•	because of Florida’s Control Share Act, Harbinger has no power to vote any of the shares of Applica common stock that it beneficially owns or has the power to direct the vote over, at the special meeting.
     Accordingly, it is very important that you vote because even if you do not vote, if the merger is approved at the special meeting, you will cease to have any rights with respect to your shares other than the right to receive $6.00 in cash, without interest, for each share of our common stock that you own.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Applica with a subsidiary of the Harbinger Funds pursuant to the merger agreement. Once the merger agreement is adopted by our shareholders, the other closing conditions under the merger agreement have been satisfied or waived and the merger is consummated, we will become an indirect wholly-owned subsidiary of the Harbinger Funds and our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $6.00 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $600.00 in cash in exchange for your shares of common stock. You will not own any shares in the surviving corporation.

Q:	How does our board of directors recommend that I vote?

A:	Our board unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement and, if necessary or appropriate, “FOR” the adjournment or postponement of the special meeting to solicit additional proxies.

Q:	What happened to the proposed merger with NACCO Industries, Inc. and HB-PS Holding Company, Inc.?

A:	On October 19, 2006, in accordance with the terms of the Agreement and Plan of Merger, dated as of July 23, 2006, by and between HB-PS Holding Company, Inc. and Applica and joined by NACCO Industries, Inc. for the specific purposes therein provided, the board terminated the NACCO merger agreement in order to proceed with the merger described in this proxy statement. In connection with the termination of the NACCO merger agreement, we paid NACCO a termination fee of $4.0 million and termination expenses of $2.0 million.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will be held at our executive offices located at 3633 Flamingo Road, Miramar, Florida 33027, on December 28, 2006, at 11:00 a.m., Eastern Standard Time.

Q:	May I attend the special meeting?

A:	All shareholders as of the close of business on November 27, 2006, the record date for the special meeting, may attend the special meeting. Seating will be limited and admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q:	Who can vote at the special meeting?

A:	All shareholders of record at the close of business on November 27, 2006, the record date for the special meeting, will be entitled to vote at the special meeting, except that shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote at the special meeting.

Q:	Do I hold my shares of record or in street name?

A:	If on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. If on that date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Florida law adoption of the merger agreement requires the affirmative vote of holders of a majority of our shares of common stock entitled to vote, withheld votes, broker non-votes and abstentions will have the same effect as a vote against the merger. Withheld votes, broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Q:	How do I vote my shares of common stock held within my Applica Incorporated 401(k) Profit Sharing Plan and Trust account?

A.	If you are a participant in our 401(k) plan and have funds invested in units that in part represent Applica common stock, your proxy card will serve as a voting instruction for the trustee of the plan with respect to the shares of Applica common stock represented by your units. The number of shares of Applica common stock represented by the units you hold in the 401(k) plan is printed on the proxy card and will be voted by the trustee in accordance with your instructions. If a proxy covering shares represented by your units in the 401(k) plan has not been received before the Applica special meeting, or if it is signed and returned without instructions, the shares represented by your units in the 401(k) plan will not be voted. This will have the same effect as a vote against the merger.

Q:	How many votes are required to adopt the merger agreement?

A:	Under Florida law, the affirmative vote of holders of a majority of our outstanding shares of common stock entitled to vote as of the close of business on November 27, 2006, the record date for shareholders entitled to vote at the special meeting, is required to adopt the merger agreement.

Shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote on the merger at the special meeting.

The failure to vote at the special meeting (either in person or by proxy) will have the same effect as voting against the merger. In addition, if you hold shares of Applica common stock in “street name,” failure to instruct your broker to vote your shares will have the same effect as voting against the merger.

Q:	How many votes do we already know will be voted in favor of the merger?

A:	Each member of our board of directors and each of our current executive officers has advised us that they intend to vote all of their shares in favor of the merger. As of the record date, these persons held and were entitled to vote, in the aggregate, 2,753,985 shares of our common stock, representing approximately 11.0% of our outstanding common stock and approximately 18.2% of the common stock entitled to vote at the special meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock you own as of November 27, 2006, the record date for shareholders entitled to vote at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker.

Q:	What if I fail to instruct my broker?

A:	Failure to instruct your broker to vote your shares will have the same effect as voting against the merger.

Q:	Will my shares held in “street name” or another form of ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q.	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $6.00 per share in cash. In order to receive the $6.00 per share in cash, you must hold your shares through completion of the merger.

Q:	What happens if I do not vote?

A:	Because the vote required is based on the total number of eligible shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the same effect as a vote against the merger. If the merger is completed, whether or not you vote for the merger, you will be paid the merger consideration for your shares of our common stock upon completion of the merger and surrender of your stock certificates.

Q:	When should I send in my stock certificates?

A:	You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. As soon as practicable, but in any event no later than five business days following the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Applica shareholders.

The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:	I lost my stock certificate—how will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if lost your stock certificate. This will include an affidavit that you will need to sign attesting that your certificate has been lost, stolen or destroyed. You will also be required to execute and deliver an indemnity agreement to provide indemnity against any claim that may be made against the surviving corporation and/or the paying agent on account of the alleged loss, theft or destruction of the certificate.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing each proxy card and returning it in the envelope provided. If you hold your shares in “street name”, you can ensure that your shares are voted at the special meeting by instructing to your broker on how to vote.

Q	Can I change my vote after I have mailed in my proxy card?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so by:
•	delivering a written notice to the corporate secretary of Applica before the special meeting that states that you revoke your proxy;

•	delivering a signed and dated new proxy card before the special meeting in accordance with the instructions included with the proxy card; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not revoke your proxy. If your shares are held in “street name” by your broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the special meeting.

Q:	Do I have appraisal rights?

A:	You have no dissenters’ rights of appraisal or other rights to demand fair value for your shares by reason of the merger. Accordingly, it is very important that you vote because even if you do not vote, if the merger is approved at the special meeting, you will cease to have any rights with respect to your shares other than the right to receive $6.00 in cash, without interest, for each share of our common stock that you own.

Q:	Who can answer further questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 857-2634. (Banks and brokerage firms, please call (212) 440-9800.) You may also contact our Investor Relations Department at (954) 883-1000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	failure to obtain the approval of the merger proposal at the special meeting of shareholders;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee to Buyer in the amount of $4.0 million plus up to $2.0 million of reasonable documented, third party, out of pocket expenses;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the failure of the merger to close for any reason;

•	disruption from the announcement of the merger, and the merger, making it more difficult to maintain relationships with customers, employees or suppliers;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the uncertainty as to the outcome of the pending litigation filed by NACCO Industries, Inc. and HB-PS Holding Company, Inc. related to the termination of their merger agreement with us and the impact of such litigation on the merger; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005. See “Where You Can Find More Information” on page 66.

     In addition, although the forecasts set forth herein under “Certain Financial Forecasts Relating to Applica” are presented with numerical specificity, such forecasts reflect numerous estimates and assumptions relating to the business of Applica that are inherently subject to significant economic, industry and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of Applica. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the forecasts will prove to be accurate, or that the forecasts will be realized, and actual results may be materially greater or less than those contained in the forecasts.

THE PARTIES TO THE MERGER AGREEMENT
Applica Incorporated
     We are a Florida corporation, which was incorporated in 1963, and a marketer and distributor of a broad range of branded small household appliances. We market and distribute kitchen products, home products, pest control products, pet care products and personal care products. We market products under licensed brand names, such as Black & Decker®, and our own brand names, such as LitterMaid®, Belson®, Windmere® and Applica®. Our customers include mass merchandisers, beauty supply distributors, specialty retailers, department stores, pet supply channels, home centers and appliance distributors primarily in North America, Latin America and the Caribbean.
     Our principal executive office is located at 3633 Flamingo Road, Miramar, Florida 33027, and our telephone number is (954) 883-1000.
APN Mergersub, Inc.
APN Holding Company, Inc.
Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
     APN Mergersub, Inc. is a Florida corporation formed in anticipation of the merger by the Harbinger Funds. Subject to the terms and conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger APN Mergersub, Inc. will merge with and into Applica Incorporated. APN Mergersub, Inc. has de minimis assets and no operations. APN Holding Company, Inc. is a Delaware corporation that owns APN Mergersub, Inc., that was formed in anticipation of the merger by the Harbinger Funds and that is directly owned by them. APN Holding Company, Inc. has de minimis assets and no operations. APN Mergersub, Inc. and APN Holding Company, Inc. each have designated their principal executive offices at c/o 555 Madison Avenue, 16th Floor, New York, New York 10022, and their telephone number is (212) 521-6970.
     The Harbinger Funds are affiliated investment funds that have committed to provide, at the effective time of the merger, an aggregate amount of up to $275 million of equity financing for the completion of the merger, including the approximately $93 million required to pay the merger consideration. The investment team responsible for the Harbinger Funds is located in New York City and manages in excess of $4 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans and notes in a predominantly long-only strategy.
     Harbinger Capital Partners Master Fund I, Ltd. has expressed an interest in combining us with Salton, Inc. after we have been acquired by Harbinger. Harbinger Capital Partners Master Fund I, Ltd. has entered into a confidentiality agreement and an exclusivity agreement with Salton for purposes of pursuing such a transaction. Such a combination, however, would only occur, if at all, after the acquisition of us by Harbinger. Shareholders of Applica (other than Harbinger) would not participate in any such transaction with Salton as their shares of Applica common stock will have been converted, upon consummation of the proposed merger, into the right to receive $6.00 in cash, without interest, for each share of our common stock. Harbinger Capital Partners Master Fund I, Ltd. presently owns voting preferred stock of Salton currently convertible into approximately 15% of Salton’s common stock and has the right to designate, and has currently designated, one director to the board of Salton. In addition, the Harbinger Funds own nonvoting nonconvertible preferred stock and certain debt securities of Salton.

THE SPECIAL MEETING
Time, Place and Date
     This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on December 28, 2006, beginning at 11:00 a.m., local time, at our executive offices located at 3633 Flamingo Road, Miramar, Florida 33027, or at any postponement or adjournment thereof.
Purpose of the Meeting
     The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement. Our shareholders must adopt the merger agreement for the merger to occur. If our shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about December 6, 2006.
Record Date, Voting and Quorum
     All shareholders of record at the close of business on November 27, 2006, the record date for the special meeting, will be entitled to vote at the special meeting, except that shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote. See “The Florida Control Share Act and Harbinger’s Share Ownership” on page 59 for an explanation as to why Harbinger is not entitled to vote at the special meeting. Those shareholders entitled to vote at the special meeting, will have one vote for each share of Applica common stock that they owned on the record date. As of the record date, there were 15,170,300 shares of our common stock entitled to be voted at the special meeting.
     The holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.
Shareholder Vote Required To Adopt the Merger Agreement
     Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting. Each outstanding share of our common stock is entitled to one vote at the special meeting, except that shares of our common stock that are beneficially owned by Harbinger are not eligible or entitled to vote. Thus, the affirmative vote of holders of common stock representing at least 7,585,151; votes will be required to approve the merger. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the merger.
     As of the record date, our directors and executive officers beneficially owned, in the aggregate, 3,377,652 shares of our common stock, or approximately 13.2% of the outstanding shares of our common stock. As of the record date, these persons held and were entitled to vote, in the aggregate, 2,753,985 shares of our common stock representing approximately 11.0% of our outstanding common stock and approximately 18.2% of the common stock entitled to vote at the special meeting. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.
     Under Florida law, Harbinger and its affiliated entities are not entitled to vote any of the 9,830,800 shares of our common stock owned by them as of the record date. See “The Florida Control Share Act and Harbinger’s Share Ownership” on page 59 for an explanation as to why Harbinger is not entitled to vote at the special meeting.

Voting and Proxies
     If you are a shareholder of record entitled to vote at the special meeting and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.
     If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the approval of the merger and thus, absent specific instructions from you, brokers are not empowered to vote your shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote against adoption of the merger agreement and any adjournment or postponement of the special meeting.
     If you are a participant in our 401(k) plan and have funds invested in units that in part represent Applica common stock, your proxy card will serve as a voting instruction for the trustee of the plan with respect to the shares of our common stock represented by your units. The number of shares of our common stock represented by the units you hold in the 401(k) plan is printed on the proxy card and will be voted by the trustee in accordance with your instructions. If a proxy covering shares represented by your units in the plan has not been received before the special meeting, or if it is signed and returned without instructions, the shares represented by your units in the 401(k) plan will not be voted. This will have the same effect as a vote against the adoption of the merger agreement.
Revocability of the Proxy
     Any shareholder of record entitled to vote at the special meeting who executes and returns a proxy card may revoke the proxy at any time before it is voted by:
•	delivering a written notice to the corporate secretary of Applica before the special meeting that states that you revoke your proxy;

•	delivering a signed and dated new proxy card(s) before the special meeting in accordance with the instructions included with the proxy card(s); or

•	attending the special meeting and voting in person.
     Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your vote.
Other Matters at the Special Meeting
     We do not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments and Postponements
     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Solicitation of Proxies
     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. We have retained Georgeson Inc. to assist us in the solicitation of proxies for the special meeting and will pay Georgeson a fee of up to $16,500, plus reimbursement of out-of-pocket expenses for its services.
How You Can Vote
     If you hold your shares in record name, you may vote your shares as follows:
•	Voting by Mail. You can vote your proxy by mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage paid envelope provided.

•	Voting in Person. You can vote by appearing and voting in person at the special meeting.

THE MERGER
Background of the Merger
     In recent years, the small household appliance industry in which we compete has come under significantly increasing competitive pressures. Consolidation in the retail industry, product price deflation, increased raw material prices and competition from higher-priced brands have all impacted the competitive landscape. These pressures have combined to increase the need for us to improve our operations and to consider potential transactions with strategic partners. In response to these pressures, our board regularly evaluated our operations and financial plan and discussed ways to maximize shareholder value.
     Over the past few years, our senior management had informal, high level conversations with the management teams of certain third parties in the household appliance industry regarding potential strategic transactions. In the spring of 2005, Alfred M. Rankin, Jr., Chairman and Chief Executive Officer of NACCO Industries, Inc., contacted Harry Schulman, our Chairman and Chief Executive Officer, to express NACCO’s preliminary interest in pursuing discussions regarding a strategic transaction between Applica and Hamilton Beach/Proctor-Silex, a subsidiary of NACCO. In April 2005, NACCO and Applica entered into a confidentiality agreement in connection with preliminary discussions between management of NACCO and Applica in connection with a potential transaction. Representatives of NACCO and Applica continued to have high-level discussions regarding a potential transaction from time to time throughout the second half of 2005. In the fall of 2005, Mr. Schulman advised Mr. Rankin that we were pursuing an internal restructuring aimed at maximizing shareholder value and expressed his view that, until we had an opportunity to more fully explore the potential benefits of the internal restructuring, he believed that it was premature to discuss a potential business combination transaction. Mr. Schulman indicated he intended to discuss the possibility of pursuing a transaction with NACCO with the board and encouraged Mr. Rankin to contact him in 2006 if NACCO remained interested in pursuing further discussions.
     As part of our restructuring efforts, we decided to close our remaining manufacturing operations in Mexico, which occurred in October 2005. In addition, the board retained Alvarez & Marsal, LLC, a global professional services firm specializing in turnaround management, to work with the board of directors and management team to identify actions to accelerate our financial turnaround. Alvarez & Marsal assisted senior management in evaluating our strategic plan, implementing various business initiatives and driving performance improvement. The board also appointed an employee of Alvarez & Marsal as interim Chief Operating Officer, who served in such position until May 2006.
     In the second half of 2005, we were contacted by another industry participant, Salton, Inc., which expressed a preliminary interest in exploring a merger transaction with us. On November 1, 2005, a board meeting was held, which was attended by our senior management and financial advisor, Banc of America Securities. Mr. Schulman informed the board members of his conversations with Salton. Our financial advisor discussed with the board certain publicly available information relating to Salton’s recent financial and stock price performance. At this meeting, the board authorized our senior management and financial advisor to have an initial meeting with Salton to preliminarily discuss the possibility of a combination. Members of senior management updated the board members on the conversations with Salton at a meeting held on December 7, 2005.
     On January 9, 2006, Mr. Rankin called Mr. Schulman to express NACCO’s continued interest in pursuing discussions regarding a potential transaction with us and advised Mr. Schulman that NACCO was considering a structure that NACCO believed would be attractive to us and our shareholders. Mr. Schulman advised Mr. Rankin that he would discuss NACCO’s interest with the board at the next meeting.
     On January 20, 2006, a meeting of the board was held, which was attended by our senior management and financial advisor. Representatives of Alvarez & Marsal, LLC were also present at the meeting. Our financial advisor provided the board with a general update on the small household appliance industry and discussed various issues that could potentially impact our ability to effect certain strategic alternatives that might provide shareholder value. These included our ability to finance stock repurchases, dividends or acquisitions and to achieve our business plan as an independent company given, among other things, our leverage and recent financial and stock price performance. Our financial advisor then updated the board on its recent conversations with Salton and discussed with the board the potential pro forma equity ownership in a combination with Salton and potential debt structure of the resulting entity. The board members discussed the advantages and disadvantages of a combination with Salton with our senior management and financial advisor.
     The representatives of Alvarez & Marsal discussed with the board members their views with respect to the small household appliance industry and our position in it. They also discussed their views of the strategic alternatives available to us, including selling our company, continuing as an independent company, undertaking further restructuring and then selling the company, and the sale of portions of our business.
     Additionally, during the January 20, 2006 meeting, Mr. Schulman advised the board of the details of his call with Mr. Rankin regarding NACCO’s interest in pursuing a strategic transaction with us through a spin-off of its Hamilton Beach/Proctor-Silex business followed by a merger with us. The board engaged in a general discussion regarding the potential merger transactions with NACCO and Salton. The directors noted Salton’s financial performance and the significant leverage of the combined entity that would result from a transaction with Salton. They also discussed the potential synergies available in a transaction with either party. The board authorized our senior management and financial advisor to meet with NACCO, to continue discussions with Salton and to report back to the board regarding each.
     During a regular meeting of the board held on February 17, 2006, attended by our senior management and Alvarez & Marsal, representatives of Alvarez & Marsal engaged in further discussion with the board regarding its analysis of our potential strategic alternatives given the challenges and opportunities presented by the changing competitive landscape and industry trends. Alvarez & Marsal informed the board members that it recommended that we continue our restructuring efforts while simultaneously commencing a process to sell or merge the company. The board discussed the potential benefits and risks of the strategic alternatives available to us, including those that did not involve a sale of the company. In deciding whether to formally pursue potential strategic alternatives, the directors discussed the risks that would be involved in moving forward with a sale process, including the potential disruption to the business arising from the uncertainty experienced by employees, suppliers and customers. The board also discussed our business and financial prospects if we remained independent in light of the potential effects of consolidation of the industry and the possibility that no attractive bids for us would materialize if the decision to commence a sale process were delayed. Following this discussion, the independent board members met in executive session to discuss theses issues. Following the executive session, the full board resumed its meeting and unanimously determined that it would be in the best interests of our shareholders to engage in an organized process to explore possible strategic alternatives for the sale or merger of the company in order to enhance shareholder value.
     On February 21 and 22, 2006, senior representatives of NACCO met with our senior management and financial advisor to explore a potential transaction. On February 28, 2006, we publicly announced that we were exploring possible strategic alternatives to enhance shareholder value.
     On March 7, 2006, the board held a meeting, which was attended by our senior management and financial advisor. At the meeting, our financial advisor discussed with the board matters pertaining to the strategic alternative process, including possible transaction structures and potential entities to be contacted in such process (including NACCO and Salton), and outlined for the board the mechanics for soliciting indications of interest from potential partners and a possible transaction timeline. Our General Counsel also reviewed with the board its fiduciary duties in evaluating merger and acquisition transactions.
     On March 13, 2006, Harbinger Capital Partners Master Fund I, Ltd. filed a Schedule 13G indicating that it had acquired beneficial ownership of 2,079,330 shares, or 8.6% of the outstanding shares of our common stock, and certain other reporting persons named therein had acquired beneficial ownership of 2,154,600 shares (including the 2,079,330 shares beneficially owned by Harbinger Capital Partners Master Fund I, Ltd.), or 8.9% of the outstanding shares of our common stock.
     In March 2006, at the direction of our board, 20 potential financial buyers and 26 potential strategic buyers (including Salton and NACCO) were contacted by Banc of America Securities to determine their interest in a potential transaction with us. Of the 46 parties contacted, seven expressed initial indications of interest (three of which expressed interest in all of our assets (including NACCO and Salton) and four of which expressed interest in parts of our business.

     On March 31, 2006, NACCO’s financial advisor contacted our financial advisor to discuss the strategic alternative process. NACCO’s initial indication of interest dated April 19, 2006 proposed a transaction in which NACCO would spin off the holding company for Hamilton Beach/Proctor-Silex, which would immediately thereafter merge with us. The indication provided that the outstanding shares of our common stock would be converted into the right to receive a number of shares of the combined entity equal to 25% of the aggregate number of shares of the combined entity outstanding immediately following the spin off and merger. The proposal also included the payment of a cash dividend of between $100 million and $125 million from Hamilton Beach/Proctor-Silex to NACCO immediately preceding the spin off and merger, which was based on the pro forma capital structure of the combined company and the equity value of the merger consideration. Salton’s initial indication of interest proposed a stock-for-stock merger of Salton with us at an exchange ratio to be determined at the closing of such transaction based on Salton’s 30-day average trading price prior to the closing date of the transaction and assuming a value of $2.75 to $3.25 per share for Applica common stock. According to Salton’s initial indication of interest, based on a trading price for Salton common stock of between $3.00 and $4.00, prices that were significantly above the then-current Salton trading price, and assuming a value of between $2.75 to $3.25 per share for Applica common stock, Applica shareholders would have received approximately 40% to 48% of the common stock of the combined entity outstanding immediately following the merger. The third party that submitted an initial indication of interest for all of the company proposed an all cash transaction.
     The board met on April 4, 2006 and April 19, 2006 and received updates from our financial advisor regarding the indications of interest that had been received.
     On April 13, 2006, Harbinger Capital Partners Master Fund I, Ltd. filed an amendment to its Schedule 13G indicating that it had increased its beneficial ownership in Applica to 3,739,730 shares, or 15.5% of the outstanding shares of our common stock, and that certain other reporting persons named therein had increased their beneficial ownership in Applica to 3,815,000 shares (including the 3,739,730 shares beneficially owned by Harbinger Capital Partners Master Fund I, Ltd.), or 15.8% of the outstanding shares of our common stock.
     In April and May 2006, our management made five separate presentations to parties that had expressed initial indications of interest. Three presentations were made to parties that had expressed interest in a transaction involving the entire company (including NACCO and Salton) and two presentations were made to those parties expressing interest in acquiring only certain of our businesses. Following these management presentations, each party was asked to confirm its initial views on value after participating in the management presentation. After the management presentations, the two parties expressing interest in acquiring only certain of our assets maintained their initial indications of interest, NACCO confirmed its proposal and Salton submitted a revised indication of interest that improved its initial merger proposal. Salton’s revised indication of interest proposed a stock-for-stock merger of Salton with us at an exchange ratio to be determined at the closing of such transaction based on Salton’s 30-day average trading price prior to the closing date of the transaction and assuming a value of $3.25 to $4.00 per share for Applica common stock. According to Salton’s revised indication of interest, based on a trading price for Salton common stock of between $3.00 and $4.50, prices that were significantly above the then-current Salton trading price, and assuming a value of between $3.25 to $4.00 per share for Applica common stock, Applica shareholders would have received approximately 43% to 52% of the common stock of the combined entity outstanding immediately following the merger. As an alternative structure, Salton indicated that it would consider a transaction in which the consideration would consist of a combination of stock and cash in which each outstanding share of our common stock would convert into the right to receive one share of Salton common stock plus a cash amount equal to the lesser of $0.75 or the difference between Applica’s and Salton’s 30-day average stock prices prior to closing. According to Salton’s revised indication of interest, under this alternative based on a trading price for Salton common stock of between $3.00 and $4.50, prices that were significantly above the then-current Salton trading price, and assuming a value of between $3.25 to $4.25 per share for Applica common stock, Applica shareholders would have received approximately 42% to 51% of the common stock of the combined entity outstanding immediately following the merger. The other party interested in acquiring the company verbally lowered its cash offer and also informed our financial advisor that it was likely to have difficulty completing a transaction on the terms proposed given that it was not currently a participant in the small household appliance industry and, consequently, there would be no potential for material synergies.
     On May 2, 2006, a regular meeting of the board was held, at which the directors received an update from senior management on the strategic alternatives process and the management presentations. Additionally, on May 5, 2006, a meeting of the board was held, which was attended by our senior management and financial advisor. At this meeting, our management and financial advisor further updated the board members on the strategic alternative process and the indications of interest that had been received. Our financial advisor reviewed each of the proposals with the board and discussed certain publicly available financial and other information relating to the potential bidders.
     The board of directors discussed the implications of selling certain of our businesses, as proposed in two of the indications of interest, and concluded that it was unlikely that a partial sale would meaningfully improve the market price of our common stock. The board members also discussed the three proposals regarding the sale or merger of the entire company. The board was informed by our financial advisor that the party offering to purchase the company for cash had indicated that it was likely to have difficulty completing a transaction on the terms proposed. Our financial advisor also relayed to the directors the reasons articulated by such party. The board then discussed various aspects of the proposals made by NACCO and Salton. The board also discussed the fact that a merger transaction would require diligence reviews by us of the proposed merger partner and that it would not be feasible to conduct diligence reviews of both Hamilton Beach/Proctor-Silex and Salton simultaneously. After comparing the proposals from NACCO and Salton with respect to the strategic fit with us, each party’s historical and projected financial performance, the strategic rationale of each companies’ brand channels and the potential pro forma leverage of the combined company following a merger transaction, the board decided to pursue a potential transaction with NACCO. The directors instructed our financial advisor to inform NACCO that it could commence detailed due diligence and that the board would further assess the merits of its transaction proposal. The board also instructed our financial advisor to inform the other parties which had provided indications of interest (including Salton) that we would be focusing on another proposal.
     Following the May 5, 2006 meeting of our board, our senior management and legal and financial advisors began to discuss and negotiate a possible transaction with NACCO. We also began to conduct detailed due diligence investigations with respect to business, legal, tax and other matters.
     On May 9, 2006, the board held its annual meeting. Mr. Schulman updated the directors on the status of the negotiations with NACCO and discussed a projected timeline for a possible transaction with NACCO. The directors discussed the due diligence process and the need to undertake extensive due diligence of Hamilton Beach/Proctor-Silex. Senior management reported to the directors that Greenberg Traurig P.A., our legal advisor, and an acquisition team from Deloitte & Touche were assisting us in our due diligence investigation. The directors also discussed strategic alternatives available to Applica in the event that an agreement relating to the NACCO transaction was not executed, including the proposal by Salton, remaining a stand-alone organization, selling certain divisions of the company and liquidating the company.
     The independent directors on our board met in executive session on May 9, 2006 and discussed our pursuit of strategic alternatives. At this meeting, the non-management directors decided to engage Capitalink, L.C. as an independent financial advisor to the board to assist the board in its review of strategic alternatives. Capitalink was subsequently engaged as a financial advisor to the independent members of the board and received a fixed monthly fee for its services.
     On May 17, 2006, Harbinger Capital Partners Master Fund I, Ltd. filed a Schedule 13D indicating that it had increased its ownership in Applica to 6,000,000 shares, or 24.7% of the outstanding shares of our common stock. Harbinger Capital Partners Master Fund I, Ltd. and the other reporting persons named therein disclosed in such Schedule 13D that the shares were acquired for, and being held for, investment purposes and that the acquisitions were made in the ordinary course of the reporting persons’ business or investment activities, as the case may be.
     On May 18, 2006, the board held a special meeting, which was attended by our senior management and financial advisor, to discuss the status of negotiations with NACCO and the exploration of strategic alternatives generally. Various matters with respect to the NACCO merger were discussed at this meeting, including, among other things, the structure of the proposed transaction, the status of the due diligence investigations and the proposed dual class common stock structure.
     On May 24, 2006, our senior management and legal and financial advisors attended a presentation by Hamilton Beach/Proctor-Silex’s senior management. Following this presentation and during the remainder of the week, we conducted initial due diligence of Hamilton Beach/Proctor-Silex’s operations. Throughout June, our management and advisors visited various Hamilton Beach/Proctor-Silex facilities and conducted diligence reviews. Members of our management also engaged in extensive conversations with NACCO and Hamilton Beach/Proctor-Silex regarding their business and operations.

     On June 6, 2006, NACCO’s legal advisor provided draft merger documentation to Greenberg Traurig and, over the next several weeks, the parties and their respective counsel negotiated the terms of the merger agreement, the spin-off agreement and other transaction documents while due diligence investigations continued.
     Also on June 6, 2006, Harbinger Capital Partners Master Fund I, Ltd. and the other reporting persons named therein filed an amended Schedule 13D indicating that they had increased their ownership in Applica to 7,502,800 shares, or 30.8% of the outstanding shares of our common stock.
     On June 15, 2006, the board held a meeting, which was attended by our senior management and financial advisor. At the meeting, our senior management provided the directors with the preliminary results of the due diligence investigation of Hamilton Beach/Proctor-Silex and discussed the status of the negotiations with NACCO.
     On June 21, 2006, Harbinger Capital Partners Master Fund I, Ltd. and the other reporting persons named therein filed an amended Schedule 13D indicating that they had increased their ownership in Applica to 7,789,100 shares, or 32.0% of the outstanding shares of our common stock. The reporting persons disclosed in such amended Schedule 13D that the shares of Applica had been acquired for investment, and that the reporting persons would evaluate such investment on a continual basis including, without limitation, for possible synergies with their other current investments. The reporting persons also reserved the right to contact our management and members of our board regarding alternatives that we could employ to maximize shareholder value and to act in concert with any other Applica shareholders for a common purpose, should they decide to do so and/or to recommend courses of action to our management, our board of directors and our shareholders.
     On June 28, 2006, a meeting was held in order to update the board on the progress made to date with respect to the NACCO merger. Our senior management and legal and financial advisors participated in the meeting, as well as representatives of Capitalink. Senior management and representatives from Banc of America Securities provided the board with an overview of the proposed transaction with Hamilton Beach/Proctor-Silex. The directors, together with our management and financial advisor, also reviewed the strategic rationale for the NACCO merger.
     On July 7, 2006, Mr. Schulman contacted Mr. Rankin to discuss the possible transaction and tasks that had to be completed. Over the next few weeks, NACCO’s and Hamilton Beach/Proctor-Silex’s legal advisors and Greenberg Traurig continued to negotiate definitive transaction documentation and finalize their respective due diligence reviews.
     In mid-July, NACCO requested a change in the proposed dual class structure contemplated for the combined company. The original transaction provided that in the spin off, each holder of NACCO Class A common stock would receive a share of Hamilton Beach Class A common stock and each holder of NACCO Class B common stock would receive a share of Hamilton Beach Class B common stock. However, as the result of certain provisions of the NACCO Certificate of Incorporation which required all holders of NACCO shares to receive equal consideration in the spin off, NACCO requested that the transaction be revised such that each holder of NACCO Class A common stock and Class B common stock both receive one half of a share of Hamilton Beach Class A common stock and one half of a share of Hamilton Beach Class B common stock.
     In mid-July, a representative of Harbinger Capital Partners Master Fund I, Ltd. contacted our financial advisor concerning the exploration of a possible strategic transaction. However, we were unable to reach agreement on the terms of a confidentiality and standstill agreement and it did not participate in our review of strategic alternatives.
     On July 17, 2006, the board held a meeting which was attended by our senior management and Banc of America Securities, as well as representatives of Capitalink. At this meeting, our senior management reported on the results of the due diligence investigation and one of our directors reported on the results of an earlier conversation with Mr. Rankin and other persons regarding the proposed operation of the newly combined company. Also at this meeting, Banc of America Securities informed the board members of the modification requested by NACCO of the dual class structure contemplated for the combined company and discussed the revised structure with the board. Members of senior management discussed the current status of negotiations with NACCO and the terms of the current drafts of the merger agreement, spin-off agreement and other transaction documents. Mr. Schulman reported to the directors that our senior management supported the proposed transaction. After a comprehensive discussion, the directors instructed Banc of America Securities to request that NACCO enhance the financial terms of the transaction, in an effort to assure that the proposed terms represented the best value reasonably obtainable, and to confirm that the amount of the dividend to be paid to NACCO immediately prior to the spin-off and merger would be limited to $110 million. In connection with this request, Banc of America Securities subsequently proposed to NACCO’s financial advisor the payment of a $25 million dividend to our shareholders immediately prior to the consummation of the merger. This proposal was rejected by NACCO.
     During the week of July 17, 2006, substantial progress was made in negotiating the terms and conditions of the merger agreement, spin-off agreement and other transaction documents for the NACCO merger.
     On July 19, 2006, we received a letter from Salton reconfirming its interest in a stock-for-stock merger with us. However, the letter did not specify the terms of an offer. In subsequent conversations with our financial advisor on that same day, Salton’s financial advisor indicated that Salton might consider making a revised proposal that would permit our shareholders to elect to receive cash instead of Salton common stock. Salton was advised that any revised proposal should be made as soon as possible. We did not receive a revised proposal from Salton.
     Also on July 19, 2006, the board held a meeting, which was attended by our senior management and legal and financial advisors, as well as representatives of Capitalink, to discuss in detail the terms of the NACCO merger. Our financial advisor updated the directors with respect to the status of the merger discussions with NACCO and informed the directors that NACCO had indicated that it was unwilling to modify the financial terms of the merger and would not pay a dividend to our shareholders, but had confirmed that the dividend to be paid to NACCO immediately prior to the spin-off and merger would be limited to $110 million. Our financial advisor also informed the directors of the letter that had been received earlier in the day from Salton and the subsequent discussions with Salton’s financial advisor regarding a revised proposal. The directors proceeded to discuss the terms of the NACCO merger and matters pertaining to Salton. A lengthy and detailed discussion ensued regarding Salton and the board’s initial rationale for not exploring a potential transaction with Salton at that point in time. Following extensive discussion, the directors determined that the concerns initially expressed that led to a decision not to pursue a transaction with Salton remained — primarily that the board believed that it was unlikely that Salton could match or exceed the value believed to be inherent in the NACCO merger — and that no formal response to the letter was necessary, absent receipt of a revised proposal. The members of senior management then advised the directors on the status of the negotiations concerning the transaction documents.
     On July 21, 2006, the board met to consider the NACCO merger. Our senior management and legal and financial advisors, as well as representatives of Capitalink, attended the meeting. Senior management reviewed for the directors the course of discussions and negotiations with NACCO following the last meeting of the board and summarized the terms and conditions of the NACCO merger agreement, the regulatory approval process and the financial and strategic implications of the merger. Also at this meeting, Banc of America Securities and Capitalink discussed with the board financial aspects of the NACCO merger. In addition, representatives of Greenberg Traurig discussed the fiduciary obligations of the directors in connection with their consideration of the proposed merger agreement.
     After an extensive discussion of the proposed transaction, the board resolved that the NACCO merger agreement and the NACCO merger were advisable for, fair to and in the best interest of our shareholders and voted to approve and adopt the NACCO merger agreement and the NACCO merger.
     Over the next few days, representatives of Applica, Hamilton Beach/Proctor-Silex and NACCO, as well as their legal and financial advisors, worked to finalize the transaction documentation. Late in the evening of July 23, 2006, NACCO, HB-PS Holding Company, Inc., and Applica executed the merger agreement. On July 24, 2006, prior to the opening of trading on the NYSE, NACCO and Applica issued a joint press release announcing the NACCO merger.
     On July 31, 2006, a representative of Harbinger Capital Partners Master Fund I, Ltd. contacted a member of our senior management regarding the merger announcement and expressed dissatisfaction with the terms of the NACCO merger. The senior executive responded that management intended to promote acceptance of the NACCO merger and that a proxy statement would be filed shortly containing additional information about the proposed transaction. He further noted that we would meet with shareholders after the filing of the initial proxy statement to seek shareholder support for the NACCO merger.

     On August 1, 2006, the board held its previously scheduled quarterly meeting to review our second quarter results. At such meeting, the directors discussed the timeline for the NACCO merger and employee and customer reactions to the announcement. The board also discussed Harbinger Capital Partners Master Fund I, Ltd.’s expressed dissatisfaction with the NACCO merger.
     On August 2, 2006, the Harbinger Funds and certain other persons delivered an Acquiring Person Statement and an accompanying letter to us pursuant to the Florida Control Share Act. Such persons sought at our next annual or special shareholders meeting to have restored any voting rights which may have been lost as a result of the application of the Florida Control Share Act to the shares of our common stock then owned, or acquired in the future, by the Harbinger Funds and the other persons named in the Acquiring Person Statement.
     On August 3, 2006, the Harbinger Funds and the other reporting persons named therein filed an amended Schedule 13D indicating that they had increased their aggregate ownership in Applica to 7,921,200 shares, or 32.55% of the outstanding shares of our common stock. In addition, the Harbinger Funds and the other reporting persons disclosed that, during the July 31 call with one of our senior executives described above, the issue of the Florida Control Shares Act was discussed. Finally, the Harbinger Funds and the other reporting persons reported that they had filed the Acquiring Person Statement described above.
     The reporting persons also reserved the right to be in contact with members of our management, the members of our board of directors, other significant shareholders, NACCO’s management and directors and others regarding alternatives that we could employ to maximize shareholder value. The reporting persons also reserved the right to effect transactions that would change the number of shares they may be deemed to beneficially own and they also reserved the right to act in concert with any of our other shareholders, or other persons, for a common purpose should they determine to do so, and/or to recommend courses of action to our management, board of directors and our shareholders.
     On August 8, 2006, a representative of Greenberg Traurig had a discussion with counsel for the Harbinger Funds and acknowledged our receipt of the Acquiring Person Statement. Among other things discussed, our counsel informed the Harbinger Funds’ counsel that we intended to include the issue on the agenda at the next special meeting of our shareholders, at which the NACCO merger would also be considered. The Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D on the same date reflecting their view of such conversation. The amendment also indicated that the Harbinger Funds and the other reporting persons named therein had increased their aggregate ownership in Applica to 8,621,100 shares, or 35.20% of the outstanding shares of our common stock. The reporting persons also reserved the right to be in contact with members of our management, the members of our board of directors, other significant shareholders, NACCO’s management and directors and others regarding alternatives that we could employ to maximize shareholder value. The reporting persons also reserved the right to effect transactions that would change the number of shares they may be deemed to beneficially own and they also reserved the right to act in concert with any of our other shareholders, or other persons, for a common purpose should they determine to do so, and/or to recommend courses of action to our management, board of directors and our shareholders.
     On August 9, 2006, our counsel sent a letter to the Harbinger Funds’ counsel confirming the conversation of August 8 and clarifying our view of certain matters disclosed in the amended Schedule 13D filed by the Harbinger Funds and the other reporting persons named therein on August 2, including statements by our executive officer regarding the Florida Control Share Act. The Harbinger Funds and the other reporting persons named therein filed the letter on August 11, 2006 as an exhibit to an amendment to their Schedule 13D, which amendment also indicated that the reporting persons had increased their aggregate ownership in Applica to 9,201,000 shares, or 37.57% of the outstanding shares of our common stock.
     On August 17, 2006, the Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D indicating that they had sent a letter to us requesting inspection of our shareholder list and certain other records and that they had increased their aggregate ownership in Applica to 9,611,600 shares, or 39.24% of the outstanding shares of our common stock. We provided the Harbinger Funds with a copy of a shareholder list as of the record date of our 2006 annual meeting of shareholders, which was March 20, 2006.

     On August 31, 2006, the board met to discuss the disclosures included in the proxy statement/prospectus/information statement to be filed in connection with the NACCO merger, and the inclusion of the proposal by the Harbinger Funds and certain other persons under the Florida Control Share Act for the restoration of voting rights on the agenda of the special shareholders meeting to be held to consider the NACCO merger.
     On September 12, 2006, HB-PS Holding Company, Inc. filed a registration statement on Form S-4 containing a preliminary proxy statement for our special shareholders meeting to consider the proposal to approve and adopt the NACCO merger, as well as the proposal by the Harbinger Funds and certain other persons under the Florida Control Share Act.
     On the evening of September 13, 2006, a representative of the Harbinger Funds contacted a member of our senior management team and expressed continued dissatisfaction with the terms of the NACCO merger following a review of the preliminary proxy statement.
     In the morning on September 14, 2006, a representative from the Harbinger Funds contacted a member of our senior management team and advised such person that Philip Falcone, Senior Managing Director of the Harbinger Funds, would be contacting Mr. Schulman prior to 9:00 a.m. that morning. Shortly thereafter, Mr. Falcone initiated a phone call and spoke to Mr. Schulman and two other members of our senior management. Mr. Falcone indicated that a letter from the Harbinger Funds to us setting forth the Harbinger Funds’ offer to acquire the shares of our common stock that they did not currently own for $6.00 per share in cash would shortly be delivered to us and thereafter be released publicly. Upon receipt, we provided written notice to NACCO that we had received the unsolicited, bona fide written offer from the Harbinger Funds. The Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D indicating that they had made such offer and that they had increased their aggregate ownership in Applica to 9,830,800 shares, or 40.14% of the outstanding shares of our common stock, and included a copy of a second Acquiring Person Statement delivered to Applica by the Harbinger Funds and certain other persons named therein.
     Later on September 14, 2006, the board held a meeting to discuss the Harbinger Funds’ offer and its obligations under the NACCO merger agreement. The meeting was attended by our senior management and legal and financial advisors, as well as representatives of Capitalink and the board’s independent legal counsel, Boies, Schiller & Flexner LLP. At the meeting, the board reviewed and discussed the offer from the Harbinger Funds with management and the legal and financial advisors. The board also discussed with the legal advisors the provisions of the NACCO merger agreement relating to competing transactions. After consultation with the legal and financial advisors, the board determined that there was a reasonable likelihood that the Harbinger Funds’ offer would constitute a superior proposal (as defined in the NACCO merger agreement). After further consultation with the legal advisors, the board also determined that it was required by its fiduciary duties to engage in discussions and negotiations with the Harbinger Funds in response to their offer. The board then authorized senior management, subject to our compliance with the terms of the NACCO merger agreement, to negotiate and enter into a confidentiality agreement with the Harbinger Funds and to thereafter engage in discussions and negotiations with them.
     On September 15, Greenberg Traurig notified NACCO’s legal advisor in writing that the board had determined that there was a reasonable likelihood that the Harbinger Funds’ offer would constitute a superior proposal (as defined in the NACCO merger agreement).
     Over the next few days, members of our senior management and representatives of Greenberg Traurig negotiated a confidentiality agreement with the Harbinger Funds and their legal advisor, Paul, Weiss, Rifkind, Wharton & Garrison LLP, which was executed on September 21, 2006. A copy of such agreement was provided to NACCO’s counsel later that day. Thereafter, the Harbinger Funds and their legal and financial representatives commenced detailed due diligence on us and we commenced due diligence on the ability of the Harbinger Funds to pay the merger consideration. Over the next few weeks, members of senior management and our legal and financial advisors met with, and we responded to due diligence questions from, Harbinger and its legal and financial advisors.

     On September 22, 2006, the Harbinger Funds and the other reporting persons named therein filed an amendment to their Schedule 13D including a copy of the confidentiality agreement.
     On October 4, 2006, Paul Weiss provided a draft merger agreement to us and Greenberg Traurig and, over the next few days, the parties and their respective counsel negotiated the terms of the merger agreement while due diligence investigations continued.
     On October 9, 2006, the board met to review the terms of the merger agreement. Our senior management and legal and financial advisors, as well as representatives of Capitalink, attended the meeting. Senior management reviewed with the directors the course of discussions and negotiations with the Harbinger Funds following the last meeting of the board and summarized the terms and conditions of the proposed merger agreement, the regulatory approval process and the financial and strategic implications of the merger. Also at this meeting, Banc of America Securities and Capitalink discussed with the board financial aspects of the merger. The board members also discussed financial aspects and terms of the NACCO merger with senior management and the legal and financial advisors, and compared the two transactions. Our legal advisor also discussed with the board the contractual requirements in the NACCO merger agreement that needed to be followed by us in accepting a superior proposal (as defined in the NACCO merger agreement).
     On October 10, 2006, the board met again with senior management and our legal and financial advisors and the independent directors’ legal and financial advisors. At this meeting, the board reviewed and discussed the terms of the proposed merger agreement with senior management and the legal and financial advisors and determined that the Harbinger Funds’ offer, as further reflected in the proposed merger agreement, constituted a superior proposal (as defined in the NACCO merger agreement). The board further determined that we should provide NACCO with notice as to our intent to terminate the NACCO merger agreement in order to enter into an agreement with Harbinger with respect to its superior proposal if all of the conditions for terminating the NACCO merger agreement were satisfied.
     Following the meeting, Mr. Schulman provided NACCO with written notice of the board’s intention to terminate the NACCO merger agreement in four business days pursuant to the terms of such agreement. The notice included a copy of the proposed merger agreement.
     On October 11, 2006, representatives of Greenberg Traurig had conversations with NACCO’s legal representatives in which NACCO alleged that we had not complied with certain of the requirements of the NACCO merger agreement relating to a competing transaction. We strongly disagreed with this assertion. However, to attempt to satisfy NACCO’s stated concerns, on October 12, 2006, Harbinger provided us with a letter confirming their offer to enter into the proposed merger agreement. On October 12, 2006, the board held a meeting to review such letter. Our senior management and legal advisors, as well as representatives of the independent directors’ legal and financial advisors, attended the meeting. At the meeting, the board reconfirmed (1) that the offer constituted a superior proposal (as defined in the NACCO merger agreement) and (2) its current intent to terminate the NACCO merger agreement if all of the conditions for terminating the NACCO merger agreement were satisfied. The board discussed NACCO’s allegations with the legal advisors and, although it believed in good faith that we had properly complied with all requirements under the NACCO merger agreement, the board agreed to re-notify NACCO of its conclusions and provide NACCO with a new four business day period in which to propose changes to the terms of the NACCO merger and the NACCO merger agreement. We provided NACCO with written notification of such matters on October 12, 2006 and informed NACCO that we were available to engage in good faith negotiations with respect to such changes as NACCO and HB-PS Holding Company, Inc. may propose to the terms of the NACCO merger agreement. At no time did NACCO or HB-PS Holding Company, Inc. propose to modify the terms of the NACCO merger agreement.
     On the morning of October 19, 2006, the board held a meeting, in which members of senior management and our legal and financial advisors, as well as the independent directors’ legal and financial advisors, participated. At the meeting:
•	senior management reviewed for the directors the course of discussions and negotiations with the Harbinger Funds following the last meeting;

•	the board reviewed the terms of the merger agreement with our legal and financial advisors and the independent directors’ legal and financial advisors;

•	the board noted that at no time did NACCO or HB-PS Holding Company, Inc. propose to modify the terms of the NACCO merger agreement;

•	Banc of America Securities reviewed with the board its financial analysis of the $6.00 per share merger consideration and delivered an oral opinion, which was confirmed by delivery of a written opinion, dated October 19, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $6.00 per share merger consideration to be received by holders of our common stock, other than Harbinger and its affiliates, pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	Capitalink provided the board with their observations regarding the proposed transaction and the financial analyses performed by Banc of America Securities and advised the directors that they believed that the financial analyses performed by, and the conclusion of, Banc of America Securities appeared to be reasonable;

•	the directors discussed the potential interests of certain of our officers and directors in the proposed transaction that were different from our shareholders generally;

•	the board determined that the Harbinger Funds’ offer remained a superior proposal (as defined in the NACCO merger agreement) following the expiration of a period during which NACCO could propose changes to the NACCO merger agreement of which was in excess of that required by the NACCO merger agreement, and that terminating the NACCO merger agreement was reasonably required by the board’s fiduciary obligations under applicable law; and

•	the board approved the termination of the NACCO merger agreement and the payment of the termination fee and termination expenses to NACCO under the NACCO merger agreement.
     After lengthy discussions and a thorough review with senior management and the legal and financial advisors, the board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable for, fair to and in the best interest of our shareholders (other than Harbinger and its affiliates) and voted to approve and adopt the merger agreement and the merger.
     Following the meeting, we provided NACCO with written notice of the termination and paid to NACCO a termination fee and expense reimbursement of $6 million pursuant to the terms of the NACCO merger agreement. After payment of such fees and expenses and delivery of the notice of termination, we executed the Harbinger merger agreement and thereafter issued a press release announcing the termination of the NACCO merger agreement and the execution of the merger agreement with Harbinger. A copy of the merger agreement is attached as Annex A to this proxy statement.
Reasons for the Merger
     In evaluating the merger, the board consulted with our management and legal and financial advisors and considered a variety of factors in reaching its conclusion to approve the merger and the merger agreement and to recommend that the shareholders vote FOR the adoption of the merger agreement, including the material factors described below.
Financial and Business Considerations
     The board considered the following financial and business factors:

•	after signing our initial merger agreement with NACCO and HB-PS Holding Company, Inc. on July 23, 2006 (the “NACCO merger agreement”), we received an unsolicited bona fide written offer from the Harbinger Funds to acquire all outstanding shares of our common stock (other than shares held by Harbinger and its affiliates) for $6.00 per share in cash;

•	after consultation with senior management and the financial advisors and following receipt of the advice of the legal advisors, the board determined that such offer constituted a superior proposal (as defined in the NACCO merger agreement);

•	the merger consideration of $6.00 per share in cash represents a premium of approximately (a) 32% over the closing sale price per share for our common stock on the NYSE as of September 13, 2006 of $4.53 per share, the last trading day prior to the public announcement of the Harbinger offer, (b) 52% over the closing sale price as of July 24, 2006 of $3.96, the day of the public announcement of the execution of the NACCO merger agreement, and (c) 273% over the 30-day weighted average closing price of $1.61 from January 17, 2006 to February 27, 2006, the last trading day prior to the public announcement of exploring strategic alternatives;

•	our prospects and potential future financial performance as an independent company in light of the consolidation occurring in the small household appliance industry;

•	the opinion of Banc of America Securities, including its financial presentation, dated October 19, 2006, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock, other than Harbinger and its affiliates, pursuant to the merger agreement, as more fully described below in the section entitled “The Merger — Opinion of Our Financial Advisor”;

•	the merger consideration would be paid entirely in cash, which provides certainty of value to our shareholders; and

•	the transaction is not subject to any financing condition.
Other Positive Transaction Considerations
     The board also considered the following factors:
•	we, with the assistance of our financial advisor, conducted a full and complete process to explore strategic alternatives, engaging in conversations with 46 parties;

•	the board’s judgment, after consultation with our management and financial advisors, that the transaction would provide a greater value to our shareholders than the NACCO merger;

•	the merger agreement permits us, under certain circumstances, to provide non-public information to, and engage in discussions with, any unsolicited third party that proposes an alternative transaction and to terminate the merger agreement to accept a superior proposal;

•	the board’s judgment that, although certain terms of the merger agreement, including the $4 million termination fee and the requirement to reimburse Harbinger for up to $2 million in reasonable, documented, third party, out-of-pocket expenses, may make it more costly for a third party to effect an alternative transaction with us, those terms should not preclude a third party with the financial ability to complete a transaction from proposing an alternative transaction in view of the fact that $6 million represents a relatively small percentage of the aggregate consideration that would be payable in an alternative transaction;

•	the triggers for the payment of the termination fee are generally consistent with the termination fee triggers in other public company merger transactions;

•	the consideration by the board, after consultation with counsel, of the likelihood that the merger will be approved by the requisite authorities, without the imposition of conditions that would prevent or materially delay the merger, and of the required efforts of the parties to obtain such approvals; and

•	the employee benefit arrangements, which the board believed are designed to ensure the retention of our employees in the unlikely event that the merger is not completed.
Potential Negative Considerations
     The board considered a variety of risks and other potentially negative factors, including the following:
•	we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our growth;

•	the gain realized by our shareholders as a result of the merger generally will be taxable to our shareholders;

•	the requirement to pay a termination fee of $4 million to NACCO and reimburse NACCO for up to $2 million in reasonable, documented, third party out-of-pocket expenses in order for us to terminate the NACCO merger agreement and accept Harbinger’s superior proposal;

•	the conditions to Harbinger’s obligation to complete the merger and the right of Harbinger to terminate the merger agreement under certain circumstances;

•	risks of the type and nature described above under “Special Note Regarding Forward Looking Statements” on page 14;

•	there are no appraisal rights for our shareholders because, among other things, the shares of our common stock are listed on the NYSE;

•	the merger ultimately may not be completed as the result of conditions imposed by regulatory authorities or otherwise that may have a material adverse effect on our business;

•	certain provisions of the merger agreement may have the effect of discouraging proposals for alternative transactions with us, including:
•	the restriction on our ability to solicit proposals for alternative transactions;

•	the requirement that we provide Harbinger with information with respect to proposals for alternative transactions and to a four business day negotiating period after receipt by us of a superior proposal before the board may terminate the merger agreement and accept the superior proposal; and

•	the requirement that we pay a termination fee of $4 million to Harbinger and reimburse Harbinger for up to $2 million in reasonable, documented, third party, out-of-pocket expenses in order for us to terminate the merger agreement and accept a superior proposal;
•	that we would also be required to pay a termination fee of $4 million (plus expense reimbursement of up to $2 million in reasonable, documented, third party, out-of-pocket expenses) if the merger agreement is terminated under the following circumstances:
•	because the board, subject to complying with the terms of the merger agreement, authorizes us to enter into a written agreement with respect to a superior proposal;

•	because the board modifies or withdraws its recommendation or fails to confirm its recommendation within four business days after Harbinger’s request that it do so;

•	because the merger does not occur prior to May 1, 2007, and prior to such termination a competing transaction has been communicated to the board and not withdrawn and within nine months thereafter, we enter into an agreement to complete or complete a competing transaction with another party; or

•	if the approval of the merger agreement by our shareholders is not obtained and prior to such termination a competing transaction has been communicated to the board and not withdrawn and within nine months thereafter, we enter into an agreement to complete or complete a competing transaction with another party;
•	the prohibition in the merger agreement on the ability of the board to withdraw its recommendation of the merger or modify its recommendation, other than in connection with our receipt of a superior proposal;

•	the circumstances under which Harbinger may terminate the merger agreement, including Harbinger’s right to terminate the merger agreement if the board withdraws its recommendation of the merger or modifies its recommendation;
•	certain of our directors and officers may have conflicts of interest in connection with the merger, as they will receive certain benefits that are different from and in addition to those of our other shareholders as more fully described below in the section entitled “Interests of Our Directors and Executive Officers in the Merger”; and

•	the risks that the merger might not be completed, the potential impact of the restrictions under the merger agreement on our ability to take certain actions during the pendency of the merger agreement, the potential of diversion of management and employee attention and for employee attrition during that period, and the potential effect on our business and relations with customers and suppliers.
     The board considered all of the foregoing factors as a whole and concluded that it supported a favorable determination to adopt the merger agreement and recommend the merger agreement to our shareholders.
     The foregoing discussion of the information and the factors discussed by the board is not exhaustive but does include the material factors considered by the board members. The board did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the board may have given no weight or different weight to different factors.
Recommendation of Our Board of Directors
     After careful consideration, the board of directors unanimously approved the merger agreement and the merger. THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Certain Financial Forecasts Relating to Applica
     We provided Harbinger and its financial advisor with long-term target forecasts for fiscal years 2007 through 2010 prepared by our management. Although the forecasts are presented with numerical specificity, the forecasts reflect numerous estimates and assumptions relating to the business of Applica that are inherently subject to significant economic, industry and competitive uncertainties, including those risk factors detailed in our filings with the SEC and those described in the “Special Note Regarding Forward Looking Statements” on page 14, all of which are difficult to predict and many of which are beyond the control of Applica. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the forecasts will prove to be accurate, or that the forecasts will be realized, and actual results may be materially greater or less than those contained in the forecasts.
     We do not, as a matter of course, publicly disclose forecasts of future revenues, earnings or other financial performance. The forecasts were not derived as part of management’s internal financial planning process and were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither our auditors nor any registered public accountant has examined or compiled the forecasts and, accordingly, neither our auditors nor any other registered public accountant expresses an opinion or any other form of assurance or association with respect thereto.
     The inclusion of this information in this proxy statement should not be regarded as an indication that the forecasts will necessarily be reflective of actual future results, and the forecasts should not be relied upon as such. None of Applica, its financial advisor or other representatives has made or makes any representation to any shareholder regarding the information included in the forecasts. Applica does not intend to update or otherwise revise any of the forecasts included in this proxy statement to reflect circumstances existing after the date when such forecasts were made or to reflect the occurrence of future events.
     The following projected financial data was provided to Harbinger and its financial advisor in connection with the proposed merger:

	Year Ended December 31,
	(Dollars in millions)
	2007	2008	2009	2010
Projected Net Sales	$540.9	$557.9	$571.8	$586.1
Projected Gross Profit	164.8	169.9	174.1	178.5
Projected Operating Expenses	141.7	142.0	145.5	149.2
Projected Operating Income	23.1	27.9	28.6	29.3
Projected EBITDA	31.4	37.0	38.0	38.9
EBITDA is a financial measure that is not in accordance with generally accepted accounting principles in the United States (“GAAP”). However, Applica has provided a reconciliation of EBITDA to the most directly comparable GAAP financial measure, which is operating income, in the table below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization costs, but is not a substitute for operating income as determined in accordance with GAAP. EBITDA is a basis upon which our management assesses financial performance and we believe it is frequently used by securities analysts, investors and other interested parties in measuring the operating performance and creditworthiness of companies with comparable market capitalization to Applica. In addition, EBITDA is a relevant measure of Applica’s ability to meet debt service and capital expenditure requirements.

	Year Ended December 31,
	(Dollars in millions)
	2007	2008	2009	2010
Projected Operating Income	$23.1	$27.9	$28.6	$29.3
Projected Depreciation and Amortization	8.3	9.1	9.4	9.6

Projected EBITDA	$31.4	$37.0	$38.0	$38.9

Opinion of Our Financial Advisor
     We retained Banc of America Securities to act as our financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the consumer products industry and investment community, and its familiarity with us and our business. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions.
     On October 19, 2006, at a meeting of our board of directors held to evaluate the merger, Banc of America Securities delivered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated October 19, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in Banc of America Securities’ opinion, the merger consideration to be received by holders of our common stock, other than Harbinger and its affiliates, pursuant to the merger agreement was fair, from a financial point of view, to such holders.
     The full text of Banc of America Securities’ written opinion to the board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. You are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities provided its opinion to our board for its benefit and use in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how shareholders should vote or act in connection with the merger.
     For purposes of its opinion, Banc of America Securities:
•	reviewed certain publicly available financial statements and other business and financial information of Applica;

•	reviewed certain internal financial statements and other financial and operating data concerning Applica;
•	reviewed certain financial forecasts relating to Applica prepared by our management, taking into account net operating losses anticipated by management to be utilized by Applica;

•	discussed the past and current operations, financial condition and prospects of Applica with our senior executives;

•	reviewed the reported prices and trading activity for Applica common stock;

•	compared the financial performance of Applica and the prices and trading activity of our common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Applica, Harbinger and their respective advisors;

•	reviewed the merger agreement;

•	reviewed certain public filings and statements made by the Harbinger Funds with respect to the proposed merger;

•	considered the fact that Applica publicly announced on February 28, 2006 that it was exploring its strategic alternatives and the results of Banc of America Securities’ efforts, prior to the execution of the NACCO merger agreement, to solicit, at our direction, third-party indications of interest in the possible acquisition of all or a portion of Applica, including indications of interest and proposals received as a result of such public announcement and such solicitation process; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.
     Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. With respect to the financial forecasts relating to Applica prepared by our management, Banc of Securities assumed, at our direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to the future financial performance of Applica. Banc of America Securities did not make any independent valuation or appraisal of our assets or liabilities, contingent or otherwise, and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities assumed, with our consent, that the merger would be consummated as provided in merger agreement, with full satisfaction of all covenants and conditions contained in the merger agreement and without any waivers, and in compliance with all applicable laws and contractual and other requirements. Banc of America Securities also assumed, with our consent, that all third-party consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Applica or the merger.
     Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger, other than the merger consideration to the extent expressly specified in its opinion, including, without limitation, the form or structure of the merger. Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to us or in which we might engage or as to whether any transaction might be more favorable to us as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of our board of directors to proceed with or effect the merger. Except as described above, the board of directors imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.
     Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion.
Accordingly, although subsequent developments may affect its opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.
     The following represents a brief summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, presented by Banc of America Securities to the board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.
     Selected Publicly Traded Companies Analysis
     Banc of America Securities reviewed publicly available financial and stock market information for the following eight selected publicly traded companies in the consumer products industry:
•	Central Garden & Pet Company

•	Chattem, Inc.

•	Dorel Industries Inc.

•	Helen of Troy Limited

•	Jarden Corporation

•	Prestige Brands Holdings, Inc.

•	The Scotts Miracle-Gro Company

•	Spectrum Brands, Inc.
     Banc of America Securities reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on October 18, 2006, plus debt and minority interests, less cash and cash equivalents, as a multiple of calendar year 2006 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, a financial measure commonly used to estimate enterprise value. Banc of America Securities applied a range of selected multiples of calendar year 2006 estimated EBITDA derived from the selected companies to Applica’s calendar year 2006 estimated EBITDA, as adjusted to add-back non-recurring expense items, referred to as adjusted EBITDA. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of Applica were based on internal estimates of our management. This analysis indicated the following implied per share equity reference range for Applica, as compared to the merger consideration:

Implied Per Share
Equity Reference Range for Applica	Merger Consideration
$1.90 — $2.80	$6.00
     No company or business used in this analysis is identical or directly comparable to Applica or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Applica was compared.
     Selected Precedent Transactions Analysis
     Banc of America Securities reviewed financial information relating to the following ten selected transactions in the consumer products industry:

Announcement Date	Acquiror	Target
• 6/29/2005	• Jarden Corporation	• The Holmes Group, Inc.
• 1/4/2005	• Rayovac Corporation	• United Industries Corporation
• 9/20/2004	• Jarden Corporation	• American Household, Inc.
• 6/8/2004	• Castle Harlan, Inc.	• Ames True Temper, Inc.
• 8/13/2003	• Jarden Corporation	• Lehigh Consumer Products Corporation
• 12/17/2002	• TechTronic Industries Company Limited	• Royal Appliance Mfg. Co.
• 6/18/2001	• Libbey Inc.	• Anchor Hocking Corporation (Newell Rubbermaid Inc.)
• 5/2/2001	• Salton, Inc.	• Pifco Holdings PLC
• 12/17/1998	• Holmes Products Corp.	• The Rival Company
• 3/2/1998	• Sunbeam Corporation	• Signature Brands USA, Inc.
     Banc of America Securities reviewed transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt and minority interests, less cash and cash equivalents, as multiples of latest 12 months adjusted EBITDA. Banc of America Securities applied a range of selected multiples of latest 12 months adjusted EBITDA derived from the selected transactions to Applica’s calendar year 2006 estimated adjusted EBITDA, a financial measure commonly used to estimate transaction value. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated financial data of Applica were based on internal estimates of our management. This analysis indicated the following implied per share equity reference range for Applica, as compared to the merger consideration:

Implied Per Share
Equity Reference Range for Applica	Merger Consideration
$0.90 — $1.90	$6.00
     No company, business or transaction used in this analysis is identical or directly comparable to Applica, its business or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Applica and the merger were compared.

     Discounted Cash Flow Analysis
     Banc of America Securities performed a discounted cash flow analysis of Applica to calculate the estimated present value as of June 30, 2006 of the standalone unlevered, after-tax free cash flows that Applica could generate during the second half of fiscal year 2006 through the full fiscal year 2010 based on internal estimates of Applica’s management. Banc of America Securities also calculated a range of estimated terminal values by applying a range of adjusted EBITDA terminal value multiples of 7.5x to 8.5x to Applica’s fiscal year 2010 estimated adjusted EBITDA, a financial measure commonly used to estimate terminal values when performing a discounted cash flow analysis. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 13.0% to 15.0%. This analysis indicated the following implied per share equity reference range for Applica, as compared to the merger consideration:

Implied Per Share
Equity Reference Range for Applica	Merger Consideration
$2.65 — $4.10	$6.00
     Banc of America Securities also took into account net operating losses, referred to as NOLs, anticipated by our management to be utilized by us. Banc of America Securities noted that the estimated per share present value attributable to such NOLs, together with the implied per share equity reference range referenced above, yielded an implied per share equity reference range for Applica of approximately $3.70 to $5.15.
     Miscellaneous
     As noted above, the discussion set forth above is only a summary of the material financial analyses presented by Banc of America Securities to our board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
     In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond Applica’s control. The estimates of the future performance of Applica provided by our management in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Applica board in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Applica.
     The type and amount of consideration payable in the merger were determined through negotiations between us and Harbinger, rather than by any financial advisor, and were approved by our board. The decision to enter into the merger agreement was solely that of our board. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the our board or management with respect to the merger or the merger consideration.

     We have agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of $2.8 million, portions of which were payable in connection with Banc of America Securities’ engagement and upon rendering Banc of America Securities’ opinion and $2.2 million of which is contingent upon the completion of the merger. As part of its engagement, Banc of America Securities also acted as our financial advisor in connection with the NACCO merger, for which services additional compensation was payable. We also have agreed to reimburse Banc of America Securities for all reasonable expenses (including any reasonable fees and disbursements of its counsel) incurred in connection with its engagement, and have agreed to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.
     Banc of America Securities or its affiliates in the past have provided and currently are providing financial advisory and financing services to us unrelated to the proposed merger, for which services Banc of America Securities and its affiliates have received and expect to receive compensation, including acting as administrative agent, lead arranger, collateral agent and lender under our senior revolving credit facility, which credit facility is expected to be repaid in connection with the merger. Since January 1, 2004, Banc of America Securities and its affiliates have received aggregate fees from us for corporate and investment banking services unrelated to the merger of approximately $1.7 million. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade or hold securities or loans of Applica and Harbinger for their own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.
Interests of Our Directors and Executive Officers in the Merger
     In considering the recommendation of the board to vote in favor of the adoption of the merger agreement, our shareholders should be aware that members of the board of directors and certain of our executive officers have interests in the merger that are different from, or are in addition to, the interests of Applica shareholders generally and that may create potential conflicts of interest. During its deliberations in determining to recommend to its shareholders that they vote in favor of the merger proposal, the board was aware of these interests.
     Treatment of Stock Options
     As of the record date, there were 761,000 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers and directors with a per share exercise price of less than $6.00. As of the effective time of the merger, all options to acquire Applica common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, shall become:
•	fully exercisable and vested; and

•	shall be cancelled, retired and extinguished and shall no longer be outstanding following the effective time of the merger.
     In the merger, each director and executive officer holding stock options that have an exercise price of less than $6.00 per share will receive an amount in cash, without interest, less any required withholding taxes, equal to the excess of $6.00 over the applicable per share exercise price for each stock option held, multiplied by the aggregate number of shares of our common stock into which the applicable stock option was exercisable immediately prior to the effective time of the merger. Options with a per share exercise price equal to or in excess of $6.00 will be terminated and cancelled without any consideration therefor if not exercised prior to the effective time of the merger.

     The following table summarizes the outstanding vested and unvested options held by our executive officers and directors as of the record date, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	Weighted Average
	Underlying	Exercise Price of
	In-The-Money Vested	In-The-Money Vested
	and Unvested	and Unvested	Resulting
Name	Options	Options	Consideration
Susan J. Ganz	3,000	$3.48	$7,560
Leonard Glazer	3,000	$3.48	$7,560
Ware H. Grove	3,000	$3.48	$7,560
Brian Guptill	40,000	$4.575	$57,000
J. Maurice Hopkins	3,000	$3.48	$7,560
Thomas J. Kane	3,000	$3.48	$7,560
Christopher B. Madison	—	—	—
Terry L. Polistina	150,000	$4.553	$217,050
Jerald I. Rosen	3,000	$3.48	$7,560
Harry D. Schulman	550,000	$4.227	$975,150
Paul K. Sugrue	3,000	$3.48	$7,560

     Existing Employment Agreements and Severance Arrangements with Our Executive Officers
     Harry D. Schulman. Effective May 1, 2004, we entered into an employment agreement with Harry D. Schulman, our Chairman, President and Chief Executive Officer. If there is a change of control and Mr. Schulman’s employment is terminated within 18 months of the date of the change of control, by us other than for cause, death, disability, or by Mr. Schulman for good reason (as defined below), then he will be entitled to receive a lump sum payment equal to 2.5 times his severance base (as defined below), plus any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination, as well as reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. In the event that Mr. Schulman is terminated by us for cause (as defined in the employment agreement), or he terminates his employment without good reason, he will be entitled only to receive any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. The term “severance base” is defined in the employment agreement as the sum of (1) Mr. Schulman’s base salary, plus (2) the higher of:
•	the target-level incentive bonus (which is 100% of his base salary) for the year during which the termination occurs; and

•	the average of the incentive bonuses paid to Mr. Schulman for the three years immediately preceding the year in which the termination occurs.
     Pursuant to his employment agreement, subject to certain limitations, if any portion of the change of control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, we must also make a payment to him on an after-tax basis in an amount equal to the excise tax imposed. However, if the so-called “golden parachute” payment does not exceed 115% of the “safe harbor” (defined as 2.99 times Mr. Schulman’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code), then the payment will be cut back to the safe harbor amount. If the merger occurred on the date of this proxy statement and Mr. Schulman was immediately terminated by us without cause, he would be entitled to receive an excise tax gross-up payment of approximately $1.3 million.
     For purposes of Mr. Schulman’s employment agreement, “good reason” means the occurrence of any of the following events:
•	a reduction in his base salary or incentive bonus opportunity or a material reduction of any other type of compensation or benefit which is not cured by us within ten days following written notice by Mr. Schulman;

•	Mr. Schulman no longer reports directly to the board;

•	Mr. Schulman fails to be elected or appointed (or reelected or reappointed) to the position of President and Chief Executive Officer of Applica;

•	a material diminution of Mr. Schulman’s duties or responsibilities which is not cured by us within ten days following written notice by Mr. Schulman;

•	a material breach of the employment agreement by us without the express written consent of Mr. Schulman which is not cured within ten days following written notice delivered by Mr. Schulman; or

•	Mr. Schulman’s services are required to be performed primarily at a location other than our corporate headquarters.
     On October 31, 2006, we delivered a written notice to Mr. Schulman of non-renewal pursuant to his employment agreement. Accordingly, the employment agreement will terminate and expire on May 1, 2007 in accordance with its terms. While no agreements, arrangements or understandings have been entered into, Mr. Schulman has engaged in discussions with Harbinger about a possible voluntary resignation and severance arrangement with Applica prior to the termination of his employment agreement.
     Terry L. Polistina and Brian S. Guptill. On May 1, 2005, we entered into substantially similar employment agreements with each of Terry L. Polistina, our Chief Operating Officer and Chief Financial Officer, and Brian S. Guptill, our Senior Vice President of Engineering. We refer to each of them as an executive. If there is a change of control and the executive’s employment is terminated within 12 months following the date of the change of control by us other than for cause (as defined in the employment agreement), death or disability or by the executive for good reason (as defined below), then the executive will be entitled to receive a lump sum payment equal to 1.5 times his severance base, plus any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. In the event that the executive is terminated by us for cause, or he terminates his employment without good reason, he will be entitled only to receive any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and reimbursement for all business expenses incurred before the termination date which have not yet been reimbursed. The term “severance base” is defined in the employment agreement as the sum of (1) the executive’s base salary, plus (2) the higher of:
•	the target-level incentive bonus (which is 50% of the executive’s base salary) for the year during which the termination occurs; and

•	the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.
     “Good reason” is defined in the employment agreements to mean a material breach of the employment agreement by us, without the executive’s express written consent, for any reason other than cause (as defined in the employment agreement) or the executive’s death or disability, which we do not cure within ten days following written notice by the executive. The employment agreements for Messrs. Polistina and Guptill were amended as of April 19, 2006 to provide that the executive will also have “good reason” if he is required to perform his services primarily at a location outside a fifty mile radius from Miramar, Florida.
     Executive Change of Control Severance Plan. Effective April 19, 2006, our board adopted the Executive Change of Control Severance Plan, which covers four employees including Messrs. Schulman, Polistina and Guptill. Under the severance plan, in the event of a change of control before May 1, 2007, each of the covered executives is entitled to continuation of the payment of his base salary for 18 months if employment is terminated within 18 months after the change of control for reasons other than cause (as defined in the employment agreement), death or disability or if executive terminates for “good reason,” as defined in the executive’s employment agreement. Payments under the severance plan will be made in monthly installments starting on the later of the executive’s termination date and execution of a release, or if the executive is a “specified employee” and benefits are subject to Section 409A of the Internal Revenue Code six months after termination of employment. The amount of severance payable under the severance plan will be reduced by any severance amounts paid under the executive’s employment agreement. In addition, the severance plan provides for the continued coverage of the executive and his eligible dependents under our medical plan for 18 months after the date of termination of employment in the event of a termination entitling the executive to severance.
     The following table lists the estimated value of the aggregate cash severance payment to which each of Messrs. Schulman, Polistina and Guptill would be entitled under his employment agreement and the severance plan if his employment was terminated following the merger under circumstances entitling him to severance. The following table reflects the cash payments that would be payable based on compensation rates in effect on record date, and if the merger was completed on or before December 31, 2006(which amounts may change if the merger is completed on a later date).

Name	Cash Severance Payment
Harry D. Schulman	$3,500,120
Terry L. Polistina	$708,786
Brian S. Guptill	$573,768

     Other Interests of Our Directors and Executive Officers in the Merger
     Repayment of Debt. Certain of our indebtedness will be repaid in connection with the merger, including our 10% notes, $110,000 principal amount of which are owned by one of our executive officers.
     Mast Capital Management. Christopher B. Madison, a member of our board of directors, is a principal of Mast Capital Management, LLC, a Boston-based investment management company. A fund managed by Mast made a $20 million secured term loan to us in October 2005, which will be repaid in connection with the merger. In connection with the repayment of the term loan, after June 30, 2006 we are required to pay an exit fee that increases on a periodic basis from 1% to 4% of the principal amount of the loan.
     Directors’ and Officers’ Indemnification and Insurance
     The merger agreement provides that in the event of any threatened or actual action, whether civil or administrative, including any such action in which any present or former director of Applica or any of its subsidiaries is, or is threatened to be, made a party based whole or in part, or arising in whole or in part out of, pertaining in whole or in part to, any action or failure to take action by any such person in such capacity taken prior to the effective time of the merger, the surviving corporation will, from and after the effective time of the merger, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable law in effect on the date of the merger agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any such claim, suit, proceeding or investigation by such person), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim action, subject to the surviving corporation receiving an undertaking by such indemnified person to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such indemnified person is not entitled to indemnification under applicable law (except that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent (which may not be unreasonably delayed or withheld) and will not be obligated to pay the fees and expenses of more than one counsel for all indemnified persons in any jurisdiction with respect to any single such action, except to the extent that two or more of such indemnified persons have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation).

     The merger agreement also provides that the surviving corporation will either:
•	maintain in effect for a period of six years after the effective time of the merger, if available, the current policies of directors’ and officers’ liability insurance maintained by us (provided that the surviving corporation may substitute these policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to our officers and directors); or

•	obtain as of the effective time of the merger “tail” insurance policies with a claims period of six years from the effective time of the merger with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to our directors and officers, in each case, with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger;
     provided, however, that in no event will the surviving corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by us for such insurance before July 23, 2006.
     Employee Benefit Plans
     Pursuant to the merger agreement, certain of our employee benefit plans, which are applicable to all employees, will remain in place in accordance with their terms.
Delisting and Deregistration of Our Common Stock
     If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC.
Material United States Federal Income Tax Consequences of the Merger
     The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders who exchange their shares of our common stock for cash pursuant to the merger. This discussion is based on the Internal Revenue Code, Treasury regulations, administrative positions of the Internal Revenue Service and judicial decisions in effect on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect, or to different interpretations. This discussion does not consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. It applies only to a shareholder who, on the date the merger is completed, holds shares of our common stock as capital assets. It does not address a taxpayer subject to special treatment under U.S. federal income tax laws, like an insurance company, a financial institution, a securities dealer, a tax-exempt organization, a mutual fund, a real estate investment trust, an investor in a pass-through entity, an S corporation or a taxpayer subject to the alternative minimum tax. In addition, this discussion may not apply to a shareholder who acquired his or her shares of our common stock upon the exercise of an employee stock option or otherwise as compensation for services or through a tax-qualified retirement plan or who holds his or her shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partnership that holds our common stock and a partner in that partnership are urged to consult their own tax advisers regarding the tax consequences of the merger to them.
     The following discussion does not address potential state, local, foreign or other tax consequences of the merger. Each shareholder is urged to consult his own tax adviser regarding the U.S. federal income tax consequences, as well as the state, local, foreign and any other tax consequences, of the disposition of his shares in the merger.
     For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the law of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration, and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.
Except with respect to the discussion of backup withholding below, this discussion does not address the tax consequences to any shareholder that, for U.S. federal income tax purposes, is not a U.S. holder.
     For U.S. federal income tax purposes, the merger will be treated as a sale of our common stock for cash by each of our shareholders. Accordingly, the U.S. federal income tax consequences to a shareholder receiving cash in the merger in general will be as follows:
•	The shareholder will recognize capital gain or loss for U.S. federal income tax purposes upon disposition of his shares of our common stock pursuant to the merger.
•	The amount of capital gain or loss that each shareholder recognizes will be equal to the difference, if any, between the amount of cash he receives pursuant to the merger and his adjusted tax basis in the shares of our common stock he surrenders pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in the same transaction).

•	A shareholder’s capital gain or loss, if any, will be long-term in the case of shares of our common stock in which he has a holding period of more than one year at the time of the merger. Net long-term capital gain of individuals is eligible for a reduced rate of taxation. There are limitations on the deductibility of capital losses.
     We will report cash payments made pursuant to the merger to our shareholders and to the Internal Revenue Service to the extent the Internal Revenue Code and applicable Treasury regulations require. Those amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding at the rate of 28% will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if the holder:
•	fails to supply the paying agent with the shareholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), certify that that number is correct and otherwise comply with the backup withholding rules;

•	has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the holder’s U.S. federal income tax returns; or

•	is subject to backup withholding in certain other cases.
     Accordingly, each U.S. holder will be asked to complete and sign a substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or otherwise to establish an exemption from backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Shareholders who are not United States persons should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding or otherwise establish an exemption from backup withholding. Certain of our shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.

     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or as a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
     The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax adviser to determine the particular tax consequences to you (including the application and effect of any state, local, foreign and other income or other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.
Regulatory Approvals
     Under the merger agreement, we and the other parties to the merger agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that certain merger and acquisition transactions that meet certain reporting thresholds may not be consummated until after both parties file separate pre-merger notification forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and observe the statutory waiting period. Applica, Buyer and Merger Co filed pre-merger notification forms with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on November 2, 2006. On November 14, 2006, the Federal Trade Commission, on behalf of itself and the Antitrust Division of the Department of Justice, granted early termination of the statutory waiting period with respect to the merger.
     Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of articles of merger in Florida at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Appraisal Rights
     Under the Florida Business Corporation Act, shareholders of a Florida corporation are generally entitled to appraisal rights, and to obtain payment of the fair value of their shares in the event of certain corporate actions, including mergers. Certain exemptions under Florida law exist that deny or make unavailable the rights of shareholders to seek appraisal rights. One such exemption exists if a merging Florida corporation’s shares of stock are listed on the NYSE and the shareholder is to receive cash for their shares in the merging corporation at the effective time of the merger. This exemption is not applicable and appraisal rights are available under Florida law if any of the shares of the Florida corporation are being acquired by a person, or an affiliate of a person, who is, or at any time during the one year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights (i.e., the merger), was, the beneficial owner of 20% or more of the voting power of the corporation.
     Our shareholders have no dissenters’ rights of appraisal or other rights to demand fair value for their shares by reason of the merger for the following reasons:
•	our common stock is listed on the NYSE;

•	our shareholders are to receive cash at the effective time of the merger as consideration for their shares; and

•	because of Florida’s Control Share Act, Harbinger has no power to vote any of the shares of Applica common stock that it beneficially owns or has the power to direct the vote over, at the special meeting.
     Accordingly, it is very important that you vote because even if you do not vote, if the merger is approved at the special meeting, you will cease to have any rights with respect to your shares other than the right to receive $6.00 in cash, without interest, for each share of our common stock that you own.

Financing of the Merger
     The merger is not subject to any financing conditions. In connection with the execution of the merger agreement, Buyer received equity funding letters from the Harbinger Funds, that, subject to the conditions therein, provide for an aggregate amount of up to $275 million of equity financing for completion of the merger, including the approximately $93 million required to pay the merger consideration. The obligations of the Buyer pursuant to the merger agreement are not subject to any financing condition. Copies of the equity funding letters are attached as Annexes C1 and C2 to this proxy statement. We encourage you to carefully read the equity funding letters as they are the legal documents that contain the terms and conditions of the equity funding obligations of the Harbinger Funds in connection with the merger.

THE MERGER AGREEMENT
     The following discussion summarizes the material provisions of the merger agreement and is qualified by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety, as well as this proxy statement, before making any decisions regarding the merger.
Structure and Effective Time
     Subject to the terms and conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Merger Co will merge with and into Applica, or, at Buyer’s election, Applica will merge with and into Merger Co or another subsidiary of Buyer, subject to certain conditions. The separate corporate existence of Merger Co will cease, and Applica will continue as the surviving corporation, wholly owned by Buyer, which is a subsidiary of the Harbinger Funds. The surviving corporation will be a privately held corporation and our current shareholders will cease to have any ownership interest in the surviving corporation or rights as our shareholders. Therefore, such current shareholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.
     The merger will become effective as set forth in the articles of merger relating thereto that will be filed on the closing date of the merger agreement with the Secretary of State of the State of Florida and that will state, unless the parties otherwise agree, that the effective time of the merger will occur on such closing date. The closing of the merger will occur as soon as practicable, but in no event later than the third business day after the conditions to completion of the merger have been satisfied or waived, unless otherwise agreed by the parties to the merger agreement.
Consideration To Be Received in the Merger
     Common Stock. At the effective time, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $6.00 in cash, without interest, other than shares of our common stock owned by Applica, Buyer (or any of its stockholders), Merger Co or any direct or indirect wholly owned subsidiary of Applica, Buyer or Merger Co (other than, in any such case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties), which shares will be cancelled without conversion or payment.
     After the effective time of the merger, each of our stock certificates representing shares of our outstanding common stock converted in the merger will represent only the right to receive the merger consideration of $6.00 in cash per share, without interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.
     Stock Options. As of the effective time of the merger, each option to acquire Applica common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will become:
•	fully vested and immediately exercisable; and

•	will be cancelled, retired and extinguished and will no longer be outstanding following the effective time of the merger.
     In the merger, each holder of Applica stock options will receive an amount in cash, without interest, less any required withholding taxes, equal to the excess, if any, of $6.00 over the applicable per share exercise or purchase price for each stock option held, multiplied by the aggregate number of shares of Applica common stock into which the applicable stock option was exercisable immediately prior to the effective time of the merger.

Procedure for Receiving Merger Consideration
     Concurrently with the effective time of the merger, Buyer will provide, or will cause the surviving corporation to provide, funds to the paying agent in amounts necessary for the payment of the aggregate merger consideration upon surrender of the stock certificates. As soon as practicable, but in any event no later than five business days after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other shareholders (other than Harbinger). The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
     You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer, as reasonably acceptable to the paying agent. In addition, the person who surrenders such certificate must either make an advance payment of any transfer or other taxes required by reason of such payment or for any other reason, or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.
     No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The surviving corporation or the paying agent will be entitled to deduct and withhold from any merger consideration, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the surviving corporation or the paying agent will be treated as having been paid to the person with regard to whom it is withheld.
     At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of the shares of our common stock that were outstanding immediately prior to the effective time. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
     None of the surviving corporation, Buyer or any other person will be liable to any Applica shareholder for any amount properly paid in good faith to a governmental entity pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed by Applica shareholders one year after the effective time of the merger, will be delivered by the paying agent to the surviving corporation together with any interest or other income accrued through such time as a result of the paying agent’s investment of such funds. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for, and the surviving corporation the payment of the merger consideration, without any interest thereon. Any portion of the merger consideration that remains unclaimed that would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable laws, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.
     If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to sign an affidavit attesting that your certificate has been lost, stolen or destroyed. You will also be required to execute and deliver an indemnity agreement to provide indemnity against any claim that may be made against the surviving corporation and/or the paying agent on account of the alleged loss, theft or destruction of the certificate.
Representations and Warranties
     The merger agreement contains customary representations and warranties made by us to Buyer and Merger Co and customary representations and warranties made by Buyer to us. Our representations and warranties relate to, among other things:

•	due organization, good standing and corporate power;

•	authorization and validity of agreement;

•	required consents, approvals, orders and authorizations; and no violations;

•	accuracy of information supplied or to be supplied by Applica in connection with this proxy statement;

•	capitalization;

•	absences of a material adverse effect since December 31, 2005;

•	litigation;

•	title to properties, encumbrances;

•	our SEC filings since January 1, 2003, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	insurance;

•	regulatory matters;

•	broker’s or finder’s fees;

•	taxes;

•	employee benefit matters;

•	intellectual property;

•	environmental liabilities;

•	material contracts;

•	labor relations;

•	state takeover laws;

•	voting requirements, board approval;

•	opinion of our financial advisor;

•	transactions with related parties; and

•	customers.
     In addition, Buyer’s representations and warranties relate to, among other things:
•	due organization, good standing and corporate power;

•	authorization and validity of agreement;

•	required consents, approvals, orders and authorizations, and no violations;

•	accuracy of information supplied or to be supplied by Buyer or Merger Co in connection with this proxy statement;

•	litigation;

•	broker’s and finder’s fees;

•	vote required to adopt the merger agreement;

•	the interim operations of Buyer and Merger Co; and

•	financing.
     Most of the representations and warranties contained in the merger agreement are subject to materiality qualifications and/or knowledge qualifications, and none of the representations and warranties survive the effective time of the merger.
     This description of the representations and warranties is included to provide you with information regarding the terms of the merger agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise because the confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties.
Conduct of Our Business Pending Completion of the Merger
     Under the merger agreement, we have agreed that, subject to certain exceptions and unless Buyer gives its prior written consent, between October 19, 2006 and the effective time of the merger, we will, and will cause each of our subsidiaries to:
•	carry on our business in the ordinary course, in substantially the same manner as before conducted and use commercially reasonable efforts to preserve intact our present business organizations, keep available the services of our current officers and other key employees and preserve our relationships with customers, suppliers and others having business dealings with us, except that no action by us or our subsidiaries specifically addressed by any other covenant will be deemed a breach of this covenant unless such action would constitute a breach of one or more other provisions in the merger agreement;

•	take no action to enter into a new material line of business;

•	take no action to enter into any contract with a supplier, distributor or customer representative that involves the purchase, distribution or sale of goods or services with a term extending more than one year that is not terminable by Applica or any of its subsidiaries upon less than 30 days prior written notice;

•	take no action to enter into any contract with respect to licensing of any of our intellectual property with a term extending more than one year that is not terminable by us or any of our subsidiaries without penalty or premiums upon less than 30 days prior written notice;

•	take no action to incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than related capital expenditures or obligations or liabilities incurred or committed in the ordinary course of business consistent with our past practice.

•	take no action, and cause our foreign subsidiaries to take no action, to declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of our capital stock, nor will we:
•	split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock; or

•	repurchase, redeem or otherwise acquire any shares of our capital stock or any securities convertible into or exercisable for any shares of our capital stock, except for transactions pursuant to the terms of our outstanding stock options as of September 30, 2006;
•	take no action to offer, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or encumbrance of, any shares of our capital stock, or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into commitment, arrangement, undertaking or agreement with respect to any of the foregoing;

•	except as required to comply with the merger agreement or applicable laws, take no action to amend our articles of incorporation, bylaws or other governing documents;

•	except in the case of internal reorganizations or consolidations involving our subsidiaries in existence as of October 19, 2006, or the creation of new direct or indirect wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement, take no action to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with our past practice);

•	other than internal reorganizations or consolidations involving existing subsidiaries or as may be required by or in conformance with applicable laws to permit or facilitate the merger, take no action to sell, lease, license or otherwise encumber or subject to any encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any encumbrance or otherwise dispose of, any of its assets (including the capital stock of any Applica subsidiary, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice);

•	take no action to make any of the following:
•	loans, advances or capital contributions to, or investments in, any other person (other than investments by Applica or any of its subsidiaries to or in Applica or any other wholly-owned subsidiary of Applica, or pursuant to any contract or other legal obligation of Applica as in effect as of October 19, 2006, or employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business); or

•	create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of October 19, 2006, other than:
•	in the ordinary course of business pursuant to its existing revolving credit facility in an amount not to exceed $125 million in the aggregate; or

•	for trade payables incurred in the ordinary course of business or as otherwise permitted by the merger agreement;
•	use commercially reasonable efforts to maintain our listing on the NYSE and to satisfy any and all related listing qualifications and criteria;

•	except as required by applicable laws or contract in effect on October 19, 2006 that relates to our employees, or as required under the merger agreement, take no action to:
•	increase the amount of compensation or employee benefits of any employee, consultant or director, pay any severance, pension, retirement, savings or profit-sharing allowance to any employee, consultant or director that is not required by any existing plan or agreement;

•	enter into any contract with any employee, consultant or director regarding his or her employment or service, compensation or benefits;

•	increase or commit to increase any benefits for employees, consultants or directors;

•	adopt or amend or may any commitment to adopt or amend, other than amendments required by law, any benefit plan for the benefit of any person;

•	accelerate the vesting of, or the lapsing of restrictions with respect to any stock options or other equity based compensation, except as may be required by any plan or agreement in effect on the date of the merger agreement pursuant to which such stock options or other equity based compensation was granted, any applicable laws or in accordance with the merger agreement;
•	take no action to make any material change in method of accounting in effect as of the date of the merger agreement, except as may be required by a governmental entity or as required by changes to generally accepted accounting principles as concurred by our independent, registered accounting firm;

•	take no action to change the fiscal year or make any material tax election or settle or compromise any material income tax liability with respect to matters that will be a liability of the surviving corporation other than in the ordinary course of business consistent with our past practice;

•	take no action to enter into any contract that will limit or otherwise restrict, after the effective time of the merger, the surviving corporation or any of its subsidiaries, or any of their respective affiliates or any of their successors, from engaging or competing in any line of business in any geographic area or by any means, which contracts, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the surviving corporation and its subsidiaries, taken as a whole, following the effective time of the merger;

•	effective at (or, at the election of Buyer, immediately prior to) the effective time of the merger, take or cause to be taken the actions set forth in the merger agreement with respect to its benefit plans, and, will cause its employee benefit plans to be amended, if requested by Buyer, to freeze or eliminate the Applica stock fund under the Applica 401(k) profit sharing plan or amend the Applica 401(k) profit sharing plan as necessary to preserve its tax qualifications; or

•	take actions to grant such approvals and take such other actions (except with respect to any shares of Applica common stock owned by Buyer and/or its affiliates as of the date of the merger agreement), to the extent permitted by law as may be required so that the merger may be consummated as promptly as practicable on the terms as set forth in the merger agreement, if the provisions of any potentially applicable anti-takeover or similar statute is or becomes applicable to the merger or Buyer, Merger Co or their affiliates.

Actions Related to Regulatory Approvals
     Neither Merger Co nor Applica will be required to take, or consent to the other taking, any of the following actions in order to obtain the consent, authorization, order, approval or exemption of any governmental entity in order to satisfy the requirements under the Hart-Scott-Rodino Act if the board of directors of Merger Co or Applica, as applicable, determines, after consulting with counsel, such actions would be materially adverse to the surviving corporation:
•	sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner;

•	agree to sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner; or

•	permit assets of such party or its subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner.
In addition, neither Buyer nor any of its affiliates will be required to take any of the aforementioned actions.
     Each of Buyer, Merger Co and Applica are required to comply with all applicable notification, reporting and other requirements under any antitrust laws and shall file any required notifications with the appropriate governmental entity pursuant to and in compliance with antitrust laws within 10 business days after the date of the merger agreement.
Efforts To Close
     Each of Buyer, Merger Co and Applica (including its subsidiaries) agreed to use its reasonable best efforts to cause all of the conditions to the obligations of the other parties to consummate the merger to be met as soon as practicable after the date of the merger agreement. Each party will also use its reasonable best efforts to obtain all necessary third-party consents. In addition, Buyer and Merger Co each agree not to take any action that would reasonably be expected to have a material adverse effect on Buyer.
     Each party will also use its reasonable best efforts to obtain, as soon as practicable, all necessary authorizations and third-party consents, except that, subject to certain limitations, no party will be required to make any material expenditures to obtain such authorizations or consents.
     No affiliates of Buyer (other than Merger Co) shall be prohibited or otherwise restricted in any manner from consummating or agreeing, committing or offering to consummate, any purchase, sale, lease or other acquisition, transfer or disposition of any properties or assets, whether tangible or intangible, of any kind, nature or character, real, personal or mixed, wherever located, including, any securities or assets of another company or business that competes with Applica (except that neither Buyer nor Merger Co shall (and Buyer and Merger Co shall cause the Harbinger Funds and their controlled affiliates, which, for this purpose, does not include any person with respect to which the Harbinger Funds do not either own a majority of the voting securities or have the right, by contract or otherwise, to designate or appoint a majority of the board of directors or equivalent body, not to) take certain actions to the extent that such actions would prevent the closing condition that, prior to closing, all applicable waiting periods under the Hart-Scott-Rodino Act shall have terminated or expired, from being satisfied no later than May 1, 2007 (as determined after taking into account any divestitures or other actions that Buyer, Merger Co, the Harbinger Funds and/or their controlled affiliates (as described above) indicate in good faith in writing to Applica that they intend to and can reasonably be expected to undertake prior to May 1, 2007).
Board Recommendation and Shareholder Meeting
     On October 19, 2006, after evaluating a variety of business, financial and market factors (including the NACCO transaction), and consulting with its legal and financial advisors, and after due discussion and due consideration, our board of directors authorized us to enter into the merger agreement with Buyer and Merger Co and unanimously approved and adopted the merger agreement and the merger.
     The board also agreed to, as promptly as practicable, cause us to take all lawful action to solicit shareholder approval. Unless the merger agreement is terminated in accordance with its terms, Applica will call and hold a special meeting of its shareholders as promptly as practicable for the purpose of obtaining shareholder approval regardless of receiving a competing transaction.
No Solicitation of Transactions
     We have agreed to immediately cease, terminate and discontinue any discussions or negotiations with any person conducted before the date of the merger agreement with respect to any competing transaction, which is defined to include any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving us. We have also agreed that we would request the return or destruction of all confidential information provided by us or on our behalf to all persons who have had such negotiations or discussions or who have entered into confidentiality agreements with us pertaining to a competing transaction. We have also agreed that we will not, and will cause our affiliates and representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to any competing transaction. We will promptly (and in any event within 24 hours) notify Buyer of any receipt of any inquiry or proposal (and the terms thereof) of a competing transaction.
     We are permitted to engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited bona fide written offer regarding a competing transaction only if all of the following conditions exist:
•	our shareholders have not yet approved the merger;

•	the board received an unsolicited bona fide written offer regarding a competing transaction from a third party (which has not been withdrawn) and the board determines in good faith that there is a reasonable likelihood that such competing transaction would constitute a superior proposal;

•	the board, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties;

•	prior to providing any information or data to any person in connection with such competing transaction by any such person, we receive from such person an executed confidentiality agreement containing terms we determine to be substantially similar as the confidentiality agreement entered into with the Harbinger Funds (but permitting certain disclosures to Buyer and its affiliates relating to the name of the bidder and the terms of the offer); and

•	prior to providing any information or data to any person or entering into discussions or negotiations with any person, we promptly notify Buyer of such competing transaction in accordance with the merger agreement.
Repayment of Indebtedness
     Certain of our indebtedness will be repaid in connection with the merger, including the $20 million secured term loan made by Mast Capital and our 10% notes.
Directors and Officers’ Indemnification and Insurance
     The merger agreement provides that in the event of any threatened or actual action, whether civil or administrative, including any such action in which any of our present or former directors or any of our subsidiaries is, or is threatened to be, made a party based whole or in part, or arising in whole or in part out of, pertaining in whole or in part to, any action or failure to take action by any such person in such capacity taken prior to the effective time of the merger, the surviving corporation will, from and after the effective time of the merger, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable law in effect on the date of the merger agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any such claim, suit, proceeding or investigation by such person), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim action, subject to the surviving corporation receiving an undertaking by such indemnified person to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such indemnified person is not entitled to indemnification under applicable law (except that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent (which may not be unreasonably delayed or withheld) and will not be obligated to pay the fees and expenses of more than one counsel for all indemnified persons in any jurisdiction with respect to any single such action, except to the extent that two or more of such indemnified persons have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation).
     The merger agreement also provides that the surviving corporation will either:
•	maintain in effect for a period of six years after the effective time of the merger, if available, the current policies of directors’ and officers’ liability insurance maintained by us (provided that the surviving corporation may substitute these policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to our officers and directors); or

•	obtain as of the effective time of the merger “tail” insurance policies with a claims period of six years from the effective time of the merger with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to our directors and officers, in each case, with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger;
provided, however, that in no event will the surviving corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by us for such insurance before July 23, 2006.
Florida Control Share Acquisition Act
     We agreed that we would not propose at the special meeting or include in this proxy statement and would not call or hold a meeting of our shareholders prior to the special meeting for the purpose of obtaining a vote of our shareholders on, any proposal, that if approved, would have the effect of restoring to Harbinger any or all of their voting rights with respect to their shares of our common stock that may been lost by virtue of Florida’s Control Share Acquisition Act. However, if the merger agreement is terminated for any reason, we have agreed to call a special meeting of our shareholders, at Harbinger’s expense, for the purpose of voting on such proposals, or, if earlier, we will place such proposals on the agenda at our next annual meeting of shareholders, at our expense.
Director Resignations
     We agreed to use our reasonable best efforts to obtain and deliver to Buyer written resignation letters, effective as of the effective time of the merger, from those members of our board of directors and the board of directors of any of our subsidiaries designated by Buyer to us in writing at least five days prior to the closing of the merger.
Shareholder Litigation
     We agreed to give Buyer, except as otherwise required by law or to the extent, in the reasonable opinion of our outside counsel, there exists a conflict between Applica and Buyer, the opportunity to participate in the defense or settlement of any shareholder litigation against us or our directors relating to the transactions contemplated by the merger agreement. We also agreed that we will not settle any such shareholder litigation without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed in the event that the settlement would not be material.

Conditions to Closing the Merger
     Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions at or before the time of completion of the merger, which include the following:
•	our shareholders must adopt the merger agreement and all additional filings shall have been made and, if applicable, finalized;

•	no preliminary or permanent injunction or other order shall have been issued that would make completion of the merger unlawful;

•	consummation of the transactions contemplated by the merger agreement shall not be prohibited or made illegal by any law;

•	all applicable waiting periods under the Hart-Scott-Rodino Act shall have terminated or expired; and

•	all other authorizations of or filings with any governmental entity required in connection with the consummation of the transactions contemplated by the merger agreement shall have been made or obtained, except where the failure to make or obtain such authorizations or filings would not, individually or in the aggregate, have a “material adverse effect” (as defined in the merger agreement) on either Buyer or Applica.

     In addition, the merger agreement provides that obligations of Applica, Buyer and Merger Co to effect the merger are subject to the satisfaction or waiver of the following:
•	we shall have received an officers’ certificate of Buyer and Merger Co, and Buyer shall have received the same from us, certifying the following:
•	all the covenants under the merger agreement were performed in all material respects; and

•	the representations and warranties by Buyer and Applica (which shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of the merger agreement and are true and correct as of the closing date of the merger agreement with the same effect as though made as of the closing date, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a “material adverse effect” (as defined in the merger agreement) on Buyer or Applica, as applicable; in addition, Applica’s representations and warranties related to its capitalization shall have been true and correct in all material respects on the date of the merger agreement and shall be true and correct in all material respects as of the closing of the merger with the same effect as though made as of the closing.
     In addition, the merger agreement provides that the obligations of Buyer and Merger Co to effect the merger are subject to the satisfaction or waiver of the following:
•	the absence of any event, circumstance, change or effect since the date of the merger agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Applica and its subsidiaries, taken as a whole (except for changes in general economic conditions, general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Applica and its subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Applica and its subsidiaries, taken as a whole);

•	no action shall be pending, or threatened in writing, which Buyer’s board of directors determines, following the receipt of advice from its outside counsel, presents a reasonable likelihood of the occurrence of a “material adverse effect” (as defined in the merger agreement) on Applica or a material adverse effect on the business, financial condition or results of operations of the surviving corporation and its subsidiaries, taken as a whole; and

•	certain third-party consents must have been received in accordance with the terms and conditions of the merger agreement.
     The merger agreement provides that a “material adverse effect” with respect to Applica means a material adverse effect on:
•	the business, financial condition or results of operations of Applica and its subsidiaries taken as a whole; or

•	the ability of Applica to consummate the merger or to perform its obligations under the merger agreement on a timely basis or to consummate the merger on a timely basis.
     The merger agreement provides that a “material adverse effect” with respect to Buyer means a material adverse effect on the ability of Buyer and/or Merger Co to consummate the merger or to perform their respective obligations under the merger agreement on a timely basis or to consummate the merger on a timely basis.
Termination of the Merger Agreement
     The merger agreement provides that it may be terminated by the parties and, in certain circumstances, may require a termination fee to be paid by one party to the other. Specifically, the merger agreement may be terminated at any time before the completion of the merger:
•	by mutual written consent of Buyer and Applica;

•	by Applica (provided it is not then in material breach of any covenant or in breach of any representation or warranty or other agreement) if:
•	Buyer or Merger Co breaches any of their respective representations, warranties, covenants or agreements under the merger agreement or any such representation and warranty has become untrue, in either case such that certain conditions to closing are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Buyer of notice of such breach; or

•	Applica represents to Buyer in writing that it has a bona fide good faith belief that the Harbinger Funds, will not have sufficient cash on hand or capital commitments to satisfy their respective obligations under the equity funding letters on the anticipated closing of the merger agreement, and Applica requests from Buyer evidence reasonably satisfactory to it that the Harbinger Funds will have sufficient cash on hand or capital commitments to satisfy their respective obligations under the equity funding letters on the anticipated closing of the merger agreement, and within 30 calendar days following Buyer’s receipt of such request, Applica does not receive from Buyer evidence reasonably satisfactory to it that the Harbinger Funds will have sufficient cash on hand or capital commitments to satisfy their respective obligations under the equity funding letters on the anticipated closing of the merger agreement;
•	by Buyer (provided neither Buyer nor Merger Co is then in material breach of any covenant or in breach of any representation or warranty or other agreement) if there has been a breach by Applica of any of its representations, warranties, covenants or agreements under the merger agreement or any such representation and warranty has become untrue, in either case such that certain conditions to closing are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Applica of notice of such breach;
•	by either Buyer or Applica if any order preventing or prohibiting consummation of the transactions contemplated by the merger agreement has become final and non-appealable;

•	by either Buyer or Applica if the merger is not completed by May 1, 2007;

•	by either Buyer or Applica if our shareholders do not approve the merger at the special meeting;

•	by Buyer if our board of directors modifies, withdraws or fails to confirm its recommendation that our shareholders vote in favor of adopting the merger agreement within four business days after Buyer’s request to do so;

•	by Applica if its board of directors authorizes it, subject to complying with the terms of the merger agreement, to enter into a written agreement with respect to a competing transaction proposal regarding a transaction that, if consummated, would result in a transaction more favorable to our shareholders than the merger, provided that Applica shall have, among other things:
•	not solicited, initiated or encouraged a competing transaction;

•	requested the return or destruction of all confidential information provided by or on behalf of Applica to all persons (including NACCO and its affiliates) who have had discussions or negotiations or who have entered into confidentiality agreements with Applica pertaining to a competing transaction;

•	promptly notified Buyer of its or any of its officers’, directors’ or representatives’ receipt of any inquiry or proposal relating to, a competing transaction;

•	given Buyer and Merger Co at least four business days prior written notice of its intention to terminate the merger agreement, attaching a description of all material terms and conditions of such competing transaction;

•	engaged in good faith negotiations with Buyer and Merger Co during the above mentioned four business day notice period with respect to such changes as Buyer and Merger Co may propose to the terms of merger and the merger agreement;

•	had its board of directors determine in good faith, after the board of directors has consulted with its legal and financial advisors, that Parent and Merger Co have not made a definitive, binding offer which is at least as favorable to our shareholders as the competing transaction; and

•	paid a termination fee in the amount of $4.0 million plus up to $2.0 million of reasonable, documented, third party, out of pocket expenses.
Termination Fees and Expenses
     We must pay Buyer a fee equal to $4.0 million plus up to $2.0 million of reasonable, documented, third party, out-of-pocket expenses if the merger agreement is terminated:
•	by Applica or Buyer if (1) the merger is not completed by May 1, 2007 (unless the failure of the merger to have occurred by such date is due to the failure of Buyer or Merger Co to perform in all material respects their respective covenants and agreements) or (2) Applica shareholder approval is not received at the special meeting and before such termination Applica has received a competing transaction proposal that has not been withdrawn, and within nine months Applica enters into an agreement to complete or completes a competing transaction; or
•	by Buyer if our board modifies or withdraws its recommendation that our shareholders vote for the merger or fails to confirm the recommendation within four days of Buyer’s request to do so; or

•	by Applica if Applica terminates the merger agreement because our board authorizes us, subject to complying with the terms of the merger agreement, to enter into a superior proposal.
     Merger Co must pay Applica a fee equal to $75.0 million if the merger agreement is terminated by either Applica or Buyer as a result of the merger not being completed by May 1, 2007 and:
•	at the time of the termination:
•	our shareholders have approved the merger and all additional filings have been made and, if applicable, finalized;

•	no preliminary or permanent injunction or other order shall have been issued that would make completion of the merger unlawful;

•	consummation of the transactions contemplated by the merger agreement shall not be prohibited or made illegal by any law;

•	all other authorizations of or filings with any governmental entity required in connection with the consummation of the transactions contemplated by the merger agreement shall have been made or obtained, except where the failure to make or obtain such authorizations or filings would not, individually or in the aggregate, have a material adverse effect on either Applica or on Buyer and/or Merger Co’s ability to consummate the merger or to perform their respective obligations under the merger agreement on a timely basis or to consummate the transactions contemplated by the merger agreement on a timely basis;

•	all of our covenants under the merger agreement were performed in all material respects;

•	our representations and warranties (which shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of the merger agreement and are true and correct as of the termination date of the merger agreement with the same effect as though made as of the termination date, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a material adverse effect on Applica, except that Applica’s representations and warranties related to its capitalization shall have been true and correct in all material respects on the date of the merger agreement and shall be true and correct in all material respects as of the closing of the merger with the same effect as though made as of the termination date;

•	no event, circumstance, change or effect shall have occurred since the date of the merger agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Applica and its subsidiaries, taken as a whole (except for changes in general economic conditions, general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Applica and its subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Applica and its subsidiaries, taken as a whole);

•	no action is pending, or threatened in writing, which Buyer’s board of directors determines, following the receipt of advice from its outside counsel, presents a reasonable likelihood of the occurrence of a material adverse effect on Applica or a material adverse effect on the business, financial condition or results of operations of the surviving corporation and its subsidiaries, taken as a whole; and

•	the receipt of certain third-party consents in accordance with the terms and conditions of the merger agreement;
•	the failure of the merger to have occurred by May 1, 2007 is not due to our failure to perform in all material respects the covenants and agreements set forth in the merger agreement, and

•	the failure of the Hart-Scott-Rodino Act waiting period to have terminated or expired is due to an acquisition or other specified action taken by Harbinger and certain of their controlled affiliates that prevents all applicable waiting periods under the Hart-Scott-Rodino Act from terminating or expiring no later than May 1, 2007, subject to certain exceptions.

THE FLORIDA CONTROL SHARE ACT AND HARBINGER’S SHARE OWNERSHIP
     As of the record date for the special meeting, Harbinger beneficially owned 9,830,800 shares of our common stock, or 39.3% of the shares of our common stock outstanding on the record date. As a result of its acquisitions, Harbinger became subject to the provisions of Section 607.0902 of the Florida Business Corporation Act, which we refer to as the Control Share Act. Under the Control Share Act, except in limited circumstances, a shareholder who acquires issued and outstanding stock of an issuing public corporation that, when added to all other shares held by the acquiring shareholder, brings the acquiring shareholder’s ownership of common stock to or above certain specified thresholds of beneficial ownership (20%, 33 1/3% or 50%), the acquiring shareholder loses the right to vote those shares unless voting rights for those shares are approved by the disinterested shareholders of such issuing public corporation.
     Under the Control Share Act, Harbinger had the legal right to provide notice of its control share acquisition and demand that we, at Harbinger’s expense, call a special meeting of our shareholders to vote on the specific issue of returning voting rights to the Harbinger shares. The Harbinger Funds and certain other persons previously requested that we include such a proposal at our next shareholder meeting. Pursuant to the merger agreement, however, we have agreed not to include such a proposal for consideration at this special meeting. See “Merger Agreement — Florida Control Share Act.” If the shareholders do not approve the merger, we will be required to:
•	hold another special meeting of shareholders, at Harbinger’s expense, at which such proposal will be considered; or

•	if earlier, place the proposal on the agenda at the next annual meeting of our shareholders, at our expense.

NACCO LITIGATION
     On November 13, 2006, NACCO Industries, Inc. filed a lawsuit against us, Harbinger and certain entities and individuals affiliated with Harbinger in the Delaware Chancery Court. The complaint alleges a number of contract and tort claims against us and Harbinger relating to the termination of the merger agreement between us, NACCO and a NACCO subsidiary. NACCO is seeking to enjoin Harbinger’s acquisition of us and to obtain specific performance of the merger agreement with NACCO and its subsidiary. Alternatively, NACCO is seeking the payment of monetary damages. We and Harbinger believe the claims are without merit. We intend to vigorously defend the lawsuit but may be unable to successfully resolve the disputes without incurring significant expenses.

MARKET PRICE OF OUR COMMON STOCK
Market Price Data
Our common stock is currently listed for trading on the NYSE under the symbol “APN.”
     The following tables set forth, for the periods indicated, the range of high and low closing prices for our common stock as reported on the NYSE:

	Closing Price
	High	Low
2004
First quarter	$11.24	$7.29
Second quarter	$14.26	$8.50
Third quarter	$8.91	$3.65
Fourth quarter	$6.05	$3.95

2005
First quarter	$6.04	$4.90
Second quarter	$5.24	$2.33
Third quarter	$3.25	$1.67
Fourth quarter	$1.89	$1.27

2006

First quarter	$3.26	$1.32
Second quarter	$4.89	$2.64
Third quarter	$5.75	$3.46
Fourth quarter (through November 30, 2006)	$5.85	$5.31

     At the record date for the special meeting, there were approximately 815 holders of record of our common stock. The number of holders of record of our common stock includes nominees of various depository trust companies for an undeterminable number of individual shareholders.
Dividends and Dividend Policy
     We are prohibited from declaring or paying cash dividends on our capital stock under the terms of our debt agreements and the merger agreement. We did not pay any common stock dividends in the past three years, and we do not anticipate paying dividends in the foreseeable future. We intend to retain any earnings to finance our operations and for general corporate purposes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the number of shares of our common stock beneficially owned by our directors, executive officers and all of the directors and executive officers of Applica as a group.
     All information is as of the record date for the special meeting. Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027-2467.

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)
Directors and Executive Officers	No. of Shares		Percent
Susan J. Ganz	94,800	(2)	*
Leonard Glazer	16,052	(3)	*
Ware H. Grove	6,500	(4)	*
Brian Guptill	67,167	(5)	*
J. Maurice Hopkins	21,500	(6)	*
Thomas J. Kane	32,769	(7)	*
Christopher B. Madison	2,328,200	(8)	9.3%
Terry Polistina	165,545	(9)	*
Jerald I. Rosen	52,416	(10)	*
Harry D. Schulman	581,453	(11)	2.3%
Paul K. Sugrue	11,160	(12)	*

All directors and executive officers as a group (11 persons)	3,377,652		13.2%

*	Less than 1%.

(1)	Includes options to acquire shares of Applica common stock that are exercisable within 60 days of the record date for the Applica special meeting.

(2)	Includes options to purchase 15,000 shares of Applica common stock and 79,500 shares of Applica common stock owned by Capico, Inc., a private corporation in which Ms. Ganz holds an equity interest. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(3)	Includes options to purchase 13,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(4)	Includes options to purchase 1,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(5)	Includes options to purchase 41,167 shares of Applica common stock. Does not include options to purchase 8,333 shares of Applica common stock exercisable in September 2007.

(6)	Includes options to purchase 10,500 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(7)	Includes options to purchase 15,000 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(8)	These shares are held by a fund managed by Mast Capital Management, LLC, of which Mr. Madison is a manager and had, by virtue of such position, shared authority to vote and dispose of such shares with David J. Steinberg, the other manager of Mast Capital Management.

(9)	Includes 26,078 shares of Applica common stock held in a 401(k) profit sharing plan and options to purchase 116,667 shares of Applica common stock. Does not include options to purchase 33,333 shares of Applica common stock exercisable in September 2007.

(10)	Includes options to purchase 15,000 shares of Applica common stock and 1,565 shares of Applica common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.

(11)	Includes options to purchase 386,333 shares of Applica common stock and 33,326 shares of Applica common stock held in Applica’s 401(k) profit sharing plan. Does not include options to purchase 166,667 shares of Applica common stock exercisable in October 2007.

(12)	Includes options to purchase 9,000 shares of Applica common stock. Does not include options to purchase 1,500 shares of Applica common stock exercisable in June 2007.
     Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of our common stock.

	Amount and Nature of Common Stock
	Beneficially Owned
Name and Address	No. of Shares		Percent
Harbinger Capital Partners Master Fund I, Ltd.	9,830,800	(1)	39.3%
Harbinger Capital Partners Special Situations Fund, L.P.
c/o 555 Madison Avenue
New York, New York 10022
Mast Capital Management, LLC	2,328,200	(2)	9.3%
Mast Credit Opportunities I Master Fund, Ltd.
535 Boylston Street, Suite 1101
Boston, Massachusetts 02116
Dimensional Fund Advisors Inc.	2,082,872	(3)	8.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Weiss, Peck & Greer Investments	1,375,640	(4)	5.5%
a division of Robeco USA, L.L.C.
909 Third Avenue, 32nd Floor
New York, New York 10022

(1)	As reported to Applica and as set forth in the shareholder Schedule 13D/A filed with the SEC on November 15, 2006. Also included in such reporting group are Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Harbinger Capital Partners Special Situations GP, LLC, HMC-New York, Inc., Philip Falcone, Raymond J. Harbert, Michael D. Luce and APN Holding Company, Inc.

(2)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 13, 2006. Christopher B. Madison, a director of Applica, and David J. Steinberg have voting and investment power over these shares in their capacities as managers of Mast Capital Management, LLC, which is the investment manager of Mast Credit Opportunities I Master Fund, Ltd.

(3)	As reported in the shareholder’s Schedule 13G/A filed with the SEC on February 6, 2006.

(4)	As reported in the shareholder’s Schedule 13G/A filed with the SEC on February 15, 2006.

SUBMISSION OF SHAREHOLDER PROPOSALS
     If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2007 annual meeting of shareholders. Any shareholder who intends to present a proposal at the 2007 annual meeting of shareholders and who wishes to have their proposal included in the proxy statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Corporate Secretary of Applica in writing not later than December 1, 2006.
     Under our third amended and restated bylaws, nominations for director may be made only by the board or a board committee, or by a shareholder entitled to vote who delivers notice to us not less than 90 days nor more than 120 days before the first anniversary of the date of the notice of the preceding year’s annual meeting. For our meeting in the year 2007, we must receive this notice on or after December 1, 2006, and on or before December 31, 2006. Nominations that are timely received will be considered by the corporate governance and nominating committee of the board.
     Our third amended and restated bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the board or by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in the bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any shareholder proposal submitted other than for inclusion in our proxy materials must be received within the time limits or will be considered untimely.
     A copy of the bylaws provisions governing these timing procedures and content requirements may be obtained by writing to the corporate secretary of Applica.
     If the merger is completed before our 2007 annual meeting, we will not have a 2007 annual meeting.

OTHER BUSINESS
     As of the date of this proxy statement, the board of directors knows of no other business to be presented at the special meeting of shareholders. If any other business should properly come before the meeting, including any matter omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, the persons named in the accompanying proxy will vote thereon in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.
     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any documents filed with the SEC or other information concerning us, without charge, by written or telephonic request directed to us at:
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Attention: Investor Relations
Telephone: (954) 883-1000
investor.relations@applicamail.com
If you would like to request documents from us, please do so by December 20, 2006 to receive them before the special meeting.
     You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents which we refer to in this proxy statement to vote on the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of December 4, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders on December 6, 2006 nor the payment of cash in the merger on any other date creates any implication to the contrary.
     This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
* * * * *
     Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed envelope. Please contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 857-2634 if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.

By Order of the Board of Directors /s/ Lisa R. Carstarphen Lisa R. Carstarphen Corporate Secretary

Miramar, Florida
December 4, 2006

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
APN HOLDING COMPANY, INC.,
APN MERGERSUB, INC.
AND
APPLICA INCORPORATED
DATED AS OF OCTOBER 19, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of October 19, 2006, by and among APN Holding Company, Inc., a Delaware corporation (“Parent”), APN Mergersub, Inc., a Florida corporation (“MergerSub”) and a wholly owned direct subsidiary of Parent, and Applica Incorporated, a Florida corporation (“Apple”).
RECITALS
     A. Apple, HB-PS Holding Company Inc. (“HB-PS”) and NACCO Industries, Inc. (“NACCO”) entered into an Agreement and Plan of Merger, dated as of July 23, 2006 (the “NACCO Merger Agreement”).
     B. Apple’s board of directors has deemed the offer by certain Affiliates of Parent to acquire Apple, on the terms set forth in this Agreement, to be an “Apple Superior Proposal” (as defined in the NACCO Merger Agreement) and therefore, immediately prior to execution of this Agreement by Apple, Apple terminated the NACCO Merger Agreement in accordance with its terms.
     C. Each of the boards of directors of Parent, MergerSub and Apple has approved and declared advisable the business combination transaction contemplated by this Agreement in which MergerSub will merge with and into Apple (the “Merger”), with Apple being the surviving corporation (as such, the “Surviving Corporation”), all on the terms and subject to the conditions set forth in this Agreement.
     Accordingly, the parties agree as follows:
I. DEFINITIONS
     1.1 Definitions. (a) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:
     “Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.
     “Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this Agreement, (i) Apple and its Subsidiaries shall not be considered Affiliates of Parent, MergerSub or their respective Affiliates and (ii) Parent, MergerSub and their respective Affiliates shall not be considered Affiliates of Apple or any of its Subsidiaries.

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     “Affiliated Transactions Statute” means the Affiliated Transactions statute set forth in Section 607.0901 of the FBCA, as the same may be amended from time to time, and any successor statute thereto.
     “Apple Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Apple and its Subsidiaries taken as a whole or (ii) the ability of Apple to consummate the Merger or to perform its obligations under this Agreement on a timely basis or to consummate the Transactions on a timely basis; provided, however, that the foregoing clauses shall not include any event, circumstance, change or effect resulting from any matter listed on Schedule 1.1.
     “Apple Option Plans” means (i) the Windmere Corporation 1988 Director Stock Option Plan, (ii) the Windmere Corporation 1992 Employee Incentive Stock Option Plan, (iii) the Windmere-Durable Holdings, Inc. 1996 Stock Option Plan, (iv) the Windmere-Durable Holdings, Inc. 1998 Stock Option Plan, (v) the Apple 2000 Stock Option Plan, and (vi) any individual grants of stock options that were not made pursuant to any plan.
     “Apple Shareholders” means the holders of record of Apple Common Stock.
     “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Authorization” means any legally required consent or Permit of or from, or declaration or filing with, any Governmental Entity, including any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.
     “Business Day” means any day on which commercial banks in New York, New York are not required or authorized to be closed by Law or executive order.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means the confidentiality agreement entered into by and among certain Affiliates of Parent and Apple, dated as of September 21, 2006, as the same may be amended from time to time in accordance with its terms.
     “Contract” means any legally binding instrument or legal obligation of any kind, whether written or oral.
     “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the

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direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by Contract or credit arrangement or otherwise.
     “Encumbrance” means any lien, security interest, pledge, mortgage, deed of trust, charge, option or other encumbrance attaching to title to any tangible or intangible property or right.
     “Environment” means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air or terrestrial or aquatic biota.
     “Environmental Laws” means all Laws and Orders in effect on and after the date hereof relating to the protection of human health and the Environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expenses” means all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement) incurred at or prior to the Effective Time by a party to this Agreement or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions, excluding all costs and expenses that constitute ongoing business expenses (as opposed to Transaction-related expenses) of such party including, salary and benefits of a party’s employees or similar overhead costs that a party would have regardless of pursuit of the Transactions.
     “FBCA” means the Florida Business Corporation Act.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.
     “Hazardous Materials” means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

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     “IRS” means the Internal Revenue Service.
     “Knowledge” (and any variation thereof) means (i) in the case of Apple, the actual knowledge after due inquiry of the individuals listed on Schedule 1.1(a)(i) as of the date of the applicable representation or warranty, and (ii) in the case of Parent, the actual knowledge after due inquiry of the individuals listed on Schedule 1.1(a)(ii) as of the date of the applicable representation or warranty.
     “Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.
     “MergerSub Common Stock” means the MergerSub Common Stock, par value $0.01 per share.
     “NYSE” means the New York Stock Exchange.
     “Order” means any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.
     “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent and/or MergerSub to consummate the Merger or to perform their respective obligations under this Agreement on a timely basis or to consummate the Transactions on a timely basis.
     “Permit” means any permit, approval, license, authorization, certificate, right, exemption or Order from any Governmental Entity.
     “Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including the movement of Hazardous Materials through ambient air, soil, surface water, sewer system, groundwater, wetlands, or land surface strata.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock Acquisition Agreement” means the Stock Acquisition Agreement, dated April 1, 1994, by and among Windmere Corporation, Durable Electrical Metal Factory Ltd., Ourimbah Investment Ltd. and PPC Industries 1980 Limited, as amended.
     “Subsidiary” of any Person means any Person whose financial condition is required to be consolidated with the financial condition of the first Person in the preparation of the first Person’s financial statements under GAAP.

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     “Tax” means (i) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment imposed by a Tax Authority together with all penalties and additions and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or pursuant to agreement, successor liability or otherwise.
     “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.
     “Tax Return” means a report, return, statement or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.
     “Transactions” means the transactions contemplated by this Agreement.
          (b) The following terms have the meanings specified in the indicated Sections:

Term	Section
Additional Filings	6.8(a)
Agreement	Preamble
Apple	Preamble
Apple Benefit Plans	5.16(a)
Apple Board Recommendation	5.22(b)
Apple Common Stock	5.5(a)
Apple Competing Transaction.	6.9(b)
Apple Disclosure Schedule	V
Apple Equity Interests	5.5(a)
Apple ERISA Affiliate	5.16(a)
Apple Financial Statements	5.9(b)
Apple Foreign Plan	5.16(a)
Apple Intellectual Property.	5.17
Apple Options	5.5(a)
Apple SEC Reports	5.9(a)
Apple Shareholder Approval	5.22(a)
Apple Shareholders Meeting	6.7
Apple Superior Proposal	6.9(e)
Apple Termination Fee	8.3(a)
Bylaws	2.2

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Term	Section
Certificate of Incorporation	2.2
Certificate of Merger	2.1(c)
Certificates	3.1(a)
Closing	2.1(b)
Closing Date	2.1(b)
Control Share Act	6.16
Effective Time	2.1(c)
Equity Funding Letters	4.9
Equity Funding Parties	4.9
Financing	4.9
HB-PS	Recitals
HSR Act	4.3
Indemnified Parties	6.12(a)
Indemnifying Party	6.12(a)
Maximum Premium	6.12(b)
Measurement Date	V
Merger	Recitals
MergerSub	Preamble
MergerSub Termination Fee	8.3(b)
Merger Consideration	3.1(a)
Option Merger Consideration.	3.1(d)
NACCO	Recitals
NACCO Merger Agreement	Recitals
Parent	Preamble
Paying Agent	3.2
Payment Fund	3.2(b)
Proxy Statement	4.3
Required Consents	7.3(f)
Surviving Corporation	Recitals
     1.2 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law. The Apple Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in

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any reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in any Schedule or Exhibit hereto as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Parent Material Adverse Effect or an Apple Material Adverse Effect, as the case may be.
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
II. MERGER
     2.1 The Merger. (a) On the terms and subject to the conditions of this Agreement and in accordance with the provisions of the FBCA, at the Effective Time, MergerSub will merge with and into Apple. Following the Merger, Apple will continue as the Surviving Corporation and the separate corporate existence of MergerSub will cease.
          (b) On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the third Business Day, following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Parent and Apple may agree. The date on which the Closing occurs is referred to as the “Closing Date.”
          (c) The Merger will become effective as set forth in the articles of merger relating thereto (the “Certificate of Merger”) that will be filed on the Closing Date with the Secretary of State of the State of Florida in accordance with Section 607.1105 of the FBCA and that will state, unless the parties otherwise agree, that the effective time of the Merger will occur on the Closing Date. The time that the Merger becomes effective in accordance with Section 607.1105 of the FBCA is referred to in this Agreement as the “Effective Time.”
          (d) The Merger will have the effects set forth in the FBCA. Without limiting the generality or effect of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of MergerSub and Apple will vest in the Surviving Corporation and all debts, liabilities and duties of MergerSub and Apple will become debts, liabilities and duties of the Surviving Corporation.

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          (e) At its election, Parent may change the entity that survives in the Merger to provide for a merger of Apple with and into MergerSub or any Subsidiary of Parent; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to Apple Shareholders as provided for in this Agreement or (ii) impede or delay consummation of the Transactions contemplated by this Agreement. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Closing Date) of Apple’s representations and warranties hereunder, which are made under the assumption that the Merger is structured as a reverse triangular merger as set forth in Section 2.1(a), if such representations and warranties, but for the structural change, would have been accurate as of the date hereof and as of the Closing Date.
     2.2 Certificate of Incorporation and Bylaws. The articles of incorporation (“Certificate of Incorporation”) and the bylaws (“Bylaws”) of Apple as in effect immediately prior to the Effective Time will be amended to read in substantially the forms attached as Exhibit A and B, respectively, and as so amended, will be the certificate of incorporation and bylaws of the Surviving Corporation at the Effective Time until thereafter amended further in compliance with the FBCA.
     2.3 Directors. Apple shall take all requisite action so that, at the Effective Time, the board of directors of the Surviving Corporation will consist of individuals identified or designated by Parent or MergerSub who will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the FBCA.
     2.4 Officers. At the Effective Time, the officers of Apple will be the initial officers of the Surviving Corporation, and will hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the FBCA.
III. CONVERSION OF SHARES AND OTHER MATTERS
     3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MergerSub, Apple or the holders of the following securities:
          (a) Each share of Apple Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Apple Common Stock to be cancelled pursuant to Section 3.1(b)) will be converted into and become the right to receive $6.00 in cash per share of Apple Common Stock, without interest (the “Merger Consideration”). All shares of Apple Common Stock that have been so converted shall be canceled automatically and shall cease to exist, and the holders of one or more certificates, which immediately prior to the Effective Time represented those shares (“Certificate(s)”), shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration, at a rate of $6.00 in cash per share of Apple Common Stock, upon surrender of their Certificate(s) in accordance with Section 3.2.

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          (b) Each share of Apple Common Stock owned by Apple, Parent (or any of its stockholders), MergerSub or any direct or indirect wholly owned subsidiary of Apple, Parent or MergerSub (other than, in any such case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time will be cancelled without any conversion thereof and no payment will be made with respect thereto.
          (c) Each share of MergerSub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, MergerSub or Apple, be converted into one share of common stock of the Surviving Corporation.
          (d) Prior to the Effective Time, Apple and the Apple board of directors shall take (and shall cause to be taken) all requisite action (including providing such notices, adopting such amendments to Apple Option Plans and taking such other actions as are reasonably requested by Parent) so that, as of the Effective Time, (i) each Apple Option outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, (x) shall become fully exercisable and vested, and (y) shall be cancelled, retired and extinguished by Apple by virtue of the Merger and shall no longer be outstanding thereafter and (ii) each holder of Apple Options shall cease to have any rights with respect thereto, other than as expressly contemplated in this Section 3.1(d). In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, by virtue of the Merger and without any action on the part of Parent, MergerSub, Apple or the holder of that Apple Option, an amount in cash, without interest, equal to (a) the Option Merger Consideration multiplied by (b) the aggregate number of shares of Apple Common Stock into which the applicable Apple Option was exercisable immediately prior to the Effective Time. “Option Merger Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Apple Option. The payment of the Option Merger Consideration to the holder of an Apple Option shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws and (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Apple Option for all purposes under this Agreement. The Surviving Corporation shall make the payments contemplated by this Section 3.1(d) as promptly as practicable following the Effective Time by checks payable to the holders of such Apple Options unless the aggregate amount payable to a particular individual exceeds $500,000, in which event payment shall be made by wire transfer of immediately available funds upon receipt by the Surviving Corporation of written payment instructions from the relevant holder of such Apple Option(s). For the avoidance of doubt, each Apple Option that has a per share exercise or purchase price in excess of the Merger Consideration shall be terminated and canceled without any consideration therefor. Schedule 3.1(d) sets forth all Apple Options that, as of the date hereof, have a per share exercise or purchase price less than the Merger Consideration. All Apple Options shall be canceled and all Apple Option Plans shall terminate at the Effective Time.

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     3.2 Surrender of Certificates. (a) Prior to the Closing, MergerSub will (i) select a bank or trust company, satisfactory to Apple in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) for the purpose of paying the Merger Consideration payable under Section 3.1(a) upon surrender of Certificates and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to Apple in its reasonable discretion.
          (b) Concurrently with the Effective Time, Parent will provide or will cause the Surviving Corporation to provide funds to the Paying Agent in amounts necessary for the payment of the aggregate Merger Consideration payable under Section 3.1(a) upon surrender of Certificates (such funds being hereinafter referred to as the “Payment Fund”).
          (c) As soon as practicable, but in any event no later than five Business Days following the Effective Time, the Paying Agent will mail to each Apple Shareholder (other than holders of shares of Apple Common Stock that are cancelled pursuant to Section 3.1(b)) (i) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and (ii) instructions for surrendering Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents required by the Paying Agent, the holder of that Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate less any required withholding of Taxes. Any Certificates so surrendered shall be canceled immediately. In no event will any Apple Shareholder be entitled to receive interest on any funds to be received pursuant to the Merger.
          (d) At the Effective Time, the stock transfer books of Apple shall be closed and there shall be no further registration of transfers of the shares of Apple Common Stock that were outstanding immediately prior to the Effective Time.
          (e) Until surrendered in accordance with this Section 3.2, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. The Merger Consideration paid in accordance with the terms hereof upon the surrender of any Certificate will be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Apple Common Stock formerly represented by it.
          (f) If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition to the issuance thereof that the surrendered Certificate and appropriate transfer documentation, reasonably acceptable to the Paying Agent, be presented to the Paying Agent and that the Person requesting such payment pay to the Paying Agent in advance any transfer or other Taxes required by reason of such payment or for any other reason, or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

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          (g) The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, any applicable state, local or foreign Tax Laws or any other applicable Laws. To the extent that any amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.
          (h) Any portion of the Payment Fund that remains unclaimed by Apple Shareholders one year after the Effective Time will be delivered by the Paying Agent to the Surviving Corporation together with any interest or other income accrued through such time as a result of the investments described in Section 3.2(j), and any such Apple Shareholders who have not theretofore complied with this Section 3.2 will thereafter look only to the Surviving Corporation for payment of the applicable Merger Consideration, without any interest thereon. Any such portion of the Payment Fund remaining unclaimed by Apple Shareholders that would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Laws, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
          (i) None of the Surviving Corporation, Parent, the Paying Agent or any other Person will be liable to any Apple Shareholder for any amount properly paid in good faith to a Governmental Entity pursuant to applicable abandoned property, escheat or similar applicable Laws.
          (j) The Paying Agent will invest any cash included in the Payment Fund as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 3.1(a) will be paid to the Surviving Corporation promptly upon request by the Surviving Corporation and as set forth in Section 3.2(h).
          (k) If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the execution and delivery of an indemnity agreement by such Person with the Surviving Corporation and Paying Agent in the form required by the Surviving Corporation to provide indemnity against any claim that may be made against the Surviving Corporation and/or Paying Agent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.
     3.3 Adjustments. The Merger Consideration and the Option Merger Consideration shall be adjusted to reflect fully and equitably the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of

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securities convertible into shares of Apple Common Stock), reorganization, recapitalization, reclassification or other like change with respect to shares of Apple Common Stock having a record date on or after the date of this Agreement and prior to the Effective Time.
IV. REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby represents and warrants to Apple as follows:
     4.1 Due Organization, Good Standing and Corporate Power. Each of Parent and MergerSub is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation, except in such jurisdictions where the failure to be in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     4.2 Authorization and Validity of Agreement. Each of Parent and MergerSub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and MergerSub and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective boards of directors and, in the case of MergerSub, by Parent, as its sole shareholder, and no other corporate action on the part of each of Parent or MergerSub is necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions. This Agreement has been, or will be when executed and delivered, duly executed and delivered by each of Parent and MergerSub, and, to the extent it is a party thereto, each is, or will be when executed and delivered, a valid and binding obligation of each of Parent and MergerSub enforceable against each of Parent and MergerSub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     4.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law, are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the SEC of a proxy statement in definitive form that will be mailed to Apple Shareholders in connection with the Apple Shareholders Meeting (the “Proxy Statement”), (c) the required notices to the NYSE related to the Transactions are delivered, and (d) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the FBCA, are made, the execution and delivery of this Agreement by Parent and MergerSub, as applicable, and the consummation by Parent and MergerSub of the Transactions, do not and will not (i) violate or conflict with any provision of their respective certificates of incorporation or bylaws or the comparable governing documents of Parent or MergerSub, (ii) violate or conflict with any Law or Order applicable to Parent or MergerSub or by which any of their respective properties or

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assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or MergerSub under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Parent or MergerSub is a party or by which Parent or MergerSub may be bound, excluding in the case of clauses (iii) and (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses and creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     4.4 Information to be Supplied. The information supplied or to be supplied by or on behalf of Parent or MergerSub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or in any other document filed with any Governmental Entity in connection with the Transactions will not, on the date of their filing, or on the date the Proxy Statement is mailed or at the time of the Apple Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading in any material respect.
     4.5 Litigation. There are no Actions pending against Parent or MergerSub or, to the Knowledge of Parent, either pending against the Equity Funding Parties or threatened against Parent, MergerSub or the Equity Funding Parties (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and, to the Knowledge of Parent, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. None of Parent, MergerSub or, to the Knowledge of Parent, the Equity Funding Parties, is subject to any Orders that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
     4.6 Broker’s or Finder’s Fee. No Person acting on behalf of Parent or MergerSub or any of their Affiliates is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Apple could have any liabilities in connection with this Agreement or any of the Transactions.
     4.7 Vote Required. The only shareholder vote required to approve and adopt this Agreement and the Transactions is that of Parent, as the sole shareholder of MergerSub.
     4.8 Interim Operations of Parent and MergerSub. Parent and MergerSub were formed solely for the purpose of engaging in the Transactions

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contemplated by this Agreement and have not engaged, and will not engage, in any business activities or conducted, and will not conduct, any operations other than in connection with the Transactions and this Agreement, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     4.9 Financing. Parent has delivered to Apple true and complete copies of the executed commitment letters from the parties set forth on Schedule 4.9 (the “Equity Funding Parties”) addressed to Parent to provide equity financing (the “Financing”) in the aggregate amounts set forth therein (the “Equity Funding Letters”). Neither of the Equity Funding Letters has been amended, supplemented or modified except as permitted in accordance with their respective terms, and the respective commitments contained in the Equity Funding Letters have not been withdrawn or rescinded in any respect. Each of the Equity Funding Letters in the form so delivered is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto. No event has occurred which, with or without notice, lapse of time, or both, would constitute a default of Parent or, to the Knowledge of Parent, any other party thereto under any of the Equity Funding Letters, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letters. The aggregate proceeds contemplated by the Equity Funding Letters will be sufficient for Parent and/or MergerSub to pay the aggregate Merger Consideration and the Option Merger Consideration, to repay all of Apple’s outstanding indebtedness described on Schedule 6.14 and to pay all related fees and expenses upon the terms contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Apple set forth in this Agreement, to Parent’s Knowledge, Parent will be able to satisfy all of the terms and conditions of Closing to be satisfied by Parent contained in the Equity Funding Letters. To the Knowledge of Parent, each of the Equity Funding Parties has sufficient cash on hand or capital commitments to satisfy its obligations under its Equity Funding Letter.
V. REPRESENTATIONS AND WARRANTIES OF APPLE
     Except as disclosed in (x) the Apple SEC Reports filed prior to the close of business on September 30, 2006 (the “Measurement Date”), but excluding any risk factor disclosure contained in any such Apple SEC Reports under the heading “Risk Factors” or “Cautionary Statements Regarding Forward-Looking Statements” or (y) the disclosure schedule (the “Apple Disclosure Schedule”) delivered by Apple to Parent and MergerSub in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V), Apple hereby represents and warrants to Parent and MergerSub as follows:

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     5.1 Due Organization, Good Standing and Corporate Power. Apple is a corporation duly organized, validly existing and in good standing or has equivalent status under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.2 Authorization and Validity of Agreement. Apple has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Apple, and the consummation by Apple of the Merger, have been duly authorized and approved by its board of directors and, except for the Apple Shareholder Approval, no other corporate action on the part of Apple is necessary to authorize the execution and delivery of this Agreement or the consummation of the Merger. This Agreement has been duly executed and delivered by Apple and is a valid and binding obligation of Apple enforceable against Apple in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     5.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act and any other applicable Antitrust Law are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, including the filing with the SEC of the Proxy Statement, (c) the required notices to the NYSE related to the Transactions are delivered, (d) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the FBCA, are made, and (e) the Apple Shareholder Approval is obtained, the execution and delivery of this Agreement by Apple and the consummation by Apple of the Transactions, do not and will not (i) violate or conflict with any provision of its articles of incorporation or bylaws or the comparable governing documents of any of its Subsidiaries, (ii) violate or conflict with any Law or Order applicable to Apple or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Apple or any of its Subsidiaries under, or give rise to any

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obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Apple or any of its Subsidiaries is a party, or by which Apple or any of its Subsidiaries may be bound, excluding in the case of clauses (iii) and (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.4 Information to be Supplied. The information supplied or to be supplied by or on behalf of Apple for inclusion or incorporation by reference in the Proxy Statement or in any other document filed with any Governmental Entity in connection with the Transactions will not, on the date of their filing or on the date the Proxy Statement is mailed or at the time of the Apple Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading in any material respect.
     5.5 Capitalization of Apple.
          (a) The authorized capital stock of Apple consists of 75,000,000 shares of common stock, $0.10 par value per share (the “Apple Common Stock”). As of the Measurement Date, there were 24,846,934 shares of Apple Common Stock issued and outstanding. As of the Measurement Date, no shares of Apple Common Stock were reserved for issuance except for 1,247,962 shares of Apple Common Stock that were reserved for issuance upon the exercise of outstanding options (the “Apple Options”) for Apple Common Stock. Between the Measurement Date and the date hereof, Apple has not issued any shares of Apple Common Stock (other than pursuant to the exercise of Apple Options outstanding as of the Measurement Date) or awarded any Apple Options. All issued and outstanding shares of Apple Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, except as set forth above and except for shares of Apple Common Stock issuable pursuant to the Apple Options outstanding as of the Measurement Date, there are no outstanding or authorized options, warrants, rights, calls, commitments, preemptive rights, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Apple Common Stock or any capital stock or capital stock equivalent or other nominal interest in Apple or any of its Subsidiaries which relate to Apple (collectively, “Apple Equity Interests”) pursuant to which Apple or any of its Subsidiaries is or may become obligated to issue or sell shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any Apple Equity Interests. There are no outstanding obligations of Apple to repurchase, redeem or otherwise acquire any outstanding securities of Apple or any Apple Equity Interests. There are no Contracts to which Apple is a party relating to the issuance, sale, transfer, registration or voting of any equity securities or other securities of Apple. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Apple Shareholders may vote are issued or outstanding as of the date hereof.

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          (b) Exhibit 21.1 to Apple’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 includes all the Subsidiaries of Apple in existence as of the date hereof. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Apple are owned by Apple, directly or indirectly, free and clear of any Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding or authorized subscriptions, options, rights, preemptive rights, warrants, calls, commitments, claims of any character, convertible or exchangeable securities, or Contracts, contingent or otherwise, of any nature relating to the purchase or issuance of any shares of capital stock or any other security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other security of such Subsidiary. There are no outstanding obligations to repurchase, redeem or otherwise acquire any outstanding securities of any such Subsidiary and there are no Contracts to which any Subsidiary of Apple is a party relating to the issuance, sale, transfer, registration or voting of any equity securities or other securities of Apple or any of its Subsidiaries.
          (c) The exercise price of each Apple Option is equal to or greater than the fair market value of the Apple Common Stock on the date of the grant of such Apple Option. The grant date of each Apple Option is on or after the date on which such grant was authorized by the Apple board of directors. The terms of each of the option agreements for each optionee permit the treatment of each such option described in Section 3.1(d). Except as set forth in Schedule 5.5(c), the terms of each of the option agreements for each optionee are substantially similar to the forms attached to Section 5.5(c) of the Apple Disclosure Schedule, and no such option agreement provides for any payment or other transfer from Apple or any Affiliate of Apple or for any adjustment to the terms of the option in connection with the Transactions contemplated by this Agreement that is not provided for in such forms.
          (d) Each subsidiary of Apple constitutes a Subsidiary of Apple as defined in this Agreement.
     5.6 Absence of Certain Events. Except as required or expressly permitted by this Agreement or as reflected in the Apple Financial Statements filed on or prior to the Measurement Date, since December 31, 2005, Apple and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.1 had such Section 6.1 been in effect since December 31, 2005, or (ii) would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.7 Litigation. There are no Actions pending against Apple or any of its Subsidiaries or, to the Knowledge of Apple, threatened against Apple or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and, to the

17

Knowledge of Apple, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect. Neither Apple nor any of its Subsidiaries are subject to any Orders that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect.
     5.8 Title to Properties; Encumbrances. Each of Apple and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good and valid title or valid leasehold interests, as applicable, would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Apple or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (c) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.9 Apple SEC Reports; Financial Statements.
          (a) Each of Apple and its Subsidiaries has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Apple since January 1, 2003 (the “Apple SEC Reports”). The Apple SEC Reports (i) were prepared and will be prepared (when filed after the date of this Agreement) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Apple SEC Report filed with the SEC prior to the date of this Agreement. No Subsidiary of Apple is subject to the periodic reporting requirements of the Exchange Act by Law or Contract.
          (b) Each of the consolidated financial statements of Apple (including, in each case, any notes thereto) contained in the Apple SEC Reports (the “Apple Financial Statements”) was prepared and will be prepared (when filed after the date of this Agreement) in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly and will present fairly (when filed after the date of this Agreement) in all material respects the consolidated financial position and consolidated results of operations of Apple and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts that

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are immaterial in nature and amounts consistent with past experience. The books and records of Apple and its Subsidiaries (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Apple is a party.
          (c) The records, systems, controls, data and information of Apple and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Apple or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Apple and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Apple (i) has designed disclosure controls and procedures to ensure that material information relating to Apple, including its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Apple’s auditors and the audit committee of Apple’s board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Apple’s ability to record, process, summarize and report financial data and have identified for Apple’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Apple’s internal controls. Apple has made available to Parent a summary of each such disclosure made by management to its auditors and audit committee since January 1, 2005.
     5.10 No Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated financial statements of Apple as of and for the period ended June 30, 2006 included in Apple’s Form 10-Q for the quarter ended June 30, 2006, including the notes thereto, since such date, neither Apple nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) whether or not required to be reflected in a consolidated balance sheet of Apple prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.11 Compliance with Law.
          (a) Each of Apple and its Subsidiaries is, and since January 1, 2005, has been, in compliance with all Laws and Orders applicable to it, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

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          (b) Each of Apple and its Subsidiaries holds, to the extent legally required, all Permits that are required for the lawful operation of its business as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.12 Insurance. Apple and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Apple and its Subsidiaries. Except as set forth on Schedule 5.12, each insurance policy of Apple and/or its Subsidiaries shall survive the Closing and continue in full force and effect as policies of the Surviving Corporation, providing such insurance coverage to the Surviving Corporation as is currently maintained by Apple and its Subsidiaries on the date hereof, in each case, without any requirement of Parent, MergerSub or Apple or its Subsidiaries to obtain any consent or other approval or to pay any penalty or additional premiums.
     5.13 Regulatory Matters.
          (a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, there are no facts:
               (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Apple or its Subsidiaries by any competent Governmental Entity; or
               (ii) which would otherwise reasonably be expected to cause Apple or its Subsidiaries to withdraw, recall or suspend any products of Apple or its Subsidiaries from the market or to change the marketing classification of any products of Apple or its Subsidiaries or to terminate or suspend testing of any products of Apple or its Subsidiaries.
          (b) There are no:
               (i) products which have been recalled by Apple or its Subsidiaries (whether voluntarily or otherwise) at any time since January 1, 2003; or
               (ii) Actions pending, or to the Knowledge of Apple, contemplated or threatened, and no such Actions have been settled or resolved since January 1, 2004, seeking the recall, suspension or seizure of any products of Apple or its Subsidiaries.
          (c) Since January 1, 2004, Apple and each of its Subsidiaries has timely filed or submitted all reports, filings, applications and notifications required by

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statutes or regulations administered by the U.S. Consumer Products Safety Commission including, without limitation, 15 U.S.C. §§ 2064(b) and 2084) and any other Governmental Entity with respect to the manufacture, distribution and safety of any products manufactured, imported, distributed or sold by Apple or any of its Subsidiaries. Each such report, filing, application and notification complied, at the time of such filing or submission, in all material respects, with the requirements for such report, filing, application and notification, and has been supplemented to the extent required by applicable law or regulation.
     5.14 Broker’s or Finder’s Fee. Except for Banc of America Securities LLC and CapitaLink LLC, to which only Apple has any liability or obligation as set forth on Schedule 5.14, no Person acting on behalf of Apple or any of its Subsidiaries is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Parent, MergerSub, Apple or any of their respective Affiliates or the Surviving Corporation after the Effective Time could have any liabilities in connection with this Agreement or any of the Transactions.
     5.15 Taxes, Tax Returns, Tax Treatment.
          (a) Apple and each of its subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local Tax Authorities other than (i) Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Apple and its subsidiaries has closed with respect to all taxable years through and including the fiscal year ended December 31, 1998 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Apple or any of its subsidiaries for which Apple does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Neither Apple nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Apple and its subsidiaries). Within the past two years, neither Apple nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Sections 162(m) or 280G of the Code for employee remuneration of any amount paid or payable by Apple or any of its subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Apple and its subsidiaries have complied with the requirements of Code Section 409A (and its related reporting and withholding requirements), for all amounts paid or payable under any contract, plan, program or arrangement or understanding except where such failure to

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comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
     5.16 Employee Benefit Matters.
          (a) Section 5.16 of the Apple Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former directors, consultants, leased employees or employees of Apple and its Subsidiaries, with respect to which Apple or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all material plans of any Apple ERISA Affiliate that are subject to Title IV of ERISA (the “Apple Benefit Plans”). For purposes of this Agreement, (i) an “Apple ERISA Affiliate” is any trade or business, whether or not incorporated, all of which together with Apple would be deemed a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) an “Apple Foreign Plan” means any Apple Benefit Plan that is maintained outside of the United States (and each such Apple Foreign Plan is separately identified on Schedule 5.16(a)).
          (b) Except with respect to clauses (i), (iii), (v), (vii), (ix), (x), and (xi) below (as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect) (i) each of the Apple Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Apple Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Apple Benefit Plan, (iii) no Apple Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, (iv) no Apple Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees, consultants, leased employees or directors of Apple or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary) or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Apple Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Apple or its Subsidiaries or, to the Knowledge of Apple, any other person, including any fiduciary, has engaged in a transaction in connection with which Apple, its Subsidiaries or any Apple Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of

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ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Apple, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Apple Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Apple Benefit Plans, (viii) all contributions or other amounts payable by Apple or its Subsidiaries as of the Effective Time with respect to each Apple Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code have been or are fully deductible under the Code, (ix) with respect to any insurance policy providing funding for benefits under any Apple Benefit Plan, (A) there is no liability of Apple or its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there by any such liability if such insurance policy was terminated at or after the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Apple, no such proceedings with respect to any insurer are imminent, (x) Apple and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Apple Benefit Plans, without the consent of any other Person, and (xi) no Apple Benefit Plan provides benefits to any individual who is not a current or former employee of Apple or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.
          (c) In addition to the representation contained in Subsection (b) above (if applicable) as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) each Apple Foreign Plan complies with all applicable Laws (including, without limitation, applicable Laws regarding the funding, form and operation of the Apple Foreign Plan); (ii) the Apple Financial Statements accurately reflect the Apple Foreign Plan liabilities and accruals for contributions required to be paid to the Apple Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law, and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of Apple and its Subsidiaries, threatened, with respect to any Apple Foreign Plan.
          (d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Apple or any of its Subsidiaries from Apple or any of its Subsidiaries under any Apple Benefit Plan, (ii) increase any benefits otherwise payable under any Apple Benefit Plan, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

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          (e) Except as would not reasonably be expected to have an Apple Material Adverse Effect, with respect to independent contractors and consultants who are located within the United States, (i) all Persons so classified satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so classified, (ii) Apple and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so, and (iii) neither Apple or its Subsidiaries has or had any obligations to provide benefits with respect to such persons under any Apple Benefit Plan or otherwise.
     5.17 Intellectual Property. Section 5.17 of the Apple Disclosure Schedule identifies (i) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, pending and issued patents owned, used or licensed by or to Apple or any of its Subsidiaries that are material to the conduct of the business of Apple and its Subsidiaries, and (ii) all agreements and licenses relating to trademarks, technology, know-how or processes that Apple or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Apple and its Subsidiaries (collectively, the “Apple Intellectual Property”). Apple and its Subsidiaries own and possess all rights, title and interest in and to, or as of the Closing, will own and possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Apple Intellectual Property and, as of the Closing, all of the Apple Intellectual Property will be in the name of Apple or its Subsidiaries. Apple and its Subsidiaries own or have the right to use the Apple Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. No consent of any third party will be required for the use by the Surviving Corporation or its Subsidiaries of the Apple Intellectual Property after the Effective Time. There are no claims asserted in writing by any Person against Apple or any of its Subsidiaries regarding the ownership of or the right to use any Apple Intellectual Property or challenging the rights of Apple or any of its Subsidiaries with respect to any of the Apple Intellectual Property which would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. To the Knowledge of Apple as of the date hereof, there is no infringement or misappropriation of the Apple Intellectual Property by any Person.
     5.18 Environmental Liability. Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) the operations of Apple and its Subsidiaries are and since January 1, 2000, have been in compliance with all applicable Environmental Laws, (ii) each of Apple and its Subsidiaries possess and maintains in effect all environmental permits, licenses, authorizations and approvals required under Environmental Law with respect to the properties and business of Apple and its Subsidiaries, (iii) to the Knowledge of Apple, since January 1, 2000, there has been no release of any Hazardous Materials which would reasonably be expected to result in liability to Apple or any of its Subsidiaries at any of its current or former operations, (iv) there are no legal, administrative or arbitral bodies seeking to impose, nor are there Actions of any nature reasonably likely to result in the imposition of, on Apple or any of its Subsidiaries, any

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liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Apple, threatened against Apple or its Subsidiaries and (v) neither Apple nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Apple, as of the date of this Agreement, the Apple Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations.
     5.19 Material Contracts. Neither Apple nor any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC or any Contract that would be such a “material contract” but for the exception for Contracts entered into in the ordinary course of business or (b) any non-competition or other Contract that materially limits or will materially limit Apple or any of its Subsidiaries from engaging in the business currently conducted by it. Each of the “material contracts” (as defined above) of Apple and its Subsidiaries is valid and in full force and effect and neither Apple nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such “material contract.” To Apple’s Knowledge, the other party to any “material contract” described in this Section 5.19 is not in material breach of or default under such “material contract.” No payments or other consideration is due or will be due to Ourimbah Investment Ltd. or any of their Affiliates pursuant to the Stock Acquisition Agreement or otherwise by Apple, Parent, the Surviving Corporation or any of their respective Affiliates by virtue of the consummation of the Transactions contemplated hereby or otherwise (except as may otherwise become due to such persons solely with respect to the Merger Consideration or solely in their capacity as Apple Shareholders).
     5.20 Labor Relations.
          (a) As of the date of this Agreement and during the preceding three (3) years, (i) none of Apple, its Subsidiaries or any of their controlled Affiliates or Apple ERISA Affiliates are a party to any collective bargaining agreement, works council or workers’ association or similar arrangements, (ii) except as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, no labor organization or group of employees of Apple or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Apple, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Apple, threatened against or involving any of Apple or its Subsidiaries, and (iv) to the Knowledge of Apple, Apple and its Subsidiaries are in compliance with their obligations pursuant to the Workers Adjustment and Retraining Notification Act.

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          (b) To the Knowledge of Apple, Apple and its Subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers’ compensation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have an Apple Material Adverse Effect.
     5.21 State Takeover Laws. Except for the Affiliated Transactions Statute (the application of which, to the Transactions and MergerSub, Parent and their respective Affiliates, has been waived by the Apple board of directors, as set forth below), no applicable “takeover” or “interested stockholder” Law is applicable to this Agreement and the Transactions.
     5.22 Voting Requirements; Approval; Board Approval.
          (a) Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Apple Common Stock entitled to vote (the “Apple Shareholder Approval”), no other vote of the holders of Apple Common Stock is necessary to approve and consummate the Transactions.
          (b) The board of directors of Apple has, at a meeting duly called and held, by a unanimous vote (i) determined that the Merger is advisable and in the best interest of Apple and the Apple Shareholders, (ii) adopted this Agreement, (iii) resolved to recommend (the “Apple Board Recommendation”) that the Apple Shareholders vote in favor of adopting this Agreement, (iv) waived the application of the Affiliated Transactions Statute to the Transactions and MergerSub, Parent and their respective Affiliates, and (v) directed that this Agreement and the Transactions be submitted to the Apple Shareholders for approval at a duly held meeting of such shareholders.
          (c) Prior to the execution of this Agreement, Apple duly terminated the NACCO Merger Agreement in full and complete compliance with the terms and conditions thereof, including Sections 6.12 and 8.1(h), without breach or further obligation or liability thereunder (other than the obligation of Apple to pay the fee required to be paid pursuant to Section 8.3 therein, it being agreed by Apple that such fee was paid in full prior to such termination by Apple in accordance and compliance with the terms of the NACCO Merger Agreement, including Section 8.1(h)), and upon receipt of prior unanimous approval of the Apple board of directors therefor. In connection therewith (and prior thereto): (i) Apple gave NACCO and HB-PS at least four Business Days prior written notice of Apple’s intention to terminate the NACCO Merger Agreement (and had attached a description of all material terms and conditions of this Agreement thereto); (ii) during such four Business Day period, Apple made itself available to engage in good faith negotiations with NACCO and HB-PS with respect to such changes as NACCO and HB-PS had proposed, if any, to the terms of the merger between Apple and HB-PS and the NACCO Merger Agreement; (iii) NACCO and HB-

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PS did not make prior to such termination of the NACCO Merger Agreement, a definitive, binding offer which the board of directors of Apple determined in good faith, after consultation with its legal and financial advisors, was at least as favorable to Apple Shareholders as this Agreement; and (iv) prior to such termination, Apple paid to NACCO in immediately available funds, the fee required to be paid pursuant to Section 8.3 therein.
     5.23 Opinion of Apple Financial Advisor. The board of directors of Apple has received the opinion of Banc of America Securities LLC to the effect that, as of the date of such opinion and subject to the matters set forth therein, the Merger Consideration to be received by holders of Apple Common Stock (other than Parent, MergerSub and their respective Affiliates) in the Merger is fair, from a financial point of view, to such holders.
     5.24 Transactions with Related Parties. Apple is not a party to any transaction or proposed transaction, with its directors, officers or employees, or any other Person who is an Affiliate of Apple. Neither Apple nor any of its Affiliates owns or has any ownership interest in any Person which is in competition with Apple or which is engaged in a related or similar business to the business conducted by Apple and none of such Persons has entered into any Contract or understanding in effect on or after the date hereof contemplating such ownership or ownership interest.
     5.25 Customers.
          (a) Between January 1, 2005 and the date hereof, no material customer or group of customers (whether or not related) of Apple has canceled or otherwise terminated its Contract or relationship with Apple or any of its Subsidiaries or has at any time decreased significantly its purchases of products from Apple and, to the Knowledge of Apple, there has been no material adverse change in the business relationship of Apple or any of its Subsidiaries with any of their material customers or group of customers. To the Knowledge of Apple, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Apple or any of its Subsidiaries or to decrease significantly its purchases of the products from Apple or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.
          (b) To the Knowledge of Apple, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Apple or any of its Subsidiaries to any material customer or group of customers that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

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          (c) Section 5.25(c) of the Apple Disclosure Schedule sets forth a list of the 10 largest customers of Apple and the 10 largest suppliers to Apple and its Subsidiaries, on a consolidated basis, during each of Apple’s three most recent fiscal years and for the period from the beginning of the current fiscal year to the date hereof determined on the basis of total dollar amount of net sales to such customers and purchases from such suppliers.
VI. COVENANTS
     6.1 Covenants of Apple. During the period from the date of this Agreement and continuing until the Effective Time, Apple agrees as to itself and its Subsidiaries that (except for the Merger, as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 (including its subsections) of the Apple Disclosure Schedule, as required by a Governmental Entity or to the extent that Parent otherwise consents in writing in its sole discretion):
          (a) Ordinary Course. Apple will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Apple or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 will be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality or effect of the foregoing, other than in connection with acquisitions permitted by Section 6.1(e) or investments permitted by Section 6.1(g), Apple will not, and will cause its Subsidiaries not to, (i) enter into any new material line of business, (ii) enter into any Contract with a supplier, distributor or customer representative that involves the purchase, distribution or sale of goods or services with a term extending more than one year that is not terminable by Apple or any of its Subsidiaries upon less than 30 days prior written notice, (iii) enter into any Contract with respect to the licensing of any Apple Intellectual Property with a term extending more than one year that is not terminable by Apple or any of its Subsidiaries without penalty or premium upon less than 30 days prior written notice, or (iv) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.
          (b) Dividends; Changes in Share Capital. Apple will not, and will cause its foreign Subsidiaries not to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock. Except as set forth in Schedule 6.1(b), Apple will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital

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stock or any securities convertible into or exercisable for any shares of its capital stock, except for transactions pursuant to the terms of the Apple Options outstanding as of the Measurement Date.
          (c) Issuance of Securities. Except as set forth in Schedule 6.1(c) for Apple Common Stock to be issued in connection with the exercise of Apple Options outstanding on the date hereof, Apple will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.
          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable Laws, Apple will not amend or propose to amend its certificate of incorporation, bylaws or other governing documents and will not, and will cause each of its Subsidiaries not to, amend its certificate of incorporation, bylaws or other governing documents.
          (e) No Acquisitions. Apple will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with past practice); provided, however, that the foregoing restrictions will not prohibit (i) internal reorganizations or consolidations involving Subsidiaries of Apple in existence on the date of this Agreement or (ii) the creation of new direct or indirect wholly owned Subsidiaries of Apple organized to conduct or continue activities otherwise permitted by this Agreement.
          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Apple Subsidiaries or (ii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the consummation of the Transactions, Apple will not, and will cause its Subsidiaries not to, sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any Subsidiary of Apple, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).
          (g) Investments; Indebtedness. Apple will not, and will cause its Subsidiaries not to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) investments by Apple or any of its Subsidiaries to or in Apple or any other wholly owned Subsidiary of Apple, or (B) pursuant to any Contract or other legal obligation of Apple as in effect on the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other

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reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than (A) in the ordinary course of business pursuant to its existing revolving credit facility in an amount not to exceed $125 million in the aggregate, or (B) for trade payables incurred in the ordinary course of business or as otherwise permitted by this Section 6.1(g).
          (h) NYSE Listing. Apple will use its commercially reasonable efforts to maintain the listing of Apple Common Stock on the NYSE and to continue to satisfy any and all listing qualifications and criteria related thereto.
          (i) Compensation. Except (i) as required by applicable Laws or Contract in effect on the date hereof that relates to Apple or any of its Subsidiaries or any of their employees or (ii) as required under this Agreement, Apple will not, and will cause its Subsidiaries not to, increase the amount of compensation or employee benefits of any employee, consultant or director of Apple or any of its Subsidiaries, pay any severance, pension, retirement, savings or profit-sharing allowance to any employee, consultant or director that is not required by any existing plan or agreement, enter into any Contract with any employee, consultant or director regarding his or her employment or service, compensation or benefits, increase or commit to increase any benefits for employees, consultants or directors, adopt or amend or make any commitment to adopt or amend, other than amendments required by Law, any Apple Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Apple Benefit Plan for the benefit of any Person. Apple will not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation, except as may be required by any plan or agreement presently in effect pursuant to which such stock options or other equity-based compensation were granted, any applicable Laws or in accordance with this Agreement.
          (j) Accounting Methods; Income Tax Elections. Except as reflected in the Apple Financial Statements filed on or prior to the Measurement Date, as required by a Governmental Entity or as required by changes in GAAP as concurred in by Apple’s independent public accountants, Apple will not make, and Apple will cause its Subsidiaries not to make, any material change in method of accounting in effect as of the date of this Agreement. Apple will not, and will not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability with respect to matters that will be a liability of the Surviving Corporation or any of its Subsidiaries after the Merger, other than in the ordinary course of business consistent with past practice.
          (k) Certain Agreements and Arrangements. Apple will not, and will cause its Subsidiaries not to, enter into any Contract that will limit or otherwise restrict, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or by any means, which Contracts, individually or in the aggregate, would reasonably be expected to have a material adverse

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effect on the business, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger.
          (l) Actions Regarding Apple Benefit Plans. Apple will, effective at (or, at the election of Parent, immediately prior to), the Effective Time, take or cause to be taken with respect to the Apple Benefit Plans the actions set forth in Section 6.1(l) of the Apple Disclosure Schedule, and will cause the Apple Benefit Plans to be amended in any of the following manners if requested by Parent, (i) amendments to freeze or eliminate the Apple stock fund under the Apple 401(k) Plan, or (ii) amendments necessary to preserve the tax qualification of the Apple 401(k) Plan.
          (m) Actions Regarding Anti-Takeover Statutes. If the provisions of any potentially applicable anti-takeover or similar statute (including the Affiliated Transaction Statute) is or becomes applicable to the Transactions or Parent, MergerSub or their Affiliates, Apple and its board of directors shall grant such approvals and take such other actions (except with respect to any shares of Apple Common Stock owned by Parent and/or any of its Affiliates as of the date hereof) to the extent permitted by applicable Law as may be required so that the Transactions may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.
          (n) No Related Actions. Apple will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions that are prohibited or restricted by this Section 6.1.
     6.2 Antitrust Clearance.
          (a) In no event will (1) MergerSub be required to take or to consent to Apple taking, or Apple be required to take or to consent to MergerSub taking, any of the following actions in order to obtain the consent, authorization, order, approval or exemption of any Governmental Entity in order to satisfy the condition set forth in Section 7.1(c) if the board of directors of MergerSub or Apple, as applicable, determines, after consulting with counsel, such actions would be materially adverse to the Surviving Corporation: (i) sell, hold separate or otherwise dispose of assets of such party or its subsidiaries, if any, or conduct its business in a specified manner, (ii) agree to sell, hold separate or otherwise dispose of assets of such party or its subsidiaries or conduct its business in a specified manner, or (iii) permit assets of such party or its subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner and (2) Parent or any of its Affiliates be required to take any action referred in clauses (i) through (iii). This Section 6.2 does not require any of Parent, MergerSub or Apple or any of their respective Affiliates to enter into any agreement with a third party to undertake any obligations or make any divestitures, unless such agreement is conditioned on the consummation of the Transactions contemplated by this Agreement.
          (b) Each of Parent, MergerSub and Apple will comply fully with all applicable notification, reporting and other requirements under any Antitrust Laws. Within 10 Business Days after the date of this Agreement, each of Parent, MergerSub and Apple will file any required notifications with the appropriate

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Governmental Entities, in each case pursuant to and in compliance with the respective Antitrust Laws. Parent, MergerSub and Apple will as soon as practicable file any additional information reasonably requested by any Governmental Entity in respect of the Merger.
          (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.2, if any objections are asserted with respect to the Transactions under any Antitrust Law or if any Action is instituted (or threatened to be instituted) by any Governmental Entity or any other Person challenging any of the Transactions as violative of any Antitrust Law, each of Parent, MergerSub and Apple will use its commercially reasonable efforts to resolve such objections or challenges as such Governmental Entity or other Person may have to the Transactions. In connection with the foregoing, each of Parent, MergerSub and Apple will cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment.
     6.3 Efforts to Close.
          (a) Except as set forth in Section 6.2(a), and subject to Section 6.3(c), (i) each of Parent and MergerSub on the one hand, and Apple and its Subsidiaries on the other, will use its reasonable best efforts to cause all of the conditions, as specified in Article VII, to the obligations of the other party to consummate the Transactions to be met as soon as practicable after the date of this Agreement, and (ii) each of Parent and MergerSub will not take or cause to be taken any action that would reasonably be expected to have, with respect to actions of Parent or MergerSub, a Parent Material Adverse Effect.
          (b) Subject to Schedule 6.3(b) and Section 6.3(c), each of Parent, MergerSub and Apple and their respective Subsidiaries will use its reasonable best efforts to obtain, as soon as practicable, the Authorizations and third-party consents that may be or become necessary for the performance of its respective obligations under this Agreement and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Authorizations and third-party consents, except that no such party hereto will be required to make any material expenditures in connection with its obligations under this Section 6.3, except as required by Section 6.2.
          (c) Notwithstanding anything to the contrary in the Agreement, no Affiliates of Parent (other than MergerSub) shall be prohibited or otherwise restricted in any manner pursuant to this Agreement from consummating or agreeing, committing or offering to consummate, any purchase, sale, lease or other acquisition, transfer or disposition of any properties or assets, whether tangible or intangible, of any kind, nature or character, real, personal or mixed, wherever located, including, for the avoidance of doubt, any securities or assets of another company or business that competes with Apple;

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provided, however, that neither Parent nor MergerSub shall (and Parent and MergerSub shall cause the Equity Funding Parties and the controlled Affiliates thereof (which, for this purpose, shall not include any Person with respect to which the Equity Funding Parties do not either own a majority of the voting securities or have the right, by contract or otherwise, to designate or appoint a majority of the board of directors or equivalent body) not to) take any of the actions described above in this Section 6.3(c) to the extent that such actions prevent the condition in Section 7.1(c) from being satisfied no later than the date set forth in Section 8.1(e) (as determined after taking into account any divestitures or other actions that Parent, MergerSub, the Equity Funding Parties and/or the controlled Affiliates thereof (as described above) indicate in good faith in writing to Apple that they intend to and can reasonably be expected to undertake prior to the date set forth in Section 8.1(e)).
     6.4 Confidentiality.
          (a) Prior to the Effective Time, each of Parent, MergerSub and Apple will, and will cause each of their respective subsidiaries, if any, and controlling Affiliates, to comply with, all of their respective obligations under the Confidentiality Agreement with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.
          (b) From and after the Effective Time, each of Parent and the Surviving Corporation (as the successor to Apple) will, and will cause each of their subsidiaries to comply with, all of their respective obligations under the Confidentiality Agreement with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.
     6.5 Access.
          (a) From the date hereof to the Effective Time, as applicable, Apple will allow all designated officers, attorneys, accountants and other representatives of Parent and/or MergerSub access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of Apple, to the personnel, records, files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Apple including inspection of such properties.
          (b) No investigation pursuant to this Section 6.5 will affect any representation or warranty given by any party hereunder, and, notwithstanding the provision of information or investigation by any party, no party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party will be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable Law, which such party reasonably believes constitutes information protected by attorney/client privilege or the attorney work product doctrine or which it is required to keep confidential by reason of Contracts with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in

33

which the restrictions of the preceding sentence apply. All information provided by a party to the other party hereunder will be subject to the confidentiality provisions of Section 6.4.
     6.6 Public Announcements. Prior to the Effective Time, Parent, MergerSub and Apple will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, or the Transactions, and none of them will issue any such press release or make any such public statement or communication without the prior approval of the others, except as any party may determine in good faith is required by Law or by obligations pursuant to any listing agreement with any national securities market or exchange.
     6.7 Board Recommendation; Apple Shareholders Meeting. Apple’s board of directors has made the Apple Board Recommendation and will, as promptly as practicable, cause Apple to take all lawful action to solicit the Apple Shareholder Approval. Subject to Section 6.9, neither the board of directors of Apple nor any committee thereof will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or MergerSub, the Apple Board Recommendation. Unless this Agreement is terminated in accordance with its terms, Apple will call and hold a meeting of the Apple Shareholders (the “Apple Shareholders Meeting”) as promptly as practicable for the purpose of obtaining the Apple Shareholder Approval regardless of any action contemplated by Section 6.9, including receipt of an Apple Superior Proposal.
     6.8 Preparation of Proxy Statement and Additional Filings.
          (a) As promptly as reasonably practicable after the execution of this Agreement, Apple will prepare, and Apple will file with the SEC, the Proxy Statement. The parties hereto will furnish all information concerning themselves, their Affiliates and the holders of their capital stock as required in connection with such action, the preparation of the Proxy Statement and the preparation of any other SEC filing required in connection with the Transactions contemplated by this Agreement (“Additional Filings”). As promptly as practicable Apple will mail the Proxy Statement to the Apple Shareholders. The Proxy Statement will include the Apple Board Recommendation.
          (b) No amendment or supplement to the Proxy Statement will be made without the consent of the parties hereto (which consent will not be unreasonably withheld or delayed). The parties hereto will advise each other promptly after any of them receives notice of any request by the SEC for amendment of the Proxy Statement or any Additional Filings or comments thereon and responses thereon or requests by the SEC for additional information.
          (c) Apple will provide Parent and MergerSub with the information concerning itself and its Affiliates, including financial statements and other financial information, in the form required to be included in the Proxy Statement and the Additional Filings (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time any information relating to

34

Apple or any of its respective Affiliates, officers or directors, should be discovered by Apple which should be set forth in an amendment or supplement to the Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Apple will promptly notify Parent and MergerSub and, to the extent required by applicable Laws, will promptly file with the SEC and disseminate to the Apple Shareholders an appropriate amendment or supplement describing such information.
          (d) Each of Parent and MergerSub will provide Apple with the information concerning itself (and their Affiliates, to the extent required) in the form required to be included in the Proxy Statement and the Additional Filings (including by reason of any SEC comments thereto or subsequent requests thereon). If at any time prior to the Effective Time, any event or circumstance relating to Parent, MergerSub or their respective officers or directors, should be discovered by Parent or MergerSub and such information should be set forth in an amendment or supplement to the Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Parent or MergerSub, as applicable, will promptly notify Apple and, to the extent required by applicable Laws, Parent, MergerSub or Apple, as applicable, will promptly file with the SEC and, if required by Law, disseminate to the Apple shareholders an appropriate amendment or supplement describing such information.
          (e) All documents that any of Parent, MergerSub, Apple and their respective Affiliates are responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
     6.9 No Solicitation.
          (a) Apple will immediately cease, terminate and discontinue any discussions or negotiations with any Person conducted before the date of this Agreement with respect to any Apple Competing Transaction, and will promptly, following the execution of this Agreement, request the return or destruction (as provided in the applicable agreement) of all confidential information provided by or on behalf of Apple to all Persons (including NACCO and its Affiliates) who have had such discussions or negotiations or who have entered into confidentiality agreements with Apple pertaining to an Apple Competing Transaction.
          (b) Prior to the Effective Time, Apple will not, and will cause its Affiliates and representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Parent, MergerSub and their respective representatives) relating to any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Apple that is

35

conditioned on the termination of this Agreement or could reasonably be expected to preclude or materially delay the completion of the Merger (an “Apple Competing Transaction”).
          (c) Apple will promptly (and in any event within 24 hours) notify Parent of its or any of its officers’, directors’ or representatives’ receipt of any inquiry or proposal relating to, an Apple Competing Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.
          (d) Notwithstanding anything in this Agreement to the contrary, Apple or its board of directors will be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written offer regarding an Apple Competing Transaction by any such Person (which has not been withdrawn), if and only to the extent that, (i) the Apple Shareholder Approval has not been given, (ii) Apple has received an unsolicited bona fide written offer regarding an Apple Competing Transaction from a third party (which has not been withdrawn) and its board of directors has determined in good faith that there is a reasonable likelihood that such Apple Competing Transaction would constitute a Apple Superior Proposal, (iii) its board of directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties, (iv) prior to providing any information or data to any Person in connection with an Apple Competing Transaction by any such Person, it receives from such Person an executed confidentiality agreement containing terms Apple determines to be substantially the same (including with respect to standstill provisions, as such provisions were in effect on the date of execution of the Confidentiality Agreement) as the Confidentiality Agreement (but permitting the disclosures to Parent and its Affiliates described in this Section 6.9(d) to be made to Parent and its Affiliates), and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it complies with Section 6.9(c). Apple will use its commercially reasonable efforts to keep Parent and its Affiliates informed promptly of the status and terms of any such proposal or offer and the status and terms of any such discussions or negotiations and will promptly provide Parent with any such written proposal or offer. Apple will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Apple in this Section 6.9. Nothing in this Section 6.9(d), (x) permits Apple to terminate this Agreement (except as specifically provided in Article VIII) or (y) affects any other obligation of Apple or Parent under this Agreement.
          (e) For purposes of this Agreement, “Apple Superior Proposal” means a bona fide written offer regarding an Apple Competing Transaction made by a Person other than a party hereto or its controlled Affiliates which is on terms which the board of directors of Apple concludes, after consultation with its financial advisors and following receipt of the advice of its outside counsel, would, if consummated, result in a transaction that is more favorable to the Apple Shareholders than the Transactions.
          (f) No provision of this Agreement will be deemed to prohibit (i) Apple from publicly disclosing any information which its board of directors determines, after consultation with outside counsel, is required to be disclosed by Law,

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whether pursuant to the federal securities laws, state law fiduciary requirements or otherwise, or (ii) the Apple board of directors from changing its recommendation in respect of the Merger if it determines, after consultation with outside counsel, that such action is required by its fiduciary duties; provided, however, that nothing in the preceding clause (ii) will relieve Apple of its obligations with respect to the Apple Shareholders Meeting under Sections 6.7 or of its obligations under Section 8.3.
     6.10 Notification of Certain Matters. Each of Parent and Apple will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relates to the consummation of the Transactions, and (c) any change that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or an Apple Material Adverse Effect, as the case may be.
     6.11 Fees and Expenses. Except for filing fees paid under Antitrust Laws, fees or Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement or any other document filed with the SEC in connection with the Transactions, and which will be borne equally by Apple and Parent, (a) Apple will bear all of the Expenses of Apple and its Affiliates, including the broker’s or finder’s fees referred to in Section 5.14 and (b) MergerSub and Parent will bear all of the respective Expenses of Parent, MergerSub and their respective Affiliates, including the broker’s or finder’s fees referred to in Section 4.6.
     6.12 Directors’ and Officers’ Indemnification and Insurance.
          (a) In the event of any threatened or actual Action, whether civil or administrative, including any such Action in which any present or former director or officer of Apple or any of its subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim Action, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which will not be unreasonably delayed or withheld) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable

37

Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such Action, except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation.
          (b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by Apple (provided that the Surviving Corporation may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Apple) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Apple, in each case, with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by Apple for such insurance prior to July 23, 2006 (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.
          (c) The provisions of this Section 6.12 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.12 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.
          (d) The obligations under this Section 6.12 may not be terminated or modified by the Surviving Corporation in a manner as to adversely affect any Indemnified Party to whom this Section 6.12 applies without the consent of the affected Indemnified Party. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.12.
     6.13 Intellectual Property Transfers. Apple will take such action as may be necessary or proper, including filing all required applications and executing any necessary transfer documentation, at its sole cost and expense, to cause all Apple Intellectual Property to be held free and clear of all Encumbrances other than Encumbrances imposed in connection with the credit agreements identified in Schedule 5.3, in the name of Apple or its Subsidiaries on the Closing Date.

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     6.14 Repayment of Apple Indebtedness. Parent or MergerSub will repay or cause to be repaid all of Apple’s indebtedness described on Schedule 6.14 that is outstanding at the Effective Time. Apple agrees to provide, and shall cause its Subsidiaries to provide, all reasonable cooperation requested by Parent or MergerSub in connection with the repayment of such outstanding indebtedness, including, without limitation, cooperating in connection with (i) the repayment or defeasance of any such indebtedness, (ii) delivering payoff, redemption, defeasance or similar notices and (iii) obtaining payoff letters, UCC-3 financing statements and such other documents and instruments as may reasonably be required to demonstrate the repayment of such indebtedness and release of any Encumbrances on the properties or assets of Apple and/or any of its Subsidiaries.
     6.15 Employee Matters. Parent will cause the Surviving Corporation to honor and pay or provide the benefits required under the Apple Benefit Plans in accordance with their terms (including any such terms permitting the amendment or termination of any such plan) and, with respect to the Apple Benefit Plans set forth in Schedule 6.15, for the period of time set forth in such schedule.
     6.16 Control Share Act. Subject to Section 9.11, Parent (on behalf of itself and its Affiliates) and Apple hereby agree that Apple shall not propose at the Apple Shareholders Meeting, or include in the Proxy Statement, or call or hold a meeting of the Apple Shareholders prior to the Apple Shareholders Meeting for the purpose, inter alia, of obtaining a vote of Apple’s Shareholders on, any resolutions or other proposals that, if approved by Apple Shareholders owning the requisite number of shares of Apple Common Stock, would have the effect of restoring to Parent and/or any of its Affiliates any or all of their voting rights that may have been lost by Parent and/or any of its Affiliates with respect to their shares of Apple Common Stock by virtue of Section 607.0902 of the FBCA (the “Control Share Act”).
     6.17 Shareholder Litigation. Except as otherwise required by Law or to the extent, in the reasonable opinion of outside counsel to Apple, there exists a conflict between Apple and Parent, Apple shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against Apple and/or its directors relating to the Transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld or delayed in the event that the settlement would not be material.
     6.18 Director Resignations. Apple shall use its reasonable best efforts to obtain and deliver to Parent written resignation letters, effective as of the Effective Time, from those members of the boards of directors of Apple and/or any of its Subsidiaries designated by Parent to Apple in writing at least five calendar days prior to Closing.

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VII. CONDITIONS TO THE MERGER
     7.1 Conditions to the Merger. The respective obligations of Parent, MergerSub and Apple to effect the Merger are subject to the satisfaction or waiver of the following conditions:
          (a) the Apple Shareholder Approval shall have been obtained at the Apple Shareholders Meeting and all Additional Filings shall have been made and, if applicable, finalized;
          (b) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions, and consummation of the Transactions shall not be prohibited or made illegal by any Law;
          (c) all applicable waiting periods under the HSR Act shall have terminated or expired; and
          (d) all other Authorizations of or filings with any Governmental Entity required in connection with the consummation of the Transactions shall have been made or obtained, except where the failure to make or obtain such Authorizations or filings would not, individually or in the aggregate, have a Parent Material Adverse Effect or an Apple Material Adverse Effect.
     7.2 Conditions to the Obligations of Apple. The obligation of Apple to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Apple and may be waived by Apple):
          (a) (i) all covenants of MergerSub under this Agreement to be performed by MergerSub on or before the Closing shall have been duly performed by MergerSub in all material respects;
               (ii) all covenants of Parent under this Agreement to be performed by Parent on or before the Closing shall have been duly performed by Parent in all material respects;
          (b) the representations and warranties of Parent in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materially or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a Parent Material Adverse Effect;
          (c) (i) Apple shall have received a certificate of MergerSub addressed to Apple and dated the Closing Date, signed by an executive officer of MergerSub (on MergerSub’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(i);

40

               (ii) Apple shall have received a certificate of Parent addressed to Apple and dated the Closing Date, signed by an executive officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(ii) and Section 7.2(b).
     7.3 Conditions to the Obligations of Parent and MergerSub. The obligations of Parent or MergerSub to effect the Merger are subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and MergerSub and may be waived by Parent, on behalf of itself and MergerSub):
          (a) all covenants of Apple under this Agreement to be performed on or before the Closing Date shall have been duly performed by Apple in all material respects;
          (b) the representations and warranties of Apple in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have an Apple Material Adverse Effect. In addition, the representations and warranties set forth in Section 5.5 shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing with the same effect as though made as of the Closing;
          (c) Parent shall have received a certificate of Apple addressed to Parent and dated the Closing Date, signed by an executive officer of Apple (on Apple’s behalf and without personal liability), confirming the matters set forth in Section 7.3(a) and Section 7.3(b);
          (d) no event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Apple and its Subsidiaries, taken as a whole; provided, however, that the foregoing clause shall not include any event, circumstance, change or effect resulting from: (i) changes in general economic conditions, (ii) general changes in the industry of designing, marketing and distributing small electronic kitchen and household appliances in which Apple and its Subsidiaries operate that do not have a disproportionate effect (relative to overall industry performance) on Apple and its Subsidiaries, taken as a whole or (iii) the items identified on Schedule 1.1;
          (e) there will be no Action pending, or threatened in writing, which the board of directors of Parent determines, following the receipt of the advice from its outside counsel, presents a reasonable likelihood of the occurrence of an Apple Material Adverse Effect or a material adverse effect on the business, financial condition

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or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole, following the Merger; and
          (f) the third-party consents set forth on Schedule 7.3(f) (the “Required Consents”) shall have been received in accordance with the terms and conditions hereof.
VIII. TERMINATION AND ABANDONMENT
     8.1 Termination. Except as otherwise provided in this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Apple Shareholder Approval:
          (a) by mutual written consent of Parent and Apple;
          (b) by Apple (provided that Apple is not then in material breach of any covenant or in breach of any representation or warranty or other agreement contained herein), if (A) there has been a breach by Parent or MergerSub of any of their respective representations, warranties, covenants or agreements contained in this Agreement or any such representation and warranty has become untrue, in either case such that Section 7.2(a) or Section 7.2(b) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Parent of notice of such breach, or (B) Apple (i) represents to Parent in writing that Apple has a bona fide good faith belief that the Equity Funding Parties will not have sufficient cash on hand or capital commitments to satisfy their respective obligations under the Equity Funding Letters on the anticipated Closing Date (it being agreed by Apple that, as of the date hereof, Apple does not have such a belief), (ii) requests from Parent evidence reasonably satisfactory to Apple that the Equity Funding Parties will have sufficient cash on hand or capital commitments to satisfy their respective obligations under the Equity Funding Letters on the anticipated Closing Date, and (iii), within the period of thirty (30) calendar days following Parent’s receipt of such request, does not receive from Parent evidence reasonably satisfactory to Apple that the Equity Funding Parties will have sufficient cash on hand or capital commitments to satisfy their respective obligations under the Equity Funding Letters on the anticipated Closing Date;
          (c) by Parent (provided that neither Parent nor MergerSub is then in material breach of any covenant, or in breach of any, representation or warranty or other agreement contained herein), if there has been a breach by Apple of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty has become untrue, in either case such that Section 7.3(a), Section 7.3(b) or Section 7.3(d) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Apple of notice of such breach;

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          (d) by either Parent or Apple if any Order preventing or prohibiting consummation of the Transactions has become final and nonappealable;
          (e) by either Parent or Apple if the Merger shall not have occurred prior to May 1, 2007;
          (f) by either Parent or Apple if the Apple Shareholder Approval is not obtained at the Apple Shareholders Meeting;
          (g) by Parent if the board of directors of Apple shall have modified or withdrawn the Apple Board Recommendation or failed to confirm the Apple Board Recommendation within four Business Days after Parent’s request to do so (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that Apple, in compliance with this Agreement, has supplied any Person with information regarding Apple or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Apple Board Recommendation); or
          (h) by Apple, if the board of directors of Apple authorizes Apple, subject to complying with the terms of this Agreement, to enter into a written agreement with respect to an Apple Superior Proposal; provided, however, that (i) Apple shall have complied with the provisions of Section 6.9, (ii) Apple shall have given Parent and MergerSub at least four Business Days prior written notice of its intention to terminate this Agreement, attaching a description of all material terms and conditions of such Apple Superior Proposal, (iii) during such four Business Day period, Apple engages in good faith negotiations with Parent and MergerSub with respect to such changes as Parent and MergerSub may propose to the terms of the Merger and this Agreement, (iv) Parent and MergerSub do not make prior to such termination of this Agreement, a definitive, binding offer which the board of directors of Apple determines in good faith, after consultation with its legal and financial advisors, is at least as favorable to Apple Shareholders as such Apple Superior Proposal and (v) prior to such termination pursuant to this Section 8.1(h), Apple pays to Parent in immediately available funds, the fee required to be paid pursuant to Section 8.3. Apple agrees to notify Parent and MergerSub promptly if its intention to enter into a written agreement referred to in its notification given pursuant to this Section 8.1(h) shall change at any time after giving such notification.
     8.2Effect of Termination. In the event of termination of this Agreement by either Parent or Apple pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability under this Agreement on the part of Parent, MergerSub or Apple, except (i) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties or covenants in this Agreement and (ii) as provided in Section 8.3; provided, however, that the provisions of Sections 6.4, 6.11, this Section 8.2, 8.3, and Section IX will each remain in full force and effect and will survive any termination of this Agreement; and provided, further, that, notwithstanding anything to the contrary in this Agreement, in the event that Parent or MergerSub breaches the covenant contained in the proviso in Section 6.3(c) and

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Apple is entitled to receive payment of the MergerSub Termination Fee in accordance with Section 8.3(b), then Apple’s right to receive payment of the MergerSub Termination Fee, subject to the terms and conditions of Section 8.3(b), shall be the sole and exclusive remedy of Apple and its Subsidiaries against Parent, MergerSub, and any of their respective stockholders, partners, members, advisors, Affiliates, directors, officers or agents for any losses or damages arising in connection with or related to the failure of the Merger to occur.
     8.3 Fees and Expenses.
          (a) Notwithstanding Section 6.11, if this Agreement is terminated by (i) Apple or Parent pursuant to either Section 8.1(e) (unless the failure of the Merger to have occurred by such date is due to the failure of Parent or MergerSub to perform in all material respects the covenants and agreements of Parent or MergerSub set forth herein) or Section 8.1(f) and prior to the time of such termination an Apple Competing Transaction has been communicated to the Apple board of directors and not withdrawn, and within nine months Apple enters into an agreement to complete or completes an Apple Competing Transaction, (ii) Parent pursuant to Section 8.1(g), or (iii) Apple pursuant to Section 8.1(h) (in which case the Apple Termination Fee shall be paid prior to such termination), then Apple will pay to Parent a termination fee equal to $4.0 million plus up to $2.0 million of reasonable documented, third party, out-of-pocket Expenses (the “Apple Termination Fee”).
          (b) Notwithstanding Section 6.11, if this Agreement is terminated by either Apple or Parent pursuant to Section 8.1(e) and (i) at the time of such termination, the conditions set forth in Sections 7.1(a), (b), and (d) and Sections 7.3(a), (b), (d), (e) and (f) have been satisfied, (ii) the failure of the Merger to have occurred by such date is not due to the failure of Apple to perform in all material respects the covenants and agreements of Apple set forth herein and (iii) the failure of the condition set forth in Section 7.1(c) to be satisfied is due to the breach by Parent or MergerSub of the covenant contained in the proviso to Section 6.3(c), then MergerSub shall pay to Apple a fee of $75,000,000 (the “MergerSub Termination Fee”) in immediately available funds no later than five Business Days after such termination by Apple.
          (c) Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement. In the event that Apple fails to pay the amounts due pursuant to Section 8.1(h) and this Section 8.3 when due, and, in order to obtain such payment, Parent or MergerSub commences a suit that results in a judgment against Apple for the amounts set forth in this Section 8.3, Apple will pay to Parent interest on the amounts set forth in this Section 8.3, commencing on the date that such amounts become due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate plus 2.00%.

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IX. MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties and Covenants. Except for the covenants set forth in Sections 6.4, 6.11, 6.12 and 6.14, none of the representations, warranties or covenants in this Agreement will survive the Merger.
     9.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified, or supplemented only by the written agreement of the parties hereto or thereto in any and all respects before the Effective Time; provided, however, that after the Apple Shareholder Approval is obtained there will not be any amendment that by Law requires further approval by the Apple Shareholders without further approval of such shareholders.
     9.3 Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.
     9.4 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:
If to Parent or MergerSub:
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022
Attention: Philip A. Falcone
Facsimile: (212) 508 — 3721
With a copy to:

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Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell
                  Robert B. Schumer
Facsimile: (212) 757-3990
and:
One Riverchase Parkway South
Birmingham, Alabama 35244
Attention: General Counsel
Facsimile: (205) 987-5505
If to Apple:
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Attention: Lisa Carstarphen
Facsimile: (954) 883-1714
With a copy to:
Greenberg Traurig LLP
1221 Brickell Avenue
Miami, Florida 33131
Attention: Paul Berkowitz
Facsimile: (305) 961-5685
     9.5 Third-Party Beneficiaries. Except as specifically set forth in Section 6.12(c), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.6 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. None of Parent, MergerSub or Apple may assign this Agreement or any of their rights or liabilities thereunder without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent will be null and void, except that Parent or MergerSub may assign all or any of their rights and obligations hereunder to an Affiliate (if and to the extent the Equity Funding Letters are also assigned to such Affiliate) or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its subsidiaries. Any such assignment will not relieve the party making the assignment from any liability under such agreements.
     9.7 Severability. The illegality or partial illegality of any of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

46

     9.8 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles; provided, however, that the Merger will also be governed by the applicable provisions of the FBCA to the extent required thereby.
     9.9 Submission to Jurisdiction; Waivers. Each of Apple, Parent and MergerSub irrevocably agrees that any Action with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined in the Court of Chancery or other courts of the State of Delaware located in the State of Delaware, and each of Apple, Parent and MergerSub hereby irrevocably submits and consents with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Apple, Parent and MergerSub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
     9.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
     9.11 Shareholders Meeting. Notwithstanding anything to the contrary in this Agreement (including Section 6.16 hereof), in the event that this Agreement is terminated for any reason, Apple and its board of directors shall promptly thereafter, at Parent’s and/or MergerSub’s expense, call and hold a special meeting of the Apple Shareholders for the purpose of voting on resolutions or other proposals that, if approved

47

by Apple Shareholders owning the requisite number of shares of Apple Common Stock, would restore to Parent and/or any of its Affiliates any and all voting rights that may have been lost by Parent and/or any of its Affiliates with respect to their shares of Apple Common Stock by virtue of the Control Share Act; provided, however, that in the event Apple’s annual meeting of Apple Shareholders is held prior to the earliest date that such special meeting can be held, Apple shall propose at such meeting (which, for the avoidance of doubt, shall be held at Apple’s expense) such resolutions or other proposals that, if approved by Apple Shareholders owning the requisite number of shares of Apple Common Stock, would have the effect of restoring to Parent and/or any of its Affiliates any or all of their voting rights that may have been lost by Parent and/or any of its Affiliates with respect to their shares of Apple Common Stock by virtue of the Control Share Act.
     9.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
     9.13 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
     9.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.
[SIGNATURES ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

APN HOLDING COMPANY, INC.
By:	/s/ Philip Falcone
	Name:	Philip Falcone
	Title:	Vice President and Senior Managing Director

APN MERGERSUB, INC.
By:	/s/ Philip Falcone
	Name:	Philip Falcone
	Title:	Vice President and Senior Managing Director

APPLICA INCORPORATED
By:	/s/ Harry D. Schulman
	Name:	Harry D. Schulman
	Title:	Chairman and Chief Executive Officer

49

EXHIBIT A
AMENDED & RESTATED
ARTICLES OF INCORPORATION OF
APPLICA INCORPORATED.
     In accordance with 607.1007, Florida Statutes, we certify that: (1) the following Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval, (2) the amendments were approved by the unanimous written consent of the board of directors on ___and by the shareholders on ___, (3) the number of votes cast for the amendment by the shareholders in favor or the amendments was sufficient for approval, and (4) these duly adopted amended and restated articles of incorporation supersede the original articles of incorporation and all amendment thereto.
ARTICLE I. NAME
The name of the corporation is Applica Incorporated.
ARTICLE II. ADDRESS
The mailing address of the corporation is __________________.
ARTICLE III. PURPOSE
     The corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.
ARTICLE IV. AUTHORIZED SHARES
     The maximum number of shares that the corporation is authorized to have outstanding at any time is ___shares of common stock having a par value of $.01 per share.
ARTICLE V. REGISTERED OFFICE AND AGENT
     The street address of the current registered office of the corporation is ___, and the name of the corporation’s current registered agent at that address is ___.
ARTICLE VI. BOARD OF DIRECTORS
     The number of directors may be either increased or diminished from time to time, as provided in the bylaws, but shall never be less than one.
ARTICLE VII. BYLAWS
     The power to adopt, alter, amend, or repeal bylaws shall be vested in the board of directors and the shareholders, except that the board of directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

A-1

ARTICLE IX. AMENDMENTS
     The corporation reserves the right to amend, alter, change, or repeal any provision in these Amended & Restated Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.
     The undersigned has executed these Amended & Restated Articles of Incorporation this ___ day of ___, ___.

/s/

___________,

A-2

EXHIBIT B
AMENDED AND RESTATED BYLAWS
OF
APPLICA INCORPORATED
ARTICLE I. MEETINGS OF SHAREHOLDERS
     Section 1. Annual Meeting. The annual meeting of the shareholders of the Corporation for the election of directors and the transaction of other business shall be held during the month of April each year and on the date and at the time and place that the board of directors determines. If any annual meeting is not held, by oversight or otherwise, a special meeting shall be held as soon as practical, and any business transacted or election held at that meeting shall be as valid as if transacted or held at the annual meeting.
     Section 2. Special Meetings. Special meetings of the shareholders for any purpose shall be held when called by the chief executive officer, president or the board of directors, or when demanded in writing by the holders of not less than ten percent (unless a greater percentage not to exceed fifty percent is required by the articles of incorporation) of all of the shares entitled to vote at the meeting. Such demand must be delivered to the Corporation’s secretary. A meeting demanded by shareholders shall be called for a date not less than ten nor more than sixty days after the request is made, unless the shareholders requesting the meeting designate a later date. The secretary shall issue the call for the meeting, unless the president, the board of directors, or shareholders requesting the meeting designate another person to do so. The shareholders at a special meeting may transact only business that is related to the purposes stated in the notice of the special meeting.
     Section 3. Place. Meetings of shareholders may be held either within or outside Florida.
     Section 4. Notice. A written notice of each meeting of shareholders, stating the place, day, and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at the meeting, not less than ten nor more than sixty days before the date set for the meeting, either personally, by electronic transmission pursuant to §607.0141 of the Florida Business Corporation Act (the “FBCA”) or by first class United States mail, by or at the direction of the president, the secretary, or the officer or other persons calling the meeting. If mailed, the notice shall be considered delivered when it is deposited in the United States mail, postage prepaid, addressed to the shareholder at his address as it appears on the records of the Corporation.
     Section 5. Waivers of Notice. Whenever any notice is required to be given to any shareholder of the Corporation under these bylaws, the articles of incorporation, or the FBCA, a written waiver of notice, signed anytime by the person entitled to notice shall be equivalent to giving notice. Attendance by a shareholder entitled to vote at a meeting, in person or by proxy, shall constitute a waiver of (a) notice of the meeting, except when the shareholder attends a meeting solely for the purpose, expressed at the beginning of the meeting, of objecting to the transaction of any business because the meeting is not lawfully called or convened, and (b) an objection to consideration of a particular matter at the meeting that is not within the purpose of the meeting unless the shareholders object to considering the matter when it is presented.
     Section 6. Record Date. For the purpose of determining the shareholders for any purpose, the board of directors may either require the stock transfer books to be closed for up to seventy days or fix a record date, which shall be not more than seventy days before the date on which the action requiring the determination is to be taken. However, a record date shall not precede the date upon which the resolution fixing the record date is adopted. If the transfer books are not closed and no record date is set by the board of directors, the record date shall be determined as follows: (a ) for determining shareholders entitled to demand a special meeting, the record date is the date the first such demand is delivered to the Corporation; (b) for determining shareholders entitled to a share dividend, the record date is the date the board of directors authorizes the dividend; (c) if no prior action is required by the board of directors pursuant to the FBCA, the record date for determining shareholders entitled to take action without a meeting is the date the first signed written consent is delivered to the Corporation; (d) if prior action is required by the board of directors pursuant to the FBCA, the record date for determining shareholders entitled to take action without a meeting is at the close of business on the day that the board of directors adopts a resolution taking such prior action; and (e) for determining shareholders entitled to notice of and to vote at an annual or special shareholders meeting the record date is as of the close of business on the day before the first notice is delivered to the shareholders. When a determination of the shareholders entitled to vote at any meeting has been made, that determination shall apply to any adjournment of the meeting, unless the board of directors fixes a new record date. The board of directors shall fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
     Section 7. Shareholder’s List for Meeting. A complete alphabetical list of the names of the shareholders entitled to receive notice of and to vote at the meeting shall be prepared by the secretary or other authorized agent having charge of the stock transfer book. The list shall be arranged by voting group and include each shareholder’s address, and the number, series, and class of shares held. The list must be made available at least ten days before and throughout each meeting of shareholders, or such shorter time as exists between the record date and the meeting. The list must be made available at the Corporation’s principal office, registered agent’s office, transfer agent’s office or at a place identified in the meeting notice in the city where the meeting will be held. Any shareholder, his agent or attorney, upon written demand and at his own expense may inspect the list during regular business hours. The list shall be available at the meeting and any shareholder, his agent or attorney is entitled to inspect the list at any time during the meeting or its adjournment.
     If the requirements of this section have not been substantially complied with, the meeting, on the demand of any shareholder in person or by proxy, shall be adjourned until the requirements of this section are met. If no demand for adjournment is made, failure to comply with the requirements of this section does not affect the validity of any action taken at the meeting.
     Section 8. Shareholder Quorum and Voting. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote on the matter is the act of the shareholders unless otherwise provided by law. A shareholder may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney-in-fact. After a quorum has been established at a shareholders’ meeting, a withdrawal of shareholders that reduces the number of shareholders entitled to vote at the meeting below the number required for a quorum does not affect the validity of an adjournment of the meeting or an action taken at the meeting prior to the shareholders’ withdrawal.
          Authorized but unissued shares including shares redeemed or otherwise reacquired by the corporation, and shares of stock of this Corporation owned by another corporation the majority of the voting stock of which is owned or controlled directly or indirectly by this Corporation, at any meeting shall not be counted in determining the total number of outstanding shares at any time. The chairman of the board, the chief executive officer, the president, any vice president, the secretary, and the treasurer of a corporate shareholder are presumed to possess, in that order, authority to vote shares standing in the name of a corporate shareholder, absent a bylaw or other instrument of the corporate shareholder designating some other officer, agent, or proxy to vote the shares. Shares held by an administrator, executor, guardian, or conservator may be voted by him without a transfer of the shares into his name. A trustee may vote shares standing in his name, but no trustee may vote shares that are not transferred into his name. If he is authorized to do so by an appropriate order of the court by which he was appointed, a receiver may vote shares standing in his name or held by or under his control, without transferring the shares into his name. A shareholder whose shares are pledged may vote the shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the shares unless the instrument creating the pledge provides otherwise.
     Section 9. Proxies. Any shareholder entitled to vote at any meeting of shareholders may vote the shareholder’s shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by the shareholder’s attorney in fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photostatic, or equivalent reproduction of an appointment form, is a sufficient appointment form. A shareholder may also grant authority to his proxy by (a) signing an appointment form or having such form signed by the shareholder’s authorized officer, director, employee, or agent by any reasonable means including, without limitation, facsimile signature; (b) transmitting or authorizing the transmission of a telegram, cablegram, telephone transmission or other means of electronic transmission to the person who will be the proxy or to a proxy solicitation firm, proxy support service organization, registrar, or agent authorized by the person who will be designated as the proxy to receive such transmission; however, any telegram, cablegram, telephone transmission or other means of electronic transmission must set forth or be submitted with information from which can be determined that the transmission was authorized by the shareholder; or (c) any other acceptable means under the FBCA. If an appointment form expressly provides, any proxy holder may appoint, in writing, a substitute to act in his place. An appointment of a proxy is effective when received by the secretary of the Corporation or other officer or agent authorized to tabulate votes. An appointment is valid for up to 11 months unless a longer period is expressly provided in the appointment form. The death or incapacity of the shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of §607.0722(6), of the FBCA. If the validity of any proxy is questioned, it must be submitted to the secretary of the shareholders’ meeting for examination or to a proxy officer or committee appointed by the person presiding at the meeting. The secretary of the meeting or, if appointed, the proxy officer or committee, shall determine the validity of any proxy submitted and reference by the secretary in the minutes of the meeting to the regularity of a proxy shall be received as prima facie evidence of the facts stated for the purpose of establishing the presence of a quorum at such meeting and for all other purposes.
     Section 10. Control-Share Acquisitions. Section 607.0902 of the FBCA (relating to control-share acquisitions) shall not apply to control-share acquisitions of shares of the Corporation.
ARTICLE II. DIRECTORS
     Section 1. Function. The business of this Corporation shall be managed and its corporate powers exercised by the board of directors.
     Section 2. Number. The Corporation shall have one director initially. The number of directors may be increased or diminished from time to time by action of the board of directors or shareholders, but no decrease shall have the effect of shortening the term of any incumbent director, unless the shareholders remove the director.
     Section 3. Qualification. Each member of the board of directors must be a natural person who is eighteen years of age or older. A director need not be a resident of Florida or a shareholder of the Corporation.
     Section 4. Election and Term. The person named in the articles of incorporation as a member of the initial board of directors shall hold office until the first annual meeting of shareholders and until his successors have been elected and qualified or until his earlier resignation, removal from office, or death. At the first annual meeting of shareholders and at each annual meeting thereafter the shareholders shall elect directors to hold office until the next succeeding annual meeting. Each director shall hold office for the term for which he is elected and until his successor is elected and qualifies or until his earlier resignation, removal from office, or death.
     Section 5. Compensation. The board of directors has authority to fix the compensation of the directors, as directors and as officers.
     Section 6. Duties of Directors. A director shall perform his duties as a director, including his duties as a member of any committee of the board upon which he serves, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation.

     Section 7. Presumption of Assent. A director of the Corporation who is present at a meeting of the board of directors or a committee of the board of directors when corporate action is taken is presumed to have assented to the action unless he votes against it or expressly abstains from voting on the action taken, or, he objects at the beginning of the meeting to the holding of the meeting or transacting specific business at the meeting.
     Section 8. Vacancies. Unless filled by the shareholders, any vacancy occurring in the board of directors, including any vacancy created because of an increase in the number of directors may be filled by the affirmative vote of a majority of the remaining directors, even if the number of remaining directors does not constitute a quorum of the board of directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.
     Section 9. Removal or Resignation of Directors. At a meeting of shareholders called for that purpose, the shareholders, by a vote of the holders of a majority of the shares entitled to vote at an election of directors, may remove any director, or the entire board of directors, with or without cause, and fill any vacancy or vacancies created by the removal.
     A director may resign at any time by delivering written notice to the board of directors or its chairman or the corporation. A resignation is effective when the notice is delivered unless the notice specifies later effective date. If a resignation is made effective at a later date, the board of directors may fill the pending vacancy before the effective date if the board of directors provided that the successor does not take office until the effective date.
     Section 10. Quorum and Voting. A majority of the board of directors constitutes a quorum for the transaction of business. The act of the majority of the directors at a meeting at which a quorum is present is the act of the board of directors.
     Section 11. Place of Meetings. Regular and special meetings by the board of directors may be held within or outside Florida.
     Section 12. Regular Meetings. A regular meeting of the board of directors shall be held without notice, other than this bylaw, immediately after and at the same place as the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place for the holding of additional regular meetings without notice other than the resolution.
     Section 13. Special Meetings. Special meetings of the board of directors may be called by or at the request of the president or any directors.
     Section 14. Notice of Meetings. Written notice of the time and place of special meetings of the board of directors shall be given to each director by either personal delivery or by first class United States mail, or by electronic means provided under §607.0141 of the FBCA at least two days before the meeting. Notice of a meeting of the board of directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting constitutes a waiver of notice of the meeting and all objections to the time and place of the meeting, or the manner in which it has been called or convened, except when the director states, at the beginning of the meeting, or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of the meeting.
     A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the board of directors to another time and place. Notice of any adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.
ARTICLE III. OFFICERS
     Section 1. Officers. The officers of the Corporation may consist of a chief executive officer, a president, and a secretary, and may include a treasurer, one or more vice presidents, one or more assistant secretaries, and one or more assistant treasurers. The officers shall be elected initially by the board of directors at the organizational meeting of board of directors and thereafter at the first meeting of the board following the annual meeting of the shareholders in each year. The board from time to time may elect or appoint other officers, assistant officers, and agents, who shall have the authority and perform the duties prescribed by the board. An elected or duly appointed officer may, in turn, appoint one or more officers or assistant officers, unless the board of directors disapproves or rejects the appointment. All officers shall hold office until their successors have been appointed and have qualified or until their earlier resignation, removal from office, or death. One person may simultaneously hold any two or more offices. The failure to elect a president, secretary, or treasurer shall not affect the existence of the Corporation.
     Section 2. Chief Executive Officer. The chief executive officer, subject to the directions of the board of directors, is responsible for the general and active management of the business and affairs of the Corporation, has the power to sign certificates of stock, bonds, deeds, and contracts for the Corporation, and shall preside at all meetings of the shareholders.
     Section 3. President. The president has the power to sign bonds, deeds, and contracts for the Corporation and shall have the other powers and perform the other duties prescribed by the board of directors or the chief executive officer. Unless the board otherwise provides, if the chief executive officer is absent or unable to act, the president shall perform all the duties and may exercise any of the powers of the chief executive officer.
     Section 4. Vice President. Each vice president shall have the powers and perform the duties prescribed by the board of directors or the chief executive officer.
     Section 5. Secretary. The secretary shall have the power to sign contracts and other instruments for the Corporation and shall (a) keep the minutes of the proceedings of the shareholders and the board of directors in one or more books provided for that purpose, (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law, (c) maintain custody of the corporate records and the corporate seal, attest the signatures of officers who execute documents on behalf of the Corporation, authenticate records of the Corporation, and assure that the seal is affixed to all documents of which execution on behalf of the Corporation under its seal is duly authorized, (d) keep a register of the post office address of each shareholder that shall be furnished to the secretary by the shareholder, (e) sign with the chief executive officer, certificates for shares of stock of the Corporation, the issuance of which have been authorized by resolution of the board of directors, (f) have general charge of the stock transfer books of the Corporation, and (g) in general perform all duties incident to the office of secretary and other duties as from time to time may be prescribed by the president or the board of directors.
     Section 6. Treasurer. The treasurer if elected shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation, (b) receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit monies in the name of the Corporation in the banks, trust companies, or other depositaries as shall be selected by the board of directors, and (c) in general perform all the duties incident to the office of treasurer and other duties as from time to time may be assigned to him by the president or the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in the sum and with the surety or sureties that the board of directors determines.
     Section 7. Removal of Officers. An officer or agent elected or appointed by the board of directors or appointed by another officer may be removed by the board whenever in its judgment the removal of the officer or agent will serve the best interests of the Corporation. Any officer or assistant officer, if appointed by another officer, may likewise be removed by such officer. Removal shall be without prejudice to any contract rights of the person removed. The appointment of any person as an officer, agent, or employee of the Corporation does not create any contract rights. The board of directors may fill a vacancy, however occurring, in any office.
     An officer may resign at any time by delivering notice to the corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date, its board of directors may fill the pending vacancy before the effective date if the board of directors provides that the successor does not take office until the effective date. An officer’s resignation does not affect the officer’s contract rights, if any, with the corporation.
     Section 8. Salaries. The board of directors from time to time shall fix the salaries of the officers, and no officer shall be prevented from receiving his salary merely because he is also a director of the Corporation.
ARTICLE IV. INDEMNIFICATION
     Any person, his heirs, or his personal representative, made, or threatened to be made, a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative, because he is or was a director, officer, employee, or agent of this Corporation or serves or served any other corporation or other enterprise in any capacity at the request of this Corporation, shall be indemnified by this Corporation, and this Corporation may advance his related expenses to the full extent permitted by Florida law. In discharging his duty, any director, officer, employee, or agent, when acting in good faith, may rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by (1) one or more officers or employees of the Corporation whom the director, officer, employee, or agent reasonably believes to be reliable and competent in the matters presented, (2) counsel, public accountants, or other persons as to matters that the director, officer, employee, or agent believes to be within that person’s professional or expert competence, or (3) in the case of a director, a committee of the board of directors upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which the person, his heirs, or personal representatives may be entitled. The Corporation may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying these persons. The insurance may be for the benefit of all directors, officers, or employees.
ARTICLE V. STOCK CERTIFICATES
     Section 1. Issuance. Shares may but need not be represented by certificates. The board of directors may authorize the issuance of some or all of the shares of the Corporation of any or all of its classes or series without certificates. If certificates are to be issued, the share must first be fully paid.
     Section 2. Form. Certificates evidencing shares in this Corporation shall be signed (a) by the chief executive officer, the president, or a vice president and the secretary or assistant secretary or (b) by any other officers authorized by the board of directors, and may be sealed with the seal of this Corporation or a facsimile of the seal. Unless the Corporation’s stock is registered pursuant to every applicable securities law, each certificate shall bear an appropriate legend restricting the transfer of the shares evidenced by that certificate.
     Section 3. Lost, Stolen, or Destroyed Certificates. The Corporation may issue a new certificate in the place of any certificate previously issued if the shareholder of record (a) makes proof in affidavit form that the certificate has been lost, destroyed, or wrongfully taken, (b) requests the issue of a new certificate before the Corporation has notice that the certificate has been acquired by the purchaser for value in good faith and without notice of any adverse claim, (c) if requested by the Corporation, gives bond in the form that the Corporation directs, to indemnify the Corporation, the transfer agent, and the registrar against any claim that may be made concerning the alleged loss, destruction, or theft of a certificate, and (d) satisfies any other reasonable requirements imposed by the Corporation.
     Section 4. Restrictive Legend. Every certificate evidencing shares that are restricted as to sale, disposition, or other transfer shall bear a legend summarizing the restriction or stating that the Corporation will furnish to any shareholder, upon request and without charge, a full statement of the restriction.

ARTICLE VI. DIVIDENDS
     The board of directors from time to time may declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.
ARTICLE VII. SEAL
     The corporate seal shall have the name of the Corporation and the word “seal” inscribed on it, and may be a facsimile, engraved, printed, or an impression seal.
ARTICLE VIII. AMENDMENT
     These bylaws may be repealed or amended, and additional bylaws may be adopted, by either a vote of a majority of the full board of directors or by vote of the holders of a majority of the issued and outstanding shares entitled to vote, but the board of directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors. In order to be effective, any amendment approved hereby must be in writing and attached to these bylaws.

Annex B
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
October 19, 2006
Board of Directors
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Applica Common Stock (as defined below), other than Harbinger (as defined below), APN Holding Company, Inc. (“APN Holdco”), APN Mergersub, Inc. (“Merger Sub”) and their respective affiliates, of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 19, 2006 (the “Agreement”), among Applica Incorporated (“Applica”), APN Holdco, an affiliate of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together with their respective affiliates, “Harbinger”), and Merger Sub, a wholly owned subsidiary of APN Holdco. As more fully described in the Agreement, Merger Sub will be merged with and into Applica (the “Merger”) and each outstanding share of the common stock, par value $0.10 per share, of Applica (“Applica Common Stock”) will be converted into the right to receive $6.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Applica;
(ii)	reviewed certain internal financial statements and other financial and operating data concerning Applica;
(iii)	reviewed certain financial forecasts relating to Applica prepared by the management of Applica, taking into account net operating losses anticipated by the management of Applica to be utilized by Applica (the “Applica Forecasts”);
(iv)	discussed the past and current operations, financial condition and prospects of Applica with senior executives of Applica;
(v)	reviewed the reported prices and trading activity for Applica Common Stock;
(vi)	compared the financial performance of Applica and the prices and trading activity of Applica Common Stock with that of certain other publicly traded companies we deemed relevant;
(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;
(viii)	participated in discussions and negotiations among representatives of Applica, Harbinger and their respective advisors;
(ix)	reviewed the Agreement;
(x)	reviewed certain public filings and statements made by Harbinger with respect to the proposed Merger;

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Board of Directors
Applica Incorporated
October 19, 2006

(xi)	considered the fact that Applica publicly announced that it was exploring its strategic alternatives and the results of our efforts to solicit, at the direction of Applica, third party indications of interest in the possible acquisition of all or a portion of Applica, including indications of interest and proposals received as a result of such public announcement and such solicitation process; and
(xii)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the Applica Forecasts, we have assumed, at the direction of Applica, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Applica as to the future financial performance of Applica. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Applica, nor have we been furnished with any such valuations or appraisals. We have assumed, with the consent of Applica, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof, and in compliance with all applicable laws and contractual and other requirements. We further have assumed, with the consent of Applica, that all third party consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Applica or the Merger.
We express no view or opinion as to any terms or aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Applica or in which Applica might engage or as to whether any transaction might be more favorable to Applica as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Applica to proceed with or effect the Merger.
We have acted as financial advisor to the Board of Directors of Applica in connection with the Merger, for which services we have received and will receive fees, a portion of which was payable upon our engagement, a portion of which is payable upon rendering this opinion and a significant portion of which is contingent upon the consummation of the Merger. As part of our engagement, we also acted as financial advisor to the Board of Directors of Applica in connection with Applica’s previously proposed merger transaction with HB-PS Holding Company, Inc., for which services additional compensation was payable. We or our affiliates in the past have provided and currently are providing financial advisory and financing services to Applica unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including acting as administrative agent, lead arranger, collateral agent and lender under a senior revolving credit facility of Applica, which facility is expected to be repaid in connection with the Merger. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of Applica and Harbinger for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.
It is understood that this letter is for the benefit and use of the Board of Directors of Applica in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how the shareholders of Applica should vote or act in connection with the Merger.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

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Board of Directors
Applica Incorporated
October 19, 2006

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Merger by the holders of Applica Common Stock, other than Harbinger, APN Holdco, Merger Sub and their respective affiliates, is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Banc Of America Securities LLC
BANC OF AMERICA SECURITIES LLC

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Annex C1
Harbinger Capital Partners Master Fund I, Ltd.
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022
October 19, 2006
APN Holding Company, Inc.
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022
Ladies and Gentlemen:
      Reference is made to that certain Agreement and Plan of Merger, dated as of October 19, 2006 (as amended from time to time, the “Merger Agreement”), by and among APN Holding Company, Inc., a Delaware corporation (“Parent”), APN Mergersub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“MergerSub”), and Applica Incorporated, a Florida corporation (“Apple”), pursuant to which MergerSub shall merge with and into Apple with Apple as the surviving corporation or, at the election of Parent (as provided in the Merger Agreement), Apple shall merge with and into MergerSub or another Subsidiary of Parent with MergerSub or such other Subsidiary of Parent as the surviving corporation (the “Merger”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement.
      In connection with the execution by Parent of the Merger Agreement, Parent has received an equity funding letter, dated the date hereof (the “HCPSS Equity Funding Letter”), from Harbinger Capital Partners Special Situations Fund, L.P. (“HCPSS”) addressed to Parent, that, subject to the terms and conditions therein, provides for up to $51,645,000 of the equity financing required in connection with the transactions contemplated by the Merger Agreement (the “HCPSS Equity Commitment”). Subject to the terms and conditions of this letter agreement, the undersigned, Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), also is willing to provide up to $223,355,000 of the equity financing required in connection with the transactions contemplated by the Merger Agreement.
      Subject to the satisfaction in full of all of the conditions set forth in Sections 7.1 and 7.3 of the Merger Agreement or, to the extent not satisfied, the waiver thereof by Parent (with the approval of the Master Fund and HCPSS), the Master Fund (and/or one or more of its Affiliates) shall, at the Closing, make an aggregate equity contribution to Parent of up to $223,355,000 (the ”Master Fund Equity Amount”), with such Master Fund Equity Amount being reduced on an equivalent dollar-for-dollar basis with the HCPSS Equity Commitment to the extent that lesser amounts are required in connection with the transactions contemplated by the Merger Agreement (the Master Fund Equity Amount, as the same may be reduced pursuant to this sentence, the “Equity Cap”). The Master Fund will be under no obligation under any circumstances to (i) contribute equity in excess of the Equity Cap to Parent or to any other Person in connection with the consummation of the transactions contemplated by the Merger Agreement or (ii) pay any amount to Apple or to any other Person in the event Parent or MergerSub has any liability to Apple for monetary damages arising out of a breach by Parent or MergerSub of the Merger Agreement, in excess of the applicable amounts specified in the seventh paragraph of this letter agreement.
      The Master Fund hereby represents and warrants that:

a) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action and do not contravene any provision of the Master Fund’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Master Fund or its assets;

b) this letter agreement constitutes a legal, valid and binding obligation of the Master Fund enforceable against the Master Fund in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affect-

ing creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

c) the Master Fund has sufficient cash on hand or capital commitments to satisfy its obligations under this letter agreement, and will take no action that would limit its ability or obligation to satisfy such obligations.

      Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no Person other than the Master Fund shall have any obligation hereunder and that, notwithstanding that the Master Fund is a company organized under the laws of the Cayman Islands, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of the Master Fund or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of the Master Fund or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of the Master Fund under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, that nothing herein shall relieve Parent or MergerSub from any liability or obligation under the Merger Agreement or HCPSS from any liability or obligation under the HCPSS Equity Funding Letter.
      The Master Fund acknowledges that Apple has relied on this letter agreement and is an express third-party beneficiary hereof. This letter agreement is not intended to, and does not, confer upon any Person, other than Parent and Apple, rights or remedies hereunder or in connection herewith.
      The Master Fund absolutely, unconditionally and irrevocably guarantees to Apple, the due and punctual observance, performance and discharge of the obligations, if any, of Parent and MergerSub, (i) to pay any liability of Parent or MergerSub to Apple for monetary damages arising out of a breach by Parent or MergerSub of the Merger Agreement and (ii) following the termination of the Merger Agreement, for payment of the MergerSub Termination Fee to Apple to the extent such fee is due and payable in accordance with the terms of Section 8.3(b) of the Merger Agreement. The Master Fund acknowledges that Apple will, subject to the limitations of the next two sentences of this paragraph, have direct recourse to the Master Fund for such amounts. Under no circumstances shall the maximum liability of the Master Fund exceed $40,610,000 under clause (i) or $60,915,000 under clause (ii) of the first sentence of this paragraph. For the avoidance of doubt, the parties agree and acknowledge that the guarantees of payment remedies (and the Master Fund’s payment obligations pursuant thereto) set forth in clauses (i) and (ii) of the first sentence of this paragraph are mutually exclusive and Apple shall only be entitled to seek performance by the Master Fund under either clause (i) or clause (ii) of the first sentence of this paragraph but not both clauses of such sentence.
      In the event that the Merger Agreement is terminated, this letter agreement shall automatically terminate and be of no further force or effect without further action by the parties hereto on the date that is 60 days subsequent to the termination of the Merger Agreement if no claim for performance or monetary damages has been made hereunder prior to the 60th day subsequent to the termination of the Merger Agreement. If such a claim has been made prior to the date that is 60 days subsequent to the termination of the Merger Agreement, this letter agreement shall terminate upon final resolution of such claim.
      The Master Fund’s liability under this letter agreement shall be limited to monetary damages only (and such damages shall not include any special, indirect, punitive or consequential damages) and shall be limited to a breach of this letter agreement.

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      The Master Fund shall be entitled to assign all or a portion of its obligations hereunder to one or more of its Affiliates that agree to assume the Master Fund’s obligations hereunder, provided that the Master Fund shall remain obligated to perform its obligations hereunder to the extent not performed by such Affiliate(s). This letter agreement shall not be assignable by Parent without Master Fund’s prior written consent.
      This letter agreement may not be terminated (except as otherwise provided herein), amended, and no provision waived or modified, except by an instrument in writing signed by the Master Fund and Parent; provided that any termination, amendment, waiver or modification prior to the Effective Time or the payment of the Merger Consideration or the Option Merger Consideration shall require Apple’s prior written consent which shall not be unreasonably withheld.
      This letter agreement shall be governed and construed in accordance, with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this letter agreement shall be heard and determined exclusively in the state courts located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state courts located in the State of Delaware for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto or between any of the parties hereto and the express third-party beneficiary hereof, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.
      This letter agreement may be executed in and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
SIGNATURE PAGE FOLLOWS

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Very truly yours,

HARBINGER CAPITAL PARTNERS
MASTER FUND I, LTD.

By: Harbinger Capital Partners
Offshore Manager, L.L.C., as its
investment manager

By:	/s/ Philip Falcone

Name: Philip Falcone
Title: Senior Managing Director
Accepted and agreed to
on this 19th day of October, 2006:
APN HOLDING COMPANY, INC.

By:	/s/ Philip Falcone

Name: Philip Falcone
Title: Vice President and Senior Managing Director

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Annex C2
Harbinger Capital Partners Special Situations Fund, L.P.
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022
October 19, 2006
APN Holding Company, Inc.
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022
Ladies and Gentlemen:
      Reference is made to that certain Agreement and Plan of Merger, dated as of October 19, 2006 (as amended from time to time, the “Merger Agreement”), by and among APN Holding Company, Inc., a Delaware corporation (“Parent”), APN Mergersub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“MergerSub”), and Applica Incorporated, a Florida corporation (“Apple”), pursuant to which MergerSub shall merge with and into Apple with Apple as the surviving corporation or, at the election of Parent (as provided in the Merger Agreement), Apple shall merge with and into MergerSub or another Subsidiary of Parent with MergerSub or such other Subsidiary of Parent as the surviving corporation (the “Merger”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement.
      In connection with the execution by Parent of the Merger Agreement, Parent has received an equity funding letter, dated the date hereof (the “Master Fund Equity Funding Letter”), from Harbinger Capital Partners Master Fund I, Ltd. (“Master Fund”) addressed to Parent, that, subject to the terms and conditions therein, provides for up to $223,355,000 of the equity financing required in connection with the transactions contemplated by the Merger Agreement (the “Master Fund Equity Commitment”). Subject to the terms and conditions of this letter agreement, the undersigned, Harbinger Capital Partners Special Situations Fund, L.P. (“HCPSS”), also is willing to provide up to $51,645,000 of the equity financing required in connection with the transactions contemplated by the Merger Agreement.
      Subject to the satisfaction in full of all of the conditions set forth in Sections 7.1 and 7.3 of the Merger Agreement or, to the extent not satisfied, the waiver thereof by Parent (with the approval of the Master Fund and HCPSS), HCPSS (and/or one or more of its Affiliates) shall, at the Closing, make an aggregate equity contribution to Parent of up to $51,645,000 (the “HCPSS Equity Amount”), with such HCPSS Equity Amount being reduced on an equivalent dollar-for-dollar basis with the Master Fund Equity Commitment to the extent that lesser amounts are required in connection with the transactions contemplated by the Merger Agreement (the HCPSS Equity Amount, as the same may be reduced pursuant to this sentence, the “Equity Cap”). HCPSS will be under no obligation under any circumstances to (i) contribute equity in excess of the Equity Cap to Parent or to any other Person in connection with the consummation of the transactions contemplated by the Merger Agreement or (ii) pay any amount to Apple or to any other Person in the event Parent or MergerSub has any liability to Apple for monetary damages arising out of a breach by Parent or MergerSub of the Merger Agreement, in excess of the applicable amounts specified in the seventh paragraph of this letter agreement.
      HCPSS hereby represents and warrants that:

a) the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action and do not contravene any provision of the HCPSS’ partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on HCPSS or its assets;

b) this letter agreement constitutes a legal, valid and binding obligation of HCPSS enforceable against HCPSS in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

c) HCPSS has sufficient cash on hand or capital commitments to satisfy its obligations under this letter agreement, and will take no action that would limit its ability or obligation to satisfy such obligations.

      Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no Person other than HCPSS shall have any obligation hereunder and that, notwithstanding that HCPSS is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of HCPSS or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of HCPSS or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of HCPSS under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, that nothing herein shall relieve Parent or MergerSub from any liability or obligation under the Merger Agreement or the Master Fund from any liability or obligation under the Master Fund Equity Funding Letter.
      HCPSS acknowledges that Apple has relied on this letter agreement and is an express third-party beneficiary hereof. This letter agreement is not intended to, and does not, confer upon any Person, other than Parent and Apple, rights or remedies hereunder or in connection herewith.
      HCPSS absolutely, unconditionally and irrevocably guarantees to Apple, the due and punctual observance, performance and discharge of the obligations, if any, of Parent and MergerSub, (i) to pay any liability of Parent or MergerSub to Apple for monetary damages arising out of a breach by Parent or MergerSub of the Merger Agreement and (ii) following the termination of the Merger Agreement, for payment of the MergerSub Termination Fee to Apple to the extent such fee is due and payable in accordance with the terms of Section 8.3(b) of the Merger Agreement. HCPSS acknowledges that Apple will, subject to the limitations of the next two sentences of this paragraph, have direct recourse to HCPSS for such amounts. Under no circumstances shall the maximum liability of HCPSS exceed $9,390,000 under clause (i) or $14,085,000 under clause (ii) of the first sentence of this paragraph. For the avoidance of doubt, the parties agree and acknowledge that the guarantees of payment remedies (and HCPSS’ payment obligations pursuant thereto) set forth in clauses (i) and (ii) of the first sentence of this paragraph are mutually exclusive and Apple shall only be entitled to seek performance by HCPSS under either clause (i) or clause (ii) of the first sentence of this paragraph but not both clauses of such sentence.
      In the event that the Merger Agreement is terminated, this letter agreement shall automatically terminate and be of no further force or effect without further action by the parties hereto on the date that is 60 days subsequent to the termination of the Merger Agreement if no claim for performance or monetary damages has been made hereunder prior to the 60th day subsequent to the termination of the Merger Agreement. If such a claim has been made prior to the date that is 60 days subsequent to the termination of the Merger Agreement, this letter agreement shall terminate upon final resolution of such claim.
      HCPSS’ liability under this letter agreement shall be limited to monetary damages only (and such damages shall not include any special, indirect, punitive or consequential damages) and shall be limited to a breach of this letter agreement.

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      HCPSS shall be entitled to assign all or a portion of its obligations hereunder to one or more of its Affiliates that agree to assume HCPSS’ obligations hereunder, provided that HCPSS shall remain obligated to perform its obligations hereunder to the extent not performed by such Affiliate(s). This letter agreement shall not be assignable by Parent without HCPSS’ prior written consent.
      This letter agreement may not be terminated (except as otherwise provided herein), amended, and no provision waived or modified, except by an instrument in writing signed by HCPSS and Parent; provided that any termination, amendment, waiver or modification prior to the Effective Time or the payment of the Merger Consideration or the Option Merger Consideration shall require Apple’s prior written consent which shall not be unreasonably withheld.
      This letter agreement shall be governed and construed in accordance, with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this letter agreement shall be heard and determined exclusively in the state courts located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state courts located in the State of Delaware for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto or between any of the parties hereto and the express third-party beneficiary hereof, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.
      This letter agreement may be executed in and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
SIGNATURE PAGE FOLLOWS

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Very truly yours,

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners
Special Situations GP, LLC, as its general partner

By: HMC — New York, Inc.

By:	/s/ Philip Falcone

Name: Philip Falcone
Title: Senior Managing Director
Accepted and agreed to
on this 19th day of October, 2006:
APN HOLDING COMPANY, INC.

By:	/s/ Philip Falcone

Name: Philip Falcone
Title: Vice Presdient and Senior Managing Director

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APPLICA INCORPORATED
3633 Flamingo Road
Miramar, Florida 33027
SPECIAL MEETING OF SHAREHOLDERS DECEMBER 28, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
     The undersigned hereby appoints Harry D. Schulman and Terry L. Polistina, each with power to act without the other and with full power of substitution and resubstitution, as proxy or proxies of the undersigned to vote, as specified below, all common stock, par value $0.10 per share, of Applica Incorporated owned by the undersigned which the undersigned would be entitled to vote if personally present at, and to attend for such purposes, the Special Meeting of Shareholders to be held at Applica’s executive offices located at 3633 Flamingo Road, Miramar, Florida 33027 on December 28, 2006, at 11:00 a.m., Eastern Standard Time, or any adjournment or postponement thereof.
(Continued and to be signed on the other side.)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.
     The undersigned hereby instructs said proxies or their substitutes:

Proposal 1.	To adopt the Agreement and Plan of Merger, dated as of October 19, 2006, between Applica Incorporated, APN Holding Company, Inc. and APN Mergersub, Inc. (the “Merger Agreement”).
☐  FOR                        ☐  AGAINST                         ☐  ABSTAIN

Proposal 2.	To adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient shares present or represented at the meeting to constitute a quorum or insufficient votes at the time of the meeting to adopt the Merger Agreement.
☐  FOR                        ☐  AGAINST                         ☐  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the Special Meeting.
     WHEN THIS PROXY IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF YOU FAIL TO VOTE BY PROXY OR IN PERSON, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT AND “AGAINST” APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL. IF YOU RETURN A PROPERLY SIGNED PROXY CARD BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL. SHAREHOLDERS THAT ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.
     YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement, ratifies all that said proxy or proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.
     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ___________________________

/s/
Signature

/s/
Signature